    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1999

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                CORECOMM LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              BERMUDA                                4812                                 NONE
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                  CEDAR HOUSE
                                41 CEDAR AVENUE
                            HAMILTON, HM 12 BERMUDA
                                 (441) 295-2244
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CORECOMM LIMITED
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8485
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                JOHN C. KENNEDY, ESQ.                               RICHARD J. LUBASCH, ESQ.
      PAUL, WEISS, RIFKIND, WHARTON & GARRISON                          CORECOMM LIMITED
             1285 AVENUE OF THE AMERICAS                              110 EAST 59TH STREET
              NEW YORK, NEW YORK 10019                              NEW YORK, NEW YORK 10022
                   (212) 373-3000                                        (212) 906-8485

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: At such time or times on and after which the Registration Statement becomes effective as the Selling Stockholders may determine.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED             PER SHARE                PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Notes due
  2006...............................      $175,000,000               100%               $175,000,000             $48,650
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
share (1)............................          (2)                    -0-                    -0-                   -0-(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The Common Stock includes common stock purchase rights (the "Rights"). The Rights are associated with and trade with the Common Stock. The value, if any, of the Rights will be reflected in the market price of the Common Stock.
(2) Includes the shares of Common Stock initially issuable upon conversion of the Convertible Notes at the rate of 24.3368 shares of Common Stock per $1,000 principal amount of Convertible Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the Convertible Notes by reason of adjustment of the conversion price in certain circumstances outlined in the prospectus. See "Description of Convertible Notes -- Conversion." Also includes such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.
(3) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Convertible Notes, because no additional consideration will be received in connection with the exercise of the conversion privilege.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to completion, dated November 1, 1999

PROSPECTUS

                                CORECOMM LIMITED
                           -------------------------

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                           AND SHARES OF COMMON STOCK

                           -------------------------

     Selling securityholders who are identified in this prospectus may use this prospectus to offer and sell an indeterminate number of:

     - our 6% Convertible Subordinated Notes due 2006

     - shares of our common stock which will be issued upon conversion of the convertible notes

     We will not receive any proceeds from the sale of convertible notes or shares by the selling securityholders. The offering price for the convertible notes is not set but will be determined according to negotiation between a selling securityholder and the prospective purchaser. The offering price for the common stock will be negotiated or, if sold on the Nasdaq National Market, at the prevailing market price. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the convertible notes and the common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol COMM. On October 28, 1999, the last reported sales price of the common stock was $37.13 per share. There is no public market for the convertible notes, and we do not intend to apply for listing of them on the Nasdaq National Market or any other securities exchange or to seek approval for quotation of them through any automated quotation system.

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is              , 1999

     In this prospectus, the terms "Company," "CoreComm," "we," "us" and "our" refer to CoreComm Limited and, unless the context requires otherwise, its consolidated subsidiaries.

     The term "Acquisitions" refers to the acquisitions of MegsINet Inc. and certain assets of USN Communications, Inc. in May 1999, the assets of Stratos Internet Group, Inc. in November 1998, the operating assets and related liabilities of OCOM Corporation in June 1998, and Digicom, Inc. and the operating assets of JeffRand Corp. (known as Wireless Outlet) in April 1998.

     Neither the convertible notes nor the common stock have been recommended by any federal or state securities commission or regulatory authority or the Registrar of Companies of Bermuda or the Bermuda Monetary Authority. Furthermore, these authorities have not confirmed that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

     WE HAVE NOT UNDERTAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF THE SHARES OUTSIDE THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE THE UNITED STATES. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE SHARES AND THE DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.
                           -------------------------

     Smart LECSM is a service mark of CoreComm Limited.

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere or incorporated by reference into this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making a decision. Various statements in this prospectus are forward-looking statements. Please refer to the section entitled "Disclosure Regarding Forward-looking Statements." Smart LEC(SM) is a service mark of CoreComm Limited.

                                CORECOMM LIMITED

     We are a holding company whose main asset is our wholly-owned subsidiary, CoreComm, Inc. We intend to pursue other opportunities (in addition to those through CoreComm, Inc.) in the telecommunications industry as they arise.

                                 CORECOMM, INC.

     CoreComm, Inc. is an innovative communications company that provides integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through our "Smart Local Exchange Carrier," or "Smart LEC(SM)," network strategy and by offering bundled packages of services which are intended to provide customers greater choice, flexibility and value than typical offerings from other operators. Our goal is to expand our facilities, geography and services to become a leading switch-based communications provider in selected major markets across the United States.

     We currently offer local and long distance telephone, Internet access and intend to offer high-speed data services to business and residential customers located principally in the following states: Ohio, Illinois, Michigan, New York and Massachusetts. As of June 30, 1999, we had a total of approximately 100,000 business and residential telephony access lines in service and approximately 80,000 Internet customers. We currently operate an asynchronous transport mode, or "ATM," network, which connects more than 80 cities using approximately 20,000 route miles of leased broadband circuits, which we are expanding even further to be national in scope. This will allow us to take advantage of economies of scale in the delivery of voice, video and data. We have been developing our multi-service offerings since 1996 and are in the process of expanding our products to include high speed services utilizing Digital Subscriber Line, or "DSL," technology. With DSL, a single copper loop can be used to deliver telephony and high speed data services simultaneously. We are currently in various stages of constructing our Smart LEC network in six of the largest markets in the U.S., which represent approximately 18 million access lines.

     Our success primarily depends upon our management's approach to our network, back office and customer acquisition, as well as our ability to:

     - target large, underserved segments in concentrated metropolitan areas, addressing the underlying demand for consumer choice in traditional telephony as well as growing demand for high-speed data services;

     - capture multiple revenue streams through offering customers bundled service offerings, differentiated from other providers;

     - deliver "Internet Centric" product offerings and support to our customers;

     - leverage proven management talent; and

     - utilize Smart LEC strategy to maximize speed to market and minimize investment risk.

     In May 1999, we completed two significant strategic acquisitions. We acquired MegsINet Inc., a national Internet service provider with a national ATM network and local telecommunications facilities in

Chicago. We acquired MegsINet for $16.8 million in cash and 2.1 million shares of common stock. In addition, we assumed or repaid $21.3 million of MegsINet debt.

     In addition to MegsINet, in May 1999, we acquired the wireline assets of USN Communications, Inc., which was a competitive local exchange carrier that operated on a resale basis. We purchased the USN assets for $26.4 million in cash, warrants to purchase 525,000 shares of common stock and a potential contingent payment to be paid in July 2000 (which is capped at $58.6 million). The contingent payment is payable only if the USN assets meet or exceed operating performance thresholds. We purchased the USN assets through the bankruptcy court process.

     Prior to our spinoff from Cellular Communications of Puerto Rico, Inc., which we refer to as "CCPR," in September 1998, CCPR contributed to us $181.0 million in cash, businesses, assets and licenses. The cash has been used to finance our acquisitions of USN and MegsINet and for general corporate purposes. In addition, we have issued shares of our common stock and options or warrants to purchase our common stock in connection with those acquisitions, totaling $43.2 million (as valued in accordance with GAAP). We have contributed all of these assets to CoreComm, Inc., other than $40.0 million in cash.
                           -------------------------

     Our common stock is listed on the Nasdaq National Market and trades under the symbol "COMM." Our office is located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8485. We also have offices at Cedar House, 41 Cedar Avenue, Hamilton, HM, 12, Bermuda, (441) 295-2244.

                              CORPORATE STRUCTURE

     We are a Bermuda corporation that was formed in March 1998 as a subsidiary of CCPR (formerly CoreComm Incorporated), which has since become a wholly-owned subsidiary of SBC Communications, Inc. CCPR created us in order to pursue new telecommunications opportunities. Prior to spinning us off, CCPR contributed to us, which we then contributed to CoreComm, Inc., the operating assets of OCOM, the capital stock of Digicom, the assets of Wireless Outlet and the subsidiary that owns our LMDS licenses. CCPR spun us off in September 1998. We are a holding company that conducts our operations through direct and indirect subsidiaries.

     The following chart sets forth our corporate structure:

                                  [Flow Chart]
---------------

(1) We have other subsidiaries which are not material to our business.

(2) None of our subsidiaries are guaranteeing or providing credit support for the convertible notes. We currently anticipate obtaining additional financing at the subsidiary level in the future.

                                  THE OFFERING

Securities Offered............   Up to $175,000,000 aggregate principal amount
                                 of our 6% Convertible Subordinated Notes due
                                 2006 and up to 4,258,944 shares of our common stock, plus such indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the convertible notes by reason of adjustment to the conversion price in certain circumstances described in this prospectus.

Maturity......................   October 1, 2006

Interest......................   April 1 and October 1 of each year, commencing
                                 April 1, 2000

Conversion....................   The convertible notes, unless previously
                                 redeemed, will be convertible at the option of the holder of them at any time after 90 days following the date of their original issuance and prior to maturity into shares of common stock at a conversion price of $41.09 per share, subject to adjustment in certain events.
                                 Please refer to the section entitled
                                 "Description of Convertible
                                 Notes -- Conversion."

Optional Redemption...........   On or after October 1, 2002, we may redeem some
                                 or all of the convertible notes at any time at the redemption prices, and subject to certain limitations, described in the section
                                 "Description of Convertible Notes" under the heading "Optional Redemption."

Ranking.......................   The convertible notes are general unsecured
                                 obligations ranking junior to all of our existing and future senior debt (as we define it in this prospectus). In addition, they will effectively rank behind all of our secured debts to the extent of the value of the assets securing those debts and all existing and future debts and other liabilities of our subsidiaries. As of June 30, 1999, assuming we had completed this offering, the convertible notes would have been effectively subordinated to $19.9 million of indebtedness of our subsidiaries and $48.4 million of other liabilities of our subsidiaries.

                                 As of June 30, 1999, CoreComm Limited had no senior debt or secured debt outstanding. The indenture governing the convertible notes does not limit the amount of indebtedness that we or our subsidiaries may incur in the future.

Change of Control.............   If we experience specific kinds of changes in
                                 control, we must offer to repurchase the convertible notes at the prices listed in the section "Description of Convertible Notes" under the heading "Repurchase at the Option of Holders."

Risk Factors..................   Please refer to "Risk Factors" for a discussion
                                 of certain factors that should be considered in evaluating an investment in the convertible notes.

Use of Proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities sold pursuant to this prospectus. We will not receive any proceeds from sales by the selling securityholders of the offered securities.

United States Federal Tax
  Considerations..............   There are certain federal income tax
                                 considerations associated with purchasing, holding and disposing of the convertible notes and our common stock. Please refer to "Certain
                                 United States Federal Tax Considerations."

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The historical financial information presented below of the Company and its predecessor, the operating assets of OCOM Corporation, which we refer to as the "OCOM Corporation Telecoms Division," was derived from the consolidated financial statements and the related notes included in this prospectus. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. The unaudited pro forma financial information gives effect to the Acquisitions. The unaudited pro forma financial information is not necessarily indicative of the actual results of operations that would have occurred had the Acquisitions actually occurred on the assumed dates or expected future results.

     You should read the following information in conjunction with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," the consolidated financial statements and the related notes and the other financial data appearing in this prospectus.

                                                                                      HISTORICAL
                                                                 ----------------------------------------------------
                                                                                                      THE PREDECESSOR
                                           PRO FORMA                          COMPANY                     (OCOM)
                                 -----------------------------   ----------------------------------   ---------------
                                                                                FOR THE PERIOD FROM
                                                                                   APRIL 1, 1998
                                  SIX MONTHS                      SIX MONTHS     (DATE OPERATIONS         FOR THE
                                    ENDED         YEAR ENDED        ENDED          COMMENCED) TO        PERIOD FROM
                                   JUNE 30,      DECEMBER 31,      JUNE 30,        DECEMBER 31,       JANUARY 1, 1998
                                     1999            1998            1999             1998(1)         TO MAY 31, 1998
                                 ------------   --------------   ------------   -------------------   ---------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues.......................    $ 55,736       $ 148,174        $ 16,032          $  6,713             $ 1,452
Costs and expenses
  Operating expenses...........      51,674         131,205          14,150             5,584                 772
  Selling, general and
     administrative
     expenses..................      46,339         204,210          19,520            18,575(2)            3,205
  Depreciation and
     amortization..............       8,968          13,656           2,882               980                 257
  Corporate expenses...........       4,143              --           4,143                --                  --
  Nonrecurring charges.........          --          28,987(3)           --                --                  --
                                   --------       ---------        --------          --------             -------
     Total costs and
       expenses................     111,124         378,058          40,695            25,139               4,234
                                   --------       ---------        --------          --------             -------
Operating loss.................     (55,388)       (229,884)        (24,663)          (18,426)             (2,782)
Other income (expense), net....         654           1,512           2,087             2,171                  --
                                   --------       ---------        --------          --------             -------
Net loss.......................    $(54,734)      $(228,372)       $(22,576)         $(16,255)            $(2,782)
                                   ========       =========        ========          ========             =======
Basic and diluted net loss per
  share........................    $  (2.45)      $  (10.43)       $  (1.11)         $   (.82)            $  (.14)
Weighted average shares........      22,331          21,896          20,421            19,785              19,776
OTHER DATA:
Capital expenditures...........         N/A             N/A        $  7,255          $  2,344             $   623
EBITDA(4)......................    $(42,277)      $(187,241)       $(17,638)         $(12,860)            $(2,525)

                                                                  AS OF JUNE 30, 1999
                                                              ----------------------------
                                                              HISTORICAL    AS ADJUSTED(5)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $ 76,145        $244,833
Working capital.............................................     40,383         209,071
Fixed assets -- net.........................................     68,570          68,570
Total assets................................................    271,205         446,205
Subsidiary debt and capital lease obligations (includes
  current portion)..........................................     19,947          19,947
Convertible notes...........................................         --         175,000
Stockholders' equity........................................    201,068         201,068

---------------

(1) During the period from April 1, 1998 (date operations commenced) to December 31, 1998, CCPR made the following contributions to us prior to our spin-off by CCPR: (a) businesses acquired by CCPR in April and June 1998 and (b) the subsidiary that owns various LMDS licenses in Ohio that were acquired for an aggregate of $25.2 million.

(2) Includes a compensation charge of $4.6 million from the issuance of our stock options for the period from April 1, 1998 (the date our operations commenced) to December 31, 1998.

(3) Nonrecurring charges were incurred by USN during the year ended December 31, 1998, primarily related to a restructuring plan.

(4) EBITDA consists of earnings (loss) before income taxes plus net interest expense and depreciation and amortization expense. It also excludes compensation charge from the issuance of stock options, corporate expenses and nonrecurring charges. You should not think of EBITDA as an alternative measure of operating results or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. We have included EBITDA because it is a widely used financial measure of the potential capacity of a company to incur and service debt. Our reported EBITDA may not be comparable to similarly titled measures used by other companies.

(5) The as adjusted balance sheet information gives effect to the offering of convertible notes.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information About Us." You should particularly evaluate the following risks before deciding to purchase the convertible notes or the common stock issuable upon conversion of the convertible notes. Various statements in this prospectus (including some of the following factors) constitute forward-looking statements. Please refer to the section entitled "Disclosure Regarding Forward-looking Statements."

RISK FACTORS RELATING TO THE CONVERTIBLE NOTES

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE CONVERTIBLE NOTES.

     We have substantial debt and debt service obligations. As of June 30, 1999, we would have had $194.9 million of consolidated indebtedness outstanding and $201.1 million of stockholders' equity giving effect to the issuance of the convertible notes. We are also currently negotiating with equipment manufacturers for significant vendor financing. In addition, from time to time, we may pursue additional debt financing arrangements. The indenture governing the convertible notes does not restrict our or our subsidiaries' ability to incur additional indebtedness.

     The substantial amount of debt that we have and that we or our subsidiaries may incur in the future could have important consequences for you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the convertible notes;

     - limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

  THE CONVERTIBLE NOTES ARE SUBORDINATED AND UNSECURED.

     The convertible notes are general unsecured obligations ranking junior to all our existing and future senior debt. In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of this subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the convertible notes only after all of our senior debt (as defined in this prospectus) and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the convertible notes. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including senior debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes.

     Please refer to the section entitled "Description of Convertible Notes -- Subordination of Convertible Notes."

  BECAUSE WE ARE A HOLDING COMPANY, YOUR RIGHT TO RECEIVE PAYMENT ON THE CONVERTIBLE NOTES IS EFFECTIVELY JUNIOR TO OUR SUBSIDIARIES' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF OUR FUTURE BORROWINGS, AND PAYMENT ON THE CONVERTIBLE NOTES EFFECTIVELY DEPENDS ON RECEIVING INCOME FROM OUR SUBSIDIARIES WHICH HAVE NO OBLIGATIONS TO MAKE ANY PAYMENTS ON THE CONVERTIBLE NOTES.

     We are a holding company and we conduct our operations entirely through our subsidiaries. We have few assets of significance other than the capital stock of CoreComm, Inc. and our other subsidiaries. Consequently, we are dependent upon dividends or other intercompany transfers of funds from our direct and indirect subsidiaries to meet our debt service obligations, including those related to the convertible notes. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the convertible notes. Our subsidiaries do not guarantee the payment of the convertible notes. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to our subsidiaries' assets. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

     Our subsidiaries are permitted to enter into various debt agreements that restrict their ability to pay dividends, make advances or otherwise distribute funds to us. We cannot assure you that CoreComm, Inc. or any of our other subsidiaries will be able to pay dividends or otherwise distribute funds to us in an amount sufficient to pay the principal of or interest on the convertible notes.

     The convertible notes are effectively junior in right of payment to all of our subsidiaries' existing or future indebtedness and other liabilities. As of June 30, 1999, our subsidiaries had $19.9 million of indebtedness and $48.4 million of other liabilities. Our subsidiaries intend to incur significant indebtedness in the future (including vendor financing described in the section entitled "Description of Our Other Indebtedness"). The indenture governing the convertible notes permit our subsidiaries to incur indebtedness and other liabilities without restriction. If indebtedness is issued by a subsidiary, the holders' claim for any shortfall would effectively rank senior to the convertible notes with respect to such subsidiary's assets. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the convertible notes upon an acceleration of the maturity of the convertible notes.

  RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.

     Any debt instruments for future indebtedness incurred by us or our subsidiaries are expected to contain a number of covenants which may significantly limit our or our subsidiaries' ability to, among other things:

     - borrow additional money;

     - make capital expenditures and other investments;

     - pay dividends;

     - merge, consolidate or dispose of our assets; and

     - enter into transactions with related entities.

     In addition, in the future our debt instruments or those of our subsidiaries may contain financial maintenance covenants. If we fail to comply with these covenants, we will be in default under the applicable debt instrument. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. In addition, complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take. Please refer to the section entitled "Description of Convertible Notes -- Certain Covenants."

  YOU MAY FIND IT DIFFICULT TO SELL YOUR CONVERTIBLE NOTES.

     The initial purchasers of the convertible notes informed us that they currently intend to make a market in the convertible notes. However, they are not obligated to do so and any such market making may be discontinued at any time without notice. We do not intend to apply for listing of the convertible notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, we cannot assure you about the ongoing development or liquidity of any market for the convertible notes. If an active public market for the convertible notes does not develop or is interrupted, the market price and liquidity of the convertible notes may be adversely affected.

     The liquidity of any market for the convertible notes will depend upon various factors, including:

     - the number of holders of the convertible notes;

     - the interest of securities dealers in making a market for the convertible notes;

     - the performance of the common stock into which the convertible notes may be converted;

     - our financial performance and prospects; and

     - our industry's general outlook.

  WE MAY BE UNABLE TO PAY OUR DEBT OBLIGATIONS IF A CHANGE OF CONTROL OCCURS UNDER THE INDENTURE.

     Upon certain change of control events, holders of the convertible notes may require us to repurchase all or a portion of their convertible notes at a purchase price equal to 101% of the principal amount of the convertible notes, plus any additional amounts and any accrued and unpaid interest on the convertible notes. Our ability to repurchase the convertible notes upon a change of control event will be limited by the terms of our other debt agreements, if any, and the debt agreements of our subsidiaries. Upon such a change of control event, we may also be required immediately to repay the outstanding principal and other amounts owed by us under our other financing agreements. In particular, our subsidiaries could be required in the future to make a repurchase offer to the holders of any indebtedness.

     We may not be able to repay amounts outstanding under our other financing agreements or the financing agreements of our subsidiaries, repurchase any indebtedness of our subsidiaries or obtain necessary consents, if any, to repurchase the convertible notes. Any requirement to offer to purchase the convertible notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance that debt, the financing may be on unfavorable terms.

RISK FACTORS RELATING TO THE COMMON STOCK

  OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE.

     Our memorandum of association and by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include the following:

     - we may issue preferred stock with rights senior to those of our common stock;

     - we have a classified board of directors;

     - our by-laws prohibit action by written consent by shareholders; and

     - we require advance notice for nomination of directors and for shareholder proposals.

     The indenture for the convertible notes also contains provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions would require us to make an offer to purchase all of the convertible notes. Provisions such as these in our or our subsidiaries' indebtedness may decrease the likelihood that stockholders will receive a possibly substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     In addition, under our shareholder rights plan, holders of our common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under certain defined circumstances involving a potential change of control as discussed in this prospectus. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock. Please refer to the section entitled "Description of the Capital Stock."

  RESTRICTIONS ON DIVIDENDS.

     We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions.

     In addition, our or our subsidiaries' future debt instruments may restrict our payment of dividends or the payment of dividends or distributions to us by our subsidiaries. Please refer to the sections entitled "--We expect to continue to incur negative cash flow from operations and net losses. Specifically, we expect our revenues from the USN assets will decline significantly" and "Dividend Policy."

  THE MARKET PRICE OF OUR COMMON STOCK AND THE CONVERTIBLE NOTES COULD BE VOLATILE.

     The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the convertible notes could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us and our competitors, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

RISK FACTORS RELATING TO OUR BUSINESS

  WE HAVE HAD MOSTLY NEW OR LIMITED OPERATIONS.

     We have only recently begun to develop the requisite staff and plans necessary to effectively manage and operate our businesses, which include:

     - Smart LEC Businesses:

        - Competitive Local Exchange Carrier, or "CLEC," service, which is local phone service that competes with the older, established regional phone companies such as Ameritech or Bell Atlantic, including Centrex service, which is centralized telecommunications for office buildings, and

        - Internet Service Provider Business;

     - LMDS, which is a wireless system for delivery of multiple telecommunications and television services; and

     - Other businesses, including landline long distance service, paging and cellular telephone service.

Therefore, historical financial information reflects that we are in the early growth stage of our development and may make it more difficult for you to evaluate our performance. You should be aware of the difficulties encountered by enterprises in development, like us, especially in view of the highly competitive nature of the telecommunications industry.

  WE DO NOT HAVE MUCH HISTORY OPERATING AS AN INDEPENDENT COMPANY, WHICH MEANS THAT FUTURE OPERATING RESULTS MAY DIFFER FROM THOSE PRESENTED HERE.

     We were formed from various previously owned subsidiaries of another company, CCPR, as well as from other independent businesses, and have only approximately one year's worth of operating history as an independent public company. Accordingly, you should be aware that the financial statements included with this prospectus may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had we been operating as an independent company during the periods presented.

     Our future results of operations will also depend upon a number of factors and events, including the following:

     - the level of demand for our various services;

     - the substantial competition we encounter in all of our businesses;

     - future unforeseen changes in the regulations that govern our businesses; and

     - the ongoing costs associated with our transition to an independent company.

  WE EXPECT TO CONTINUE TO INCUR NEGATIVE CASH FLOW FROM OPERATIONS AND NET LOSSES. SPECIFICALLY, WE EXPECT OUR REVENUES FROM THE USN ASSETS WILL DECLINE SIGNIFICANTLY.

     On a pro forma basis giving effect to the Acquisitions, we had net losses for the six months ended June 30, 1999 and for the fiscal year ended December 31, 1998 of $54.7 million and $228.4 million, respectively. Capital and operating expenditures for our Smart LEC network and other businesses will result in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial future operating losses, and we cannot assure you that we will achieve or sustain profitability in the future. If we fail to become profitable, it could adversely affect our ability to sustain our operations and to obtain additional required funds. In addition, failing to become profitable would adversely affect our ability to pay the required payments on the convertible notes and our other indebtedness. Please refer to the section entitled "-- Risk Factors Relating to the Convertible Notes."

     We expect that our revenues from our recently acquired USN assets will decline significantly over the next several months as customers continue to leave or "churn" off the service. Until we are satisfied with the quality of the USN operations, we do not intend to actively sell additional lines through USN. Thus, we expect an extended period of revenue declines associated with the USN assets. The decline could be 40% of revenues or more compared with the first half of fiscal year 1999 on an annualized basis. For more information, please refer to the section entitled "Unaudited Pro Forma Financial Information."

  WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY BECAUSE DOING SO DEPENDS ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends on our ability to implement our business strategy in order to increase our earnings and cash flow. Our results of operations and cash flow will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on factors specific to the telecommunications industry and numerous other factors beyond our control. These include changes in:

     - general economic conditions;

     - adverse changes in local markets;

     - lack of attractiveness of a particular product;

     - evolving consumer preferences;

     - federal, state and local regulations;

     - risks of product tampering; and

     - our continued ability to hire and retain qualified management personnel.

     In addition, because of these and other factors, we may not be able to construct our Smart LEC network within the time periods and costs described in this prospectus. If we cannot construct our Smart LEC network or if there are delays or cost overruns, our business, financial condition and results of operations will be adversely affected.

  TO DEVELOP OUR BUSINESS, FUND OUR CAPITAL COMMITMENTS AND SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH.

     The continued development, construction and operation of our business requires substantial capital. Our Smart LEC strategy requires large amounts of capital to build and maintain our network, which includes building through acquisitions. In addition, our businesses that resell services provided by larger, facilities-based companies, will require additional money to acquire new customers and to finance our support of these new customers. Our businesses will also require additional billing, customer service and other back-office expenditures.

     We cannot currently estimate the amount of the development costs of our LMDS services. We anticipate, however, that the costs will be several times the $25.2 million paid for the LMDS licenses, which we purchased through a government auction last year. We are uncertain about these costs because LMDS is a new technology, and there have not yet been enough companies building LMDS networks for there to be a standard for costs of equipment, such as transmitters needed to broadcast signals and receivers to receive the broadcasts.

     In addition, we will require significant amounts of capital to finance our other capital expenditures, meet our operating costs and meet all of our debt service and other obligations as they become due, including a potential contingent cash payment in July 2000 in connection with our acquisition of certain assets of USN.

     We intend to fund these requirements from cash, cash equivalents and marketable securities on hand, future issuances of debt and equity and funds internally generated by our operations. In particular, we expect our business to depend on our ability to raise debt and equity through financings in the public and private markets. We cannot give you any assurance that sufficient resources will be available to meet our expected requirements and obligations. None of our subsidiaries guaranteed or provided any credit support for the convertible notes. Please refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     As a result, we cannot assure you that we will be able to repay our indebtedness, including the convertible notes. Accordingly, we may be required to consider a number of measures, including:

     - limiting or eliminating certain of our business projects, including, without limitation, our entry into additional markets;

     - refinancing all or a portion of our debt;

     - seeking modifications of the terms of our debt;

     - seeking additional debt financing, which would be subject to obtaining necessary lender consents;

     - seeking additional equity financing; or

     - a combination of these measures.

     We cannot assure you that any of the possible measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to our indebtedness. In addition, we cannot assure you that any measures can be accomplished on terms which are favorable to us and our subsidiaries.

  WE MAY NOT BE ABLE TO ASSIMILATE OUR RECENT ACQUISITIONS OR TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES. FAILING TO DO SO WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We entered into the Acquisitions to strengthen our positions in the provision of both Internet and telephone services and to create the opportunity for potential cost savings. Achieving the benefits of the Acquisitions will depend in part on integrating technology, operations and personnel in a timely and efficient manner to minimize the risk that the Acquisitions will result in the unplanned loss of customers or key employees or the continued diversion of the attention of management. Another challenge is to demonstrate to our customers that the Acquisitions will not result in adverse changes in client service standards or business focus and persuade our personnel that our business cultures are compatible. We cannot assure you that the Acquisitions can be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

     In the future, we may acquire or try to acquire products and businesses from, make investments in, or enter into strategic alliances with, companies which have products or distribution networks in our current markets or in areas into which we intend to expand our network. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

     - the difficulty of identifying appropriate acquisition candidates;

     - the difficulty of assimilating the operations of the respective entities;

     - the potential disruption of our ongoing business;

     - the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;

     - the failure to successfully incorporate licensed or acquired trademarks and technology rights into our manufacturing and distribution of our products;

     - the inability to maintain uniform standards, controls, procedures and policies; and

     - the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with these acquisitions, investments, strategic alliances or related efforts. Please refer to the sections entitled "Business -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions."

  WE DEPEND ON THE SERVICES OF A SMALL NUMBER OF KEY MANAGEMENT PEOPLE.

     We believe that our success depends to a significant extent upon the abilities and continued efforts of our senior management, including George S. Blumenthal, our Chairman of the Board of Directors, J. Barclay Knapp, our President, Chief Executive Officer and Chief Financial Officer and Patty J. Flynt, our Senior Vice President and Chief Operating Officer. The loss of the services of any of these people could have a negative effect upon our results of operations and financial condition. You should be aware that several members of senior management are officers and/or directors of other companies and that none of these individuals have entered into employment agreements with us.

  MANY OF OUR OFFICERS AND DIRECTORS FACE POTENTIAL CONFLICTS OF INTEREST BECAUSE THEY ARE OFFICERS AND DIRECTORS OF OTHER COMPANIES IN THE TELECOMMUNICATIONS INDUSTRY, WHICH COULD IMPEDE THEIR ABILITY TO MAKE DECISIONS FOR US. SOME OF OUR OFFICERS AND OTHER EMPLOYEES ARE EMPLOYED BY OUR AFFILIATES.

     Many of our directors and officers are also directors and officers of other companies in our industry and some are employed by our affiliates. In addition, some of our officers and all of our directors are also officers and directors of NTL Incorporated, which is a telecommunications company that has historical ties to us. From time to time, opportunities may arise that would be pursued by one or more of these companies and us at the same time. In addition, as described in "Certain Relationships and Related Transactions," we and NTL have entered into various transactions and service arrangements. Because all of our directors are directors of NTL, decisions about these opportunities or transactions may result in a conflict of interest. In those instances, our board of directors will seek to act, with the advice of our counsel, in a manner consistent with each director's duties to us and our stockholders under the law.

     Furthermore, many of our officers and employees allocate their business time among us and NTL. These officers and employees will not be available on a full-time basis to us in the future and they may have duties to these other companies which may interfere with their duties to us.

  WE FACE HEAVY COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FOR ALL OF THE SERVICES WE CURRENTLY PROVIDE AND THOSE WE INTEND TO PROVIDE IN THE FUTURE.

     CLEC

     In each of our markets, we face competition from larger, better capitalized incumbent local exchange carriers, or "ILECs," including Ameritech and Bell Atlantic, as well as other providers of telecommunications services, such as GTE, other CLECs and cable television companies. We also face competition or prospective competition from other telecommunications companies. For example, AT&T, MCI WorldCom and Sprint, among other carriers, have begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs, or other providers' services. In fact, some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Ameritech to provide local exchange service in states in which we currently operate.

     In addition to these long distance carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     - other CLECs;

     - other long distance carriers;

     - wireless telephone system operators;

     - large customers who build private networks;

     - cable television companies; and

     - other utilities.

     Competition in the CLEC business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing CLECs or inter-exchange carriers, or "IXCs," with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs, including Regional Bell Operating Companies, or "RBOCs," a facilities-based provider can offer single source local and long distance services similar to those we offer. These additional alternatives may provide these competitors with greater flexibility and a lower cost structure than ours. Some of these CLECs and other facilities-based providers of local exchange service are acquiring or being acquired by IXCs. Any of these combined entities may have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephone, that is in direct competition with the products offered or planned to be offered by us.

     INTERNET

     The Internet services market is extremely competitive. We compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy;

     - local, regional and national Internet Service Providers, or "ISPs," such as MindSpring, Rocky Mountain Internet and Internet America;

     - national telecommunications companies, such as AT&T and GTE;

     - RBOCs, such as Ameritech and Bell Atlantic; and

     - online cable services, such as Excite@Home and Roadrunner.

     This competition will increase as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

     Our DSL service offering will also face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, other Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition and better strategic relationships than we do.

     LMDS

     Depending on the services ultimately offered through our LMDS business, it could face the same competition as our CLEC business. In addition, to the extent that it is used to deliver pay television, our planned LMDS business will compete with franchised cable television systems and may face competition from several other types of multichannel video service providers, "MVPDs," such as:

     - Multichannel Multipoint Distribution Systems;

     - Satellite Master Antenna Television Systems;

     - Direct Broadcast Satellite, "DBS," and other television receive-only satellite dishes;

     - video service from telephone companies; and

     - open video system operators.

     MVPDs face competition from other sources of entertainment, such as movie theaters and computer on-line (including Internet) services. Further, premium movie services offered by MVPDs have encountered significant competition from the home video industry. In areas where several off-air television broadcasts can be received without the benefit of terrestrial distribution systems, MVPDs have experienced competition from such broadcasters. Online services and ISPs also serve as a source of competition to MVPDs.

     The Telecommunications Act relaxed the regulatory barriers to entry by ILECs into the provision of video programming in their local telephone service areas, and substantially reduced current and future regulatory burdens on franchised cable television systems, thus potentially resulting in significant additional competition to LMDS operators from local telephone companies and franchised cable television systems.

     OTHER BUSINESSES

     In addition to our CLEC, Internet and LMDS businesses, our other businesses face strong competition as well. These competitive businesses include long distance service, cellular service and paging service. Our long distance service faces competition from long distance carriers, including facilities-based carriers such as AT&T, MCI WorldCom and Sprint and resellers of long distance service. Our cellular service faces competition from other cellular carriers, such as VodaFone AirTouch and AT&T, and from "personal communications service", or "PCS," carriers, such as Sprint PCS. Our paging services are similarly exposed to competition from other providers of paging services operating in the same local markets, regionally or nationally.

     GENERAL

     Some of our present competitors and potential future competitors may have greater financial, technical, marketing, personnel and other resources than us. The competitive environment could have a variety of adverse effects on us. For example, it could:

     - require price reductions in the fees for services and require increased spending on marketing, network capacity and product development;

     - negatively impact our ability to generate greater revenues and profits from sources other than our core local and long distance telephone, cellular and Internet service businesses;

     - limit our ability to develop new products and services;

     - limit our ability to continue to grow our subscriber base; and

     - result in attrition in our subscriber base.

     Any of the above events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on our business, financial condition and operating results.

  OUR RELIANCE ON ILECS AND OTHER FACILITIES-BASED PROVIDERS OF
  TELECOMMUNICATIONS SERVICES AND CHANGES TO OUR AGREEMENTS WITH SUCH PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     We depend upon our agreements with the ILECs operating in our existing and targeted markets. There are two primary types of agreements we enter into with these providers:

     - Interconnection agreements, which specify how we connect our network with the network of the ILECs in each of our markets; and

     - Resale agreements, through which we provide telecommunications services on a resale basis.

     Federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the ILECs to provide access to their networks through interconnection agreements and to offer unbundled elements of their network and retail services at prescribed rates to other telecommunications carriers. The termination of any of our contracts with our carriers or a reduction in the quality or increase in cost of their services could have a material adverse effect on our financial condition and results of operations. We are presently renegotiating two of our interconnection agreements under "renegotiation clauses" that either we or the ILECs have invoked.

     Our interconnection agreements require the ILECs to provide sufficient transmission capacity to keep blocked calls between our networks within industry limits. Accordingly, we are partially dependent on the ILECs in our efforts to provide our customers with superior service and avoid blocked calls. The failure by the ILECs to comply with their obligations under our interconnection agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements may limit our flexibility to price our services at rates that are low enough to attract a sufficient number of customers and permit us to operate profitably.

     Interconnection agreements are subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings, or any modified agreements, could have a material adverse effect on us. In addition, certain aspects of interconnection agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. Please refer to the section entitled "Regulation."

     We rely on telecommunications carriers to transmit our traffic over local and long distance networks. Our dependence on other facilities-based carriers means that we depend on the quality and condition of their networks. These networks may experience disruptions that are not easily remedied. Thus, the following conditions of the facilities-based carriers could cause interruption in service and/or reduced capacity for our customers:

     - physical damage;

     - power loss; and

     - software defects (including the inability to update their systems to be Year 2000 compliant).

     We depend upon cooperation with the ILECs and other providers for the provision and repair of transmission facilities and to provide the services and network components that we order. We may not be able to obtain the facilities and services we require at satisfactory quality levels, rates, terms and conditions, which could delay the buildout of our networks and degrade the quality of service to our subscribers. In particular, we will depend upon the quality of copper lines owned by telephone companies that deliver services to our end users. Particularly sensitive to the quality of these lines will be our planned DSL offering. The quality of service we will be able to provide through that offering will depend in part on the quality of the copper lines.

     In addition, we depend on certain suppliers of network services, hardware and software. If our suppliers fail to provide us with network services, equipment or software in the quantities, at the quality levels or at the times we require, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

     The pace at which are able to add new customers and services could be adversely affected if the ILECs do not provide us with necessary network elements, collocation space, intercompany network connections and the means to share information about customer accounts, service orders and repairs on a timely basis. In addition, our ability to provide high-speed data services through technologies such as DSL will be dependent on our obtaining space from the various ILECs for collocation of our equipment in the ILECs' central offices and elsewhere. In many instances the ILECs do not timely or fully comply with these requirements. Also, the rules governing which elements the ILECs must provide and the cost methodology for providing these elements are currently under FCC and judicial review.

     In the event that our long distance carriers are unable to handle the growth in customer usage, we could try to transfer traffic to a carrier with sufficient capacity, but we cannot be sure that additional capacity will be available. If any of the local exchange carriers are unable to handle the growth in customer usage, we would be required to use another local carrier, which could be difficult in light of the limited number of local carriers with their own facilities. In the event we elect to use other carriers, the charges for services may exceed those under the existing contracts, which could have a material adverse effect on our financial condition and results of operations.

     In addition, the accurate and prompt billing of our customers is dependent upon the timeliness and accuracy of call detail records provided by the carriers whose services we resell. We cannot be sure that our current carriers will continue to provide, or that new carriers will provide, accurate information on a timely basis. A carrier's failure to do so could have a material adverse effect on our ability to bill our customers and, therefore, on our operating results. Please refer to the section entitled "Business."

  THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY REGULATED BY THE FEDERAL GOVERNMENT AND BY STATE GOVERNMENTS, AND POTENTIAL REGULATORY CHANGES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     CLEC AND OTHER BUSINESSES

     In our telephony businesses, we are subject to extensive regulation by the FCC and by the public utility commissions of various states. Changes in statutes, regulations or judicial interpretations could have material adverse effects on our operations. The FCC is currently considering various aspects of local exchange competition, including pricing flexibility for ILECs with regard to interstate access charges assessed on IXCs, universal service payments, eligibility to provide universal service, access to telecommunications services by persons with disabilities, telephone number portability, rates for resold services and unbundled network elements, availability of various ILEC network elements, access to advanced services (e.g., DSL) provided by ILECs, and reciprocal compensation for calls to ISPs. An unfavorable decision on any one of these items could decrease our revenues, increase our costs, and make it more difficult to attract and retain customers. It is impossible to determine at this time how the FCC will rule on any of these issues.

     INTERNET

     We provide Internet services through data transmissions over public telephone lines and their networks. These transmissions are subject to regulation of the FCC and state public utility commissions described above. As an Internet service provider, we are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, we could become subject to FCC or other regulatory agency regulation, especially as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

     There have been various regulations and court cases relating to liability of ISPs and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The United States Supreme Court declared the Communications Decency Act of 1996 to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, and a lower court declared the 1998 Federal Child Online Protection Act to be unconstitutional. Other federal and state statutes continue to prohibit the online distribution of obscene materials. The law in this area is unsettled and there may be new legislation and court decisions that expose ISPs to liabilities or affect their services.

     Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, taxation, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC recently ruled that ISPs are enhanced service providers, calls to ISPs are jurisdictionally interstate, and ISPs should not pay access charges applicable to telecommunications carriers. The FCC is examining inter-carrier compensation for calls to ISPs, which could affect ISPs' costs.

  BECAUSE OF THE FAST PACE OF TECHNOLOGICAL CHANGE IN THE TELECOMMUNICATIONS INDUSTRY, THERE IS A RISK THAT WE WILL FALL BEHIND OR WILL FAIL TO SUCCESSFULLY ADDRESS CHANGE, WHICH COULD HARM OUR ABILITY TO COMPETE AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect of technological changes on our business. However, the cost of implementing emerging and future technologies may be significant, and our ability to fund the implementation of those technologies will depend on our ability to obtain additional financing.

     The Internet services market is characterized by rapid technological change, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to use leading technologies effectively, develop our technical expertise, enhance our existing services and develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving telecommunications industry. Our failure to respond in a timely, cost-efficient and effective manner to new and evolving technologies (such as those offering greater bandwidth services, among others) could have a negative impact on our business and financial results.

     Our business may also be affected by problems caused by computer viruses, security breaches and other inappropriate uses of our network (e.g., email "spamming"). Alleviating these problems may cause interruptions, delays or cessation in service to our members, which could cause them to terminate their membership or assert claims against us.

  OUR INTERNET BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET AS A MEDIUM OF COMMUNICATION AND COMMERCE.

     Our future success in the ISP business substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow, we cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth in this case will slow or stop and our financial results may suffer.

  OUR SERVICES DEPEND UPON OUR NETWORK INFRASTRUCTURE.

     Success in our businesses depends, in part, on the capacity, reliability and security of our Smart LEC network infrastructure. Currently, we provide Internet service over our own network and, as explained more fully in the section entitled "Business," we expect to provide telephony services over our own network in the near future. Network capacity constraints may occur in the future, both at the local and national levels. These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause customers to discontinue service with us. Reducing the incidence of such problems will require constantly expanding and improving our infrastructure, which could be very costly and time consuming.

     We must also protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network operations center. A natural disaster or other unanticipated occurrence at our switch or collocation facilities, network operations center or points-of-presence through which members connect to the Internet, in the networks of telecommunications carriers we use, or in the Internet backbone in general could cause interruptions in our Internet services.

  OUR PLANNED LMDS SYSTEM INVOLVES NEW AND LARGELY UNTESTED TECHNOLOGY, SO THERE IS A RISK THAT UNANTICIPATED TECHNICAL PROBLEMS WILL CAUSE DIFFICULTIES FOR THIS BUSINESS.

     Our planned LMDS broadband wireless telecommunications system uses new technology with a limited operating history whose system architecture remains subject to further development and refinement. In the past, other companies using LMDS have experienced technical difficulties, some of which have affected subscriber acceptance of their systems. Additional technical issues may arise in the course of system deployment that could adversely affect reception quality and our ability to cover different service areas. In addition, we believe that a significant percentage of the households in our LMDS markets may be located in "shadowed" areas capable of receiving the transmitted signal only with the assistance of small, low cost "repeaters," which we may deploy. Two-way services that we may launch will require the development and mass production of special equipment. We cannot be sure that the equipment needed for two-way services will become commercially available at an acceptable cost. You should also be aware that our ability to support high service volumes will be limited to the technology involved in LMDS, including limited available bandwidth.

  WE ARE A BERMUDA COMPANY AND ARE THUS SUBJECT TO THE LAWS OF A FOREIGN COUNTRY THAT DIFFER FROM THE LAWS OF MOST U.S. STATES.

     Our corporate affairs are governed by our memorandum of association and by-laws and by the laws governing corporations incorporated in Bermuda. The rights of our shareholders and the responsibilities of members of our board of directors under Bermuda law are different from those applicable to a corporation incorporated in the United States. Please refer to the section entitled "Description of the Capital Stock."

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted and traded on the Nasdaq National Market under the symbol "COMM." The following table provides, for the periods indicated, the high and low last reported sales prices per share of our common stock as reported on the Nasdaq National Market, as adjusted to give effect to a 3-for-2 stock split by way of stock dividend paid on September 2, 1999.

                                                               COMMON STOCK
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
1998
  Third Quarter (beginning September 4, 1998)..............  $10.00    $ 6.67
  Fourth Quarter...........................................  $11.50    $ 5.00
1999
  First Quarter............................................  $26.08    $10.92
  Second Quarter...........................................  $33.00    $24.17
  Third Quarter............................................  $38.25    $30.80
  Fourth quarter (through October 28, 1999)................  $37.88    $35.75

     The market price of shares of our common stock may fluctuate. As a result, you are urged to obtain current market quotations. On October 28, 1999, the last reported sales price per share for our common stock, as reported on the Nasdaq National Market, was $37.13. As of October 28, 1999, there were approximately 375 recordholders of our common stock. This figure does not reflect beneficial ownership of shares held in nominee name.

                                DIVIDEND POLICY

     Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for future growth and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Our or our subsidiaries' future debt instruments may restrict our payment of dividends on our equity securities, including the common stock.

                                 CAPITALIZATION

     The following table shows our cash, cash equivalents and marketable securities, and capitalization as of June 30, 1999, and as adjusted to give effect to the original offering of the convertible notes. You should read this table together with the consolidated financial statements and related notes incorporated in this prospectus and the information in the sections entitled "Unaudited Pro Forma Financial Information," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                AS OF JUNE 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $ 76,145     $244,833
                                                              ========     ========
Current portion of long-term debt...........................  $  8,552     $  8,552
                                                              ========     ========
Long-term debt(1)
  Subsidiary debt and capital lease obligations(2)..........  $ 11,395     $ 11,395
  Convertible notes.........................................        --      175,000
                                                              --------     --------
     Total long-term debt...................................    11,395      186,395
                                                              --------     --------
Stockholder's equity:
  Common stock, $0.01 par value, 75,000,000 shares
     authorized; 24,221,000 issued and outstanding(3).......       242          242
  Additional paid-in capital................................   239,657      239,657
  (Deficit).................................................   (38,831)     (38,831)
                                                              --------     --------
     Total stockholder's equity.............................   201,068      201,068
                                                              --------     --------
     Total capitalization...................................  $212,463     $387,463
                                                              ========     ========

---------------

(1) We are negotiating with equipment manufacturers including Cisco Systems, Inc., Lucent Technologies, Inc., and Nortel Networks Corporation for significant vendor financing. The vendors may provide equipment financing to our indirect, wholly owned subsidiary, CoreComm Operating Company, Inc. or its subsidiaries. We cannot assure you that any of these negotiations will result in an agreement. Please refer to the section entitled "Description of Our Other Indebtedness."

(2) Represents $6,970,000 of indebtedness and $4,425,000 of capital lease obligations of our subsidiaries that are payable to third parties.

(3) As adjusted for the 3-for-2 stock split by way of stock dividend paid on September 2, 1999. Does not include 7,111,000 shares of common stock subject to options or warrants and approximately 4,259 shares of common stock subject to conversion of the convertible notes.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial information gives effect to (1) the acquisition of the assets and related liabilities of OCOM Corporation in June 1998, (2) the acquisition of all of the outstanding capital stock of Digicom in April 1998, (3) the acquisition of all of the operating assets of JeffRand Corp. (known as Wireless Outlet) in April 1998, (4) the acquisition of Stratos in November 1998, (5) the acquisition of MegsINet in May 1999 and (6) the acquisition of certain assets of USN in May 1999. The pro forma financial information is based on our historical financial statements and the historical financial statements of OCOM, Digicom, Wireless Outlet, Stratos, MegsINet and USN.

     The acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair value, which are subject to further adjustment based upon appraisals and other analysis. The contribution of assets initially acquired by CCPR to us were accounted for at historical cost in a manner consistent with a transfer of entities under common control which is similar to that used in a "pooling of interests." Our historical financial statements include the results of the contributed companies for all periods owned by CCPR.

     The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 gives effect to the Acquisitions as if they had been consummated on January 1, 1998.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable at the time made. We believe that any variations from the available information and assumptions applied will not have a material effect on the pro forma financial statements presented. The unaudited pro forma condensed consolidated financial statements do not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated statements of operations do not reflect any adjustments for synergies that we expect to realize. We cannot assure you as to the amounts of, or that any, cost savings or revenue enhancements will be realized.

     A significant component of the revenues included in the historical pro forma results is associated with our acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had certain difficulties in providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. In May 1999, we purchased the wireline assets of USN out of bankruptcy for $26.4 million in cash, warrants to purchase an aggregate of 525,000 shares of its common stock and a contingent payment based on future operating results that is capped at $58.6 million.

     Since the acquisition, we have been focusing on improving the operations of USN. We do not intend to actively sell additional lines through USN until we are satisfied with the quality of the USN operations.

     Consequently, consistent with our diligence, transaction structure and purchase price, we expect that revenues associated with USN assets will decline significantly over the next several months as customers continue to leave or "churn" off the service. The decline could be as much as 40% of revenues or more compared with the first half of fiscal year 1999 on an annualized basis. However, we anticipate that the future operating results derived from the USN assets will improve once the customer base is stabilized, although we have no way of assuring this. Please refer to the section entitled "Disclosure Regarding Forward-looking Statements."

     The unaudited pro forma financial statements should be read in conjunction with our financial statements and notes thereto, and with the financial statements and notes thereto of OCOM (our predecessor), MegsINet and USN appearing elsewhere in this prospectus.

                                CORECOMM LIMITED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       CORECOMM      MEGSINET        USN
                                      HISTORICAL    HISTORICAL    HISTORICAL    ADJUSTMENTS    PROFORMA
                                      ----------    ----------    ----------    -----------    --------
Revenues............................   $ 16,032      $ 2,785       $ 36,919       $   --       $ 55,736
Operating expenses..................     14,150        3,740         33,784           --         51,674
Selling, general and administrative
  expenses..........................     19,520        3,489         23,330           --         46,339
Corporate expenses..................      4,143           --             --           --          4,143
Depreciation........................      1,710        1,679          4,803     (3,553)(D)        4,639
Amortization........................      1,172           --             80        3,077(A)       4,329
                                       --------      -------       --------       ------       --------
Operating (loss)....................    (24,663)      (6,123)       (25,078)         476        (55,388)
Interest income and other...........      2,305           27           (646)          --          1,686
Interest expense....................       (218)        (814)        (5,405)       5,405(C)      (1,032)
                                       --------      -------       --------       ------       --------
Net income (loss) before
  reorganization items..............   $(22,576)     $(6,910)      $(31,129)      $5,881       $(54,734)
                                       ========      =======       ========       ======       ========
Basic and diluted net (loss) per
  share.............................   $  (1.11)                                               $  (2.45)
                                       ========                                                ========
Weighted average shares.............     20,421                                    1,910         22,331
                                       ========                                   ======       ========

                                CORECOMM LIMITED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   PROFORMA
                                                 PREDECESSOR                                         FOR
                                                   (OCOM)                                        ACQUISITIONS
                                                 JANUARY 1,                                       COMPLETED
                                                    1998                                           PRIOR TO
                                   CORECOMM      TO MAY 31,         OTHER                        DECEMBER 31,     MEGSINET
                                 HISTORICAL(1)     1998(2)     ACQUISITIONS(3)   ADJUSTMENTS         1998        HISTORICAL
                                 -------------   -----------   ---------------   -----------     ------------    ----------
Revenues.......................    $  6,713        $ 1,452         $3,334          $    --         $ 11,499       $ 4,172
Operating expenses.............       5,584            772          2,025               --            8,381         4,867
Selling, general and
  administrative expenses......      13,989          3,205          1,077               --           18,271         2,739
Non-recurring charges..........          --             --             --               --               --            --
Compensation charge from the
  issuance of stock options....       4,586             --             --           (4,586)(B)           --            --
Depreciation...................         749            255            133               --            1,137         1,082
Amortization...................         231              2             --               195(A)           428           --
                                   --------        -------         ------          -------         --------       -------
Operating income (loss)........     (18,426)        (2,782)            99            4,391          (16,718)       (4,516)
Interest income and other......       2,192             --             --               --            2,192            --
Interest expense...............         (21)            --             --               --              (21)         (659)
                                   --------        -------         ------          -------         --------       -------
Net income (loss) from
  continuing
  operations...................    $(16,255)       $(2,782)        $   99          $ 4,391         $(14,547)      $(5,175)
                                   ========        =======         ======          =======         ========       =======
Basic and diluted net (loss)
  per share....................    $   (.82)                                                       $   (.74)
                                   ========                                                        ========
Weighted average shares........      19,785                                                          19,785
                                   ========                                                        ========


                                    USN
                                 HISTORICAL   ADJUSTMENTS    PROFORMA
                                 ----------   -----------    ---------
Revenues.......................  $ 132,503      $    --      $ 148,174
Operating expenses.............    117,957           --        131,205
Selling, general and
  administrative expenses......    183,200           --        204,210
Non-recurring charges..........     28,987           --         28,987
Compensation charge from the
  issuance of stock options....         --           --             --
Depreciation...................      9,317       (6,817)(D)      4,719
Amortization...................        252        8,257(A)       8,937
                                 ---------      -------      ---------
Operating income (loss)........   (207,210)      (1,440)      (229,884)
Interest income and other......     14,973      (14,973)(C)      2,192
Interest expense...............    (30,099)      30,099(C)        (680)
                                 ---------      -------      ---------
Net income (loss) from
  continuing
  operations...................  $(222,336)     $13,686      $(228,372)
                                 =========      =======      =========
Basic and diluted net (loss)
  per share....................                              $  (10.43)
                                                             =========
Weighted average shares........                   2,111         21,896
                                                =======      =========

---------------

(1) For the period from April 1, 1998 (date operations commenced) to December 31, 1998.

(2) Our predecessor for the period from January 1, 1998 to May 31, 1998.

(3) For the periods from January 1, 1998 to date of acquisition.

                                CORECOMM LIMITED

                PRO FORMA ADJUSTMENTS (UNAUDITED) (IN THOUSANDS)

                                                                    YEAR ENDED      SIX MONTHS
                                                                   DECEMBER 31,        ENDED
                                                                       1998        JUNE 30, 1999
                                                                   ------------    -------------
A.   To record the amortization of intangibles(1)
     Amortization of intangibles over 10 years:
     For the acquisitions completed prior to December 31, 1998
     (one year of amortization less the historical amount
     recorded)...................................................    $   195          $    --
                                                                     =======          =======
     For the MegsINet and USN acquisitions, less the historical
     amount recorded.............................................    $ 8,257          $ 3,077
                                                                     =======          =======
B.   To adjust for compensation recorded in connection with our
     spin off to the shareholders of CCPR........................    $(4,586)         $    --
                                                                     =======          =======
C.   To eliminate USN interest income and interest expense from cash not acquired and debt not assumed
D.   To adjust USN depreciation for fixed assets not acquired and for the write down of the fixed assets acquired to fair
     value.......................................................    $(6,817)         $(3,553)
                                                                     =======          =======

---------------

(1) The excess of the purchase price over the net tangible assets acquired is being allocated to intangible assets. The intangible assets arising from the purchase include customer lists and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in the Pro Forma Adjustment that 10 years is a representative blended amortization period.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Our selected financial data that relate to the period from April 1, 1998 to December 31, 1998 have been derived from our historical financial statements audited by Ernst & Young LLP, independent auditors. The selected historical financial data of OCOM that relate to the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the historical financial statements of OCOM audited by Ernst & Young LLP, independent auditors. The selected historical financial data of OCOM as of and for the year ended December 31, 1994 is unaudited and has been derived from the financial statements of OCOM. The accompanying unaudited interim financial information as of June 30, 1999 and for the six months ended June 30, 1999 include all adjustments (consisting only of normal recurring accruals) which are, in our opinion, necessary for a fair presentation of our results of operations for those interim periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     You should read the following information in conjunction with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information," the consolidated financial statements and the related notes and the other financial data appearing in this prospectus.

                                          CORECOMM
                                          LIMITED
                                      ----------------
                                          FOR THE
                                        PERIOD FROM
                                       APRIL 1, 1998               THE PREDECESSOR (OCOM)
                                      (DATE OPERATIONS    ----------------------------------------
                                       COMMENCED) TO              YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,      ----------------------------------------
                                          1998(1)          1997       1996      1995(2)     1994
                                      ----------------    -------    -------    -------    -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues............................      $  6,713        $ 3,579    $ 5,103    $ 4,001    $ 3,690
Costs and expenses..................        25,139          7,954      6,333      8,413      2,987
Net income (loss)...................       (16,255)        (4,379)    (1,097)    (4,154)     1,048
Basic and diluted net (loss) per
  share.............................      $   (.82)       $  (.22)   $  (.06)   $  (.25)   $   .07
Weighted average shares.............        19,785         19,613     19,794     16,605     14,801
OTHER DATA(3):
  Capital expenditures..............         2,344          1,435        183        180         81
  Ratio of earnings to fixed
     charges(4).....................            --             --         --         --         22x

                                                                                     THE
                                                                                 PREDECESSOR
                                                                                   (OCOM)
                                                                 FOR THE           FOR THE
                                                               SIX MONTHS        PERIOD FROM
                                                                  ENDED        JANUARY 1, 1998
                                                              JUNE 30, 1999    TO MAY 31, 1998
                                                              -------------    ---------------
INCOME STATEMENT DATA:
Revenues....................................................    $ 16,032           $ 1,452
Costs and expenses..........................................      40,695             4,234
Net loss....................................................     (22,576)           (2,782)
Basic and diluted net (loss) per share......................    $  (1.11)          $  (.14)
Weighted average shares.....................................      20,421            19,776
OTHER DATA:
  Capital expenditures......................................       7,255               623
  Ratio of earnings to fixed charges(4).....................          --                --

                                                                      THE PREDECESSOR (OCOM)
                                           CORECOMM LIMITED       ------------------------------
                                       ------------------------            DECEMBER 31,
                                       JUNE 30,    DECEMBER 31,   ------------------------------
                                         1999        1998(1)       1997    1996     1995    1994
                                       ---------   ------------   ------   -----   ------   ----
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities.........................  $  76,145     $136,879     $   --   $  --   $   --   $ --
Working capital......................     40,383      133,899       (950)   (491)     (42)   148
Fixed assets--net....................     68,570        3,582      1,269     270      226    172
Total assets.........................    271,205      176,526      1,731     917    1,020    670
Subsidiary notes payable and capital
  lease obligations (includes current
  portion)...........................     19,947          634         --      --       --     --
Stockholders' equity.................    201,068      169,297         --      --       --     --
Parent's investment..................         --           --        321    (208)     207    353

---------------

(1) During the period from April 1, 1998 (date operations commenced) to December 31, 1998, CCPR made the following contributions to us prior to our spin-off from CCPR: (a) a cash contribution of $150 million, (b) businesses acquired by CCPR in April and June 1998 and (c) the subsidiary that owns various LMDS licenses in Ohio that were acquired for an aggregate of $25,241,000.

(2) OCOM incurred one-time costs of $2,294,000 in 1995 in connection with the expansion of its cellular long distance resale business into certain AT&T Wireless markets.

(3) We have never declared or paid any cash dividends.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense that represents the interest factor. Earnings were insufficient to cover our fixed charges by $22,011,000 for the six month period ended June 30, 1999; $15,815,000 for the period from April 1, 1998 to December 31, 1998; $2,782,000 for OCOM's period from January 1, 1998 to May 31, 1998; and $4,379,000, $1,097,000 and $4,154,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis represents our financial condition and results of operations and that of our consolidated subsidiaries. You should read our consolidated financial statements, upon which this is based, included elsewhere in this prospectus. As a result of the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the wireline assets of USN Communications, Inc. in May 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results. Various statements in the following discussion and analysis are "forward-looking statements." Please refer to the section entitled "Disclosure Regarding Forward-looking Statements."

OVERVIEW

     We are an innovative communications company that provides integrated telephone, Internet and data services to both business and residential customers in targeted markets throughout the United States. We are a holding company and have no independent business operations. All of our business operations are conducted through our subsidiaries. We currently offer local and long distance telephone, Internet access and intend to offer high-speed data services to customers located principally in the following states: Ohio, Illinois, Michigan, New York and Massachusetts. As of June 30, 1999, we had a total of approximately 100,000 business and residential telephony access lines in service and approximately 80,000 Internet customers. We intend to pursue other opportunities in the telecommunication industry as they arise.

     We currently deliver our Internet services over our ATM network, which has approximately 90 points of presence and approximately 20,000 route miles of leased broadband circuits, which we are expanding even further to be national in scope. We are also in the process of installing a switch-based Smart LEC network to provide all of our integrated telecommunications and data services. While this network is under construction, we are presently providing telephone services to our customers principally through reselling services from the ILECs and IXCs. Please refer to the section entitled "Business."

     Prior to our spinoff from CCPR in September 1998, CCPR contributed to us $181.0 million in cash, businesses, assets and licenses. The cash has been used to finance our acquisitions of USN and MegsINet and for general corporate purposes. In addition, we have issued shares of our common stock and options or warrants to purchase our common stock in connection with those acquisitions, totaling $43.2 million (as valued in accordance with GAAP). We have contributed all of these assets to our subsidiary, CoreComm, Inc., other than $40.0 million in cash.

     We derive revenue principally from:

     - Monthly recurring charges for the use of our services, including local telephone, Internet access, data services and cellular and paging services, and for the features associated with those services;

     - Usage-based charges for additional use of our services, such as telephone calls; and

     - Non-recurring initial charges, such as installation charges and equipment sales.

     Since our acquisition of certain assets of USN, we have been focusing on improving the operations of USN. We do not intend to actively sell additional lines through USN until we are satisfied with the quality of the USN operations. Consequently, consistent with our due diligence, transaction structure and purchase price, we expect that revenues associated with the USN assets will decline significantly over the next several months as customers continue to leave or "churn" off the service. The decline could be as much as 40% of revenues or more compared with the first half of fiscal year 1999 on an annualized basis. However, we anticipate that the future operating results derived from the USN assets will improve once the customer base is stabilized, although we have no way of assuring this. Please refer to the section entitled "Disclosure Regarding Forward-looking Statements."

     Our network and service costs are primarily from:

     - The cost of leasing transport circuits for interconnection from the ILEC and other service providers;

     - The cost of resold services, such as local and long distance services;

     - Costs related to the operation of our network; and

     - Other costs related to providing services to our customers.

     In connection with the expansion and development of our networks, we expect to increase significantly our capital expenditures, our sales and marketing expenditures, and our other operating expenditures as we deploy our networks and support additional end-users. Accordingly, we expect to incur substantial and increasing net losses for at least the next several years. Please refer to the section entitled "Risk Factors--We expect to continue to incur negative cash flow from operations and net losses. Specifically, we expect our revenues from the USN assets will decline significantly."

     The development and expansion of our business and the construction of our Smart LEC networks will require significant expenditures. The deployment of our network in a particular market requires up-front expenditures related to operations as well as capital expenditures for equipment. Expenses related to operations include regional management, sales and marketing expenses, facilities expense and other costs related to providing and maintaining services prior to reaching profitability. Capital expenditures include the costs and equipment related to our regional switch site, including the Class 5 telephony switch, ATM switches, routers, servers, modem banks and SONET Multiplexers. In our collocated facilities, equipment to be purchased includes telephony access equipment, DSLAMs, modem equipment and access concentrators, SONET Multiplexers and POTS splitters. Once the network is in place, there will be additional capital expenditures to support incremental end users.

ACQUISITIONS

     We were formed by CCPR in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation and to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. We were formerly a wholly owned subsidiary of CCPR. Our CLEC, cellular long distance, landline long distance and cellular long distance resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division, which is our predecessor business. CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998 and prior to spinning us off, CCPR contributed to us, and we subsequently contributed to CoreComm, Inc., the operating assets of OCOM, the capital stock of Digicom, the assets of Wireless Outlet and the subsidiary that owns our LMDS licenses.

     In 1998 and 1999, we completed several acquisitions. In April 1998, we purchased Digicom, Inc., a telecommunications provider based in Cleveland, Ohio which provides telephony services to business customers and has telecommunications facilities in several locations in the Cleveland area for $2.1 million, and certain operating assets and related liabilities of JeffRand Corp. (known as Wireless Outlet) for $400,000. In June 1998, we purchased a portion of the assets of OCOM Corporation, a telecommunications reseller that had been a subsidiary of NTL Incorporated, for $1.3 million. In November 1998, we purchased the assets of Stratos Internet Group, Inc., an Internet service provider based in Cleveland which offers dial up and dedicated Internet access, as well as web hosting and other services, for $1.5 million.

     In May 1999, two additional significant acquisitions were completed. We acquired MegsINet Inc., a national Internet network service provider with a national ATM network and local telecommunications facilities in Chicago. We purchased 100% of MegsINet's stock for a total consideration of $16.8 million in cash plus 2.1 million shares of our common stock. In addition, we assumed or repaid $21.3 million of MegsINet debt.

     We also acquired, in May 1999, the wireline assets of USN, which is based in Chicago. As USN was in bankruptcy, we bought its wireless assets through the bankruptcy court process. USN was a competitive local exchange carrier that operates on a resale basis. We acquired USN for $26.4 million in cash, warrants to purchase 375,000 shares of our common stock at a price of $20 per share and 150,000 shares at a price of $33 1/3 per share and a potential contingent additional cash payment in July 2000 that is payable if the USN assets meet or exceed operating performance thresholds. However, the total additional cash consideration we will pay for the USN assets is capped at $58.6 million.

RESULTS OF OPERATIONS

     The following discussion of our results of our operations includes a comparison to the results of operations of OCOM, our predecessor business. OCOM's primary historical business is its cellular long distance resale business that has been and currently is a highly competitive segment of the long distance telephone market. We have diversified into other telecommunications businesses. In addition, our 1999 results of operations include our MegsINet and USN acquisitions from the dates of acquisition in May 1999 and do not include the results of our other Acquisitions for all of the relevant periods. Therefore, our historical results will not be indicative of our future results.

     We have issued, and in the future will issue, options to employees pursuant to the CoreComm Limited 1998 Stock Option Plan. In addition, CoreComm, Inc. has a stock option plan under which up to 30% of its capital stock (based on the number of shares outstanding at the time of an initial public offering of its common stock or its spin-off from us) is reserved for issuance pursuant to option grants. Options granted under CoreComm, Inc.'s plan are not exercisable unless and until an initial public offering of its common stock occurs or is spun-off by us. If and when the options become exercisable, we may be required to take a non-cash charge against earnings in an amount equal to the excess, if any, of the fair market value of the common stock underlying the options over the exercise price of the options. We expect that the amount of the non-cash charge could be significant. Please refer to the section entitled "Disclosure Regarding Forward-looking Statements."

SIX MONTHS ENDED JUNE 30, 1999 AND THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998 FOR THE PREDECESSOR (OCOM)

     The increase in revenues to $16,032,000 from $1,452,000 is primarily due to the acquisitions in 1999 and 1998, which accounted for $12,809,000 of the increase. OCOM's revenues increased to $3,223,000 from $1,452,000 as a result of an increase in CLEC revenues, offset by the decline in cellular long distance revenue as a result of customers switching to other long distance providers. We expect this trend in cellular long distance revenue to continue.

     Operating costs increased to $14,150,000 from $772,000 primarily due to the acquisitions in 1999 and 1998, which accounted for $10,878,000 of the increase. Operating costs as a percentage of revenues increased to 88% from 53%. This increase is the result of the increased proportion of CLEC business, which has higher associated operating costs compared to cellular long distance.

     Selling, general and administrative Expenses increased to $19,520,000 from $3,205,000 primarily due to the acquisitions in 1999 and 1998, which accounted for $7,610,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs. These costs are expected to increase in the foreseeable future.

     Corporate expenses include the costs of the Company's officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. OCOM did not incur corporate expenses in the period from January 1, 1998 to May 31, 1998.

     Depreciation expense increased to $1,710,000 from $255,000 as a result of acquisitions in 1999 and 1998, which accounted for $996,000 of the increase and an increase in fixed assets, primarily computer hardware and software.

     Amortization expense increased to $1,172,000 from $2,000 due to the amortization of goodwill from the acquisitions in 1999 and 1998.

     Interest income and other, net, increased to income of $2,870,000 from zero primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $218,000 from zero due to interest on the notes payable and capital leases.

     The income tax provision of $565,000 in 1999 is for state and local income tax.

PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1998 AND FOR THE YEAR ENDED DECEMBER 31, 1997

     The increase in revenues to $6,713,000 from $3,579,000 is primarily due to acquisitions in 1998, which accounted for $4,535,000 of the increase. OCOM's revenues decreased to $2,178,000 from $3,579,000 because OCOM's revenues prior to its acquisition in June 1998 of $1,452,000 are not included in the 1998 amount. OCOM's cellular long distance revenues continued to decline in 1998 as a result of customers switching to other long distance providers, which trend is expected to continue to occur. This reduction in revenues was offset by increases in CLEC and cellular revenues.

     Operating costs increased to $5,584,000 from $1,581,000 primarily due to acquisitions in 1998, which accounted for $3,895,000 of the increase. Operating costs as a percentage of revenues increased to 83% from 44%. This increase is the result of the reduction in cellular long distance revenues which to date has the highest gross margin of our telecommunications businesses.

     Selling, general and administrative expenses increased to $13,989,000 from $5,934,000 as a result of increased selling and marketing costs and increased customer service costs. These costs are expected to increase in the foreseeable future. These increases were offset by a reduction in billing costs due to the implementation of in-house billing in the fourth quarter of 1997.

     The compensation charge of $4,586,000 in 1998 is a non-cash charge recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," as a one time charge related to the issuance of our warrants and stock options to holders of CCPR's stock options in connection with the spin-off.

     Depreciation expense increased to $749,000 from $428,000 as a result of an increase in fixed assets, primarily computer hardware and software.

     Amortization expense increased from $231,000 from $11,000 due to the amortization of goodwill from the acquisitions in 1998.

     Interest income and other, net, increased to income of $2,632,000 from expense of $4,000 primarily due to $2,585,000 of interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $21,000 from zero due to interest on the note payable and capital leases.

     The income tax provision of $440,000 in 1998 is for state and local tax.

YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues decreased to $3,579,000 from $5,103,000 primarily due to a reduction in cellular long distance revenues as a result of customers switching to other long distance providers. The reduction in cellular long distance revenues was partially offset by revenues from landline long distance and cellular service, both of which were introduced subsequent to December 31, 1996.

     Operating costs decreased to $1,581,000 from $3,065,000 as a result of the decline in revenues. Operating costs as a percentage decreased to 44% from 60% due to the improvement in the margin on cellular long distance as a result of a reduction in the wholesale cost.

     Selling, general and administrative expenses increased to $5,934,000 from $3,119,000 as a result of increased selling and marketing costs, customer service costs and management costs due to the increased efforts beginning in late 1996 to grow and develop OCOM's business.

     Depreciation expenses increased to $428,000 from $138,000 as a result of an increase in fixed assets, primarily computer hardware and software.

     Interest income and other, net, decreased to expense of $4,000 from income of $133,000 primarily due to the termination of OCOM's consulting agreement with AT&T Wireless for assistance in marketing and implementing a cellular long distance resale business.

LIQUIDITY AND CAPITAL RESOURCES

     CAPITAL REQUIREMENTS

     We will require significant resources to fund the construction of our facilities based network, develop and expand our existing businesses and licenses, acquire or develop additional telecommunications-related businesses, and fund near term operating losses.

     NETWORK CONSTRUCTION. We intend to significantly expand our telecommunications infrastructure in the United States over the next several years. We have already begun the process of installing switches, Internet points-of-presence, and other telecommunications facilities in many states. The anticipated amount of such expenditures have yet to be determined, and will be related to the speed and location of equipment deployment, as well as the mix of resold versus facilities-based services.

     We are in the final stages of constructing Smart LEC networks in Cleveland, Ohio; Columbus, Ohio; and Chicago, Illinois. We expect our Smart LEC network to be operational in these markets and to begin migrating our existing customers onto the network by the end of 1999. We are currently developing three additional markets: Detroit, Michigan; New York, New York; and Boston, Massachusetts, which we expect to be operational in 2000. These six markets comprise approximately 18 million total access lines. In connection with these markets, we are in the process of establishing collocation facilities in approximately 129 ILEC central offices. We have also identified approximately 30 additional markets where we intend to deploy our Smart LEC networks in 2000-2002.

     We believe that our Smart LEC strategy enables us to enter and construct our networks into new cities with relatively low up-front expenditures and a significant proportion of success-based capital expenditures. Depending on the size of the market, we expect our up-front capital expenditures to be approximately $7 to $10 million, which includes the costs of installing our switch facility and our collocation facilities and other related initial set-up and installation expenses.

     The significant majority of the additional capital costs will be based on subscriber levels. These costs will include equipment to increase network capacity, such as ports and modems in our switch and access devices. These costs will vary based on the type, volume and services of each customer, but are estimated to be approximately $400-500 per line. For example, a sample target market may have 1 million business lines and 2 million residential lines, for a total of 3 million lines. Our total level of capital expenditures for that market will depend on our level of penetration. If we are able to gain 3% overall penetration of the market, we would serve approximately 90,000 lines, and based on approximately $400-500 per line, we would spend approximately $35-45 million on additional costs developing and expanding our networks in the market. A lower or higher penetration would decrease or increase, respectively, our additional capital costs.

     The above summary of the cost structure of our entry into a typical market does not purport to be indicative of our performance, but is provided solely as a basis for understanding our basic cost structure for individual communications services in a typical target market. You should be aware that our actual expenditures, cost structure and performance could differ materially from our current expectations. Please refer to the sections entitled "Risk Factors--We may not be able to successfully implement our business strategy because doing so depends on factors beyond our control, which could adversely affect our results of operations" and "--We do not have much history operating as an independent company, which means that future operating results may differ from those presented here."

     NETWORK MAINTENANCE. Our businesses will also consume capital to acquire new customers and to finance the working capital required to support these new customers. These businesses will also require additional billing, customer service and other back-office infrastructure. These capabilities can be expanded in-house or can be outsourced to reduce up-front capital requirements. To date, our strategy has been to utilize the expertise developed by our management to develop in-house billing and back-office capabilities.

     LMDS. The amount of capital required to construct the LMDS systems is not easily quantifiable at this time, but is likely to be several times the cost of the licenses. In addition to up-front network construction costs, a significant ongoing capital requirement will be the cost to acquire customer premise equipment to receive and transmit LMDS signals. The network and customer premise equipment costs are not easily quantifiable because a de facto standard has yet to emerge among the LMDS auction winners and because insufficient orders have been placed with manufacturers who determine likely prices for equipment. As license holders choose equipment manufacturers and one or more equipment standard emerges, prices will become more easily quantifiable. We will deploy this LMDS network only if we determine that we can achieve sufficient returns on our capital invested, from reduced costs associated with providing our services or from new services which we can offer through LMDS technology.

     ACQUISITIONS. In May 1999, we acquired MegsINet and certain assets of USN. The USN acquisition includes a contingent payment to be paid in July 2000 which is payable only if the USN assets meet or exceed certain operating performance thresholds. The total additional cash consideration that we may pay for the USN assets is capped at $58.6 million. Also, we will require significant capital to fund the expansion and operations related to those acquisitions. In the future, we plan to make further appropriate acquisitions which may require significant capital expenditures.

     HISTORICAL USES OF CASH

     For the six months ended June 30, 1999, cash used in operating activities increased to $18,468,000 from the $3,638,000 used by OCOM in the period from January 1, 1998 to May 31, 1998, primarily due to the increase in the net loss to $22,576,000 from $2,782,000. For the fiscal year ended December 31, 1998, cash used in operating activities increased to $12,322,000 from $3,477,000 in the year ended December 31, 1997, primarily due to the increase in the net loss to $16,255,000 from $4,379,000. In both periods, the net loss increased as a result of acquisitions and an increase in selling and marketing costs and customer service expenses.

     For the six months ended June 30, 1999, cash used to purchase fixed assets increased to $7,255,000 from the $623,000 used by OCOM in the period from January 1, 1998 to May 31, 1998. For the fiscal year ended December 31, 1998, cash used to purchase fixed assets increased to $2,344,000 from $1,435,000 in the year ended December 31, 1997. The increase in both periods was due to acquisitions and as a result of an increase in computer hardware and software purchases.

     SOURCES OF LIQUIDITY

     We expect to experience substantial negative cash flow for the next several years due to the continued development of our Smart LEC network and our other businesses. Our cash flow requirements will depend upon:

     - our network development schedules;

     - operating results;

     - acquisition opportunities; and

     - technological developments.

     We intend to fund our near term capital expenditures, operating losses and working capital requirements with cash, cash equivalents and marketable securities on hand and the net proceeds from the original offering of the convertible notes. In addition, we currently anticipate obtaining additional financing at the subsidiary level in the future.

     Longer term, it is likely that we will be required to raise additional debt and/or equity financing to fully realize our goals. We are currently negotiating with equipment manufacturers, including Cisco Systems, Inc., Lucent Technologies, Inc. and Nortel Networks Corporation, to provide us with vendor financing. The vendors would provide financing to our indirect wholly owned subsidiary, CoreComm Operating Company, Inc. or its subsidiaries in connection with our purchase of certain equipment and services generally utilized in the buildout of our voice data and networks. In the aggregate, these financings are anticipated to be significant. We are presently in the process of completing negotiations on terms for these transactions and expect to enter into definitive agreements upon completion of the negotiations. However, until definitive agreements are reached with each vendor, we cannot be certain that the proposed financings will occur, that the terms will not change or that any alternative financing on terms satisfactory to us will be available.

     Our ability to raise additional capital will depend upon a number of factors, such as general economic and market conditions, which are beyond our control. If we are unable to obtain additional financing or to obtain it on favorable terms, we may be required to delay the construction of our Smart LEC network, forego attractive business opportunities, or take other actions which could adversely affect our business, results of operations and financial condition. Please refer to the section entitled "Risk Factors--To develop our business, fund our capital commitments and service our indebtedness and other obligations, we will require a significant amount of cash."

     We are a holding company with no significant assets other than investments in and advances to our subsidiaries. We therefore depend upon receipt of funds from our subsidiaries to meet our own obligations. However our subsidiaries' debt agreements may prevent the payment of dividends, loans or other distributions to us (except in certain limited circumstances).

YEAR 2000

     We have mostly completed a comprehensive Year 2000 project designed to identify and assess the risks associated with our information systems, operations and infrastructure, suppliers, and customers that are not Year 2000 compliant, and to develop, implement and test remediation and contingency plans to mitigate these risks. The project included four phases: (1) identification of risks, (2) assessment of risks, (3) development of remediation and contingency plans and (4) implementation and testing.

     Our assessment was primarily focused on both our information technology, or "IT," systems, in particular our billing, provisioning and customer service systems, and the readiness of the significant facilities-based carriers that we depend upon for our resale services. Our leased office space and other non-IT equipment which may have embedded technology that may be affected by the Year 2000 problem was separately assessed.

     - We have completed the assessment and upgrades of our financial IT systems. The upgrades were supplied by vendors for nominal additional cost.

     - We completed the assessment, renovation and validation of the billing, provisioning and customer service IT systems, except for the IT systems of USN and MegsINet. We incurred nominal costs to complete the renovation and validation of these systems since they are new systems that were designed to be Year 2000 ready.

     - The billing, provisioning and customer service IT systems used by USN and MegsINet require more significant remediation at an estimated cost of $300,000. The mission critical work is expected to be completed and tested prior to December 1999. We do not expect any significant remediation difficulties.

     - Primarily all of the cost of upgrades and purchases of hardware and data communications equipment to complete the implementation of Year 2000 readiness was part of our planned growth and upgrade capital expenditures in 1999. The total cost was approximately $300,000. In addition, we purchased a new server at USN for approximately $250,000 as part of the Year 2000 project and for other uses.

     - Our evaluation of the readiness of our significant vendors is mostly completed. We requested information from these vendors in order to determine the extent to which we may be vulnerable to their failure to correct their own Year 2000 problems. We have received responses from approximately all of these vendors.

     - We currently believe the most reasonably likely worst case scenario with respect to the Year 2000 is the failure of one or more of our significant facilities-based vendors, including utilities, to be ready for the Year 2000. This could cause a temporary interruption in our provision of service to customers or in our ability to bill our customers, or both. Either or both could have a material adverse effect on our operations, although it is not possible at this time to quantify the amount of revenues and gross profit that might be lost, or the costs that could be incurred. Our contingency plan to address some of these risks involve switching customers to another wholesale provider, which would require time to implement and may be constrained due to capacity and/or training limitations.

     As the Year 2000 project continues, we may discover additional problems, may not be able to develop, implement or test remediation or contingency plans, or may find that the costs of these activities exceed current expectations. In many cases, we are relying on assurances form suppliers that their new and upgraded information systems and other products will be Year 2000 ready. We have tested primarily all such third-party systems and products. However, we cannot be sure that our tests were adequate or that, if problems are identified in our remaining testing, they will be addressed by the supplier in a timely and satisfactory way.

     Because we use a variety of information systems and have additional systems embedded in our operations and infrastructure, we cannot be sure that all of our systems will work together in a Year 2000-ready fashion. Furthermore, we cannot be sure that we will not suffer business interruptions, either because of our own Year 2000 problems or those of third-parties upon whom we rely on for services. We are continuing to evaluate our Year 2000-related risks and corrective actions. However, the risks associated with the Year 2000 problem are pervasive and complex; they can be difficult to identify and address, and can result in material adverse consequences to us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. We do not currently believe it is necessary to manage our exposure to interest rate or foreign currency exchange rate changes. Under our current policies, we do not use derivative instruments to manage our exposure to interest rate or foreign currency exchange rate changes.

                                    BUSINESS

                                CORECOMM LIMITED

     We are a holding company whose main asset is our wholly-owned subsidiary, CoreComm, Inc. We intend to pursue other opportunities (in addition to those through CoreComm, Inc.) in the telecommunications industry as they arise.

                                 CORECOMM, INC.

INTRODUCTION

     CoreComm, Inc. is an innovative communications company that provides integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through our "Smart LECSM" network strategy and by offering bundled packages of services which are intended to provide customers greater choice, flexibility and value than typical offerings from other operators. Our Smart LEC network strategy involves the ownership of switches and related equipment for the provisioning of services, and the leasing of the unbundled local loop--or last mile--as made possible by the Telecommunications Act of 1996, combined with the provisioning of an IP based, national network. This configuration of local and national owned and leased facilities allows us to deliver a wide range of communications services over a network architecture which we design to be capital efficient and primarily requires success-based incremental capital. Our goal is to expand our facilities, geography and services to become a leading switch-based communications provider in selected major markets across the United States.

     We currently offer local and long distance telephone, Internet access and intend to offer high-speed data services to business and residential customers located principally in the following states: Ohio, Illinois, Michigan, New York and Massachusetts. As of June 30, 1999, we had a total of approximately 100,000 business and residential telephony access lines in service and approximately 80,000 Internet customers. We currently operate an asynchronous transport mode
(ATM) network, which connects more than 80 cities using approximately 20,000 route miles of leased broadband circuits, which we are expanding even further to be national in scope. This will allow us to take advantage of economies of scale in the delivery of voice, video and data. We have been developing our multi-service offerings since 1996 and are in the process of expanding our products to include high speed services utilizing Digital Subscriber Line (DSL) technology. With DSL, a single copper loop can be used to deliver telephony and high speed data services simultaneously. We are currently in various stages of constructing our Smart LEC network in six of the largest markets in the U.S., which represent approximately 18 million access lines.

     Management's approach to its network, back office and customer acquisition will be critical to our success, as well as the following key components of our strategy:

     - target large, underserved segments in concentrated metropolitan areas, addressing the underlying demand for consumer choice in traditional telephony as well as growing demand for high-speed data services;

     - capture multiple revenue streams through offering customers bundled service offerings, differentiated from other providers;

     - deliver "Internet Centric" product offerings and support to our customers;

     - leverage proven management talent; and

     - utilize Smart LEC strategy to maximize speed to market and minimize investment risk.

     Business Strategy Overview

     A core part of our business strategy is to offer bundled communications services, including local and long distance telephony services, Internet access and high speed data services, such as connectivity utilizing DSL technology, all with a single bill. We believe that an integrated telephony and Internet strategy utilizing DSL technology, which can be delivered over a single leased copper loop, will be particularly appealing to our targeted customer base and will significantly enhance our ability to attract, retain and gain additional revenues from our subscribers.

     Our service offerings, and in particular, DSL high-speed data services, are based on the following customer proposition: "Customers buy what they need and pay for what they get."

     We believe there are several benefits to DSL, including:

     - High bandwidth, high-speed, "always on" Internet connections;

     - Dedicated, not shared bandwidth, which allows for "guaranteed" performance levels;

     - Ratable service, which allows us to tailor the service to the customers' needs and allows the customers to determine how much money to expend for the amount of high speed bandwidth they need;

     - Ability to use the same loop for voice and data simultaneously;

     - Enhanced security;

     - Utilization of existing copper infrastructure, which allows faster rollout and lowers deployment costs;

     - Increased telephony margins as a result of packaging of services over a single local loop; and

     - Deployment with success-based capital expenditures.

     We combine and price our products to give the customer increased flexibility, choice, and "value for money," while also enhancing convenience and simplicity. With this strategy, we believe that we can capture a larger share of our customers' communications expenditures and increase customer retention. In addition, we are currently investigating ways to add video services, including multichannel television, as a part of our bundled offerings. Our bundling of services can often be differentiated from other incumbent operators because we face fewer regulatory requirements and from other operators because we are not constrained by the technical limits or cost structure of a less advanced or less capital efficient network architecture. We believe that our DSL proposition is especially important as we compete against data service providers utilizing cable modems, who have difficulty guaranteeing a direct correlation between price paid and speed of access received.

     The Internet is a key management tool in the marketing, provisioning and billing of our services, as well as in the ongoing support of our customers. We also intend to use the Internet as a sales tool by attracting customers through our web site, www.core.com. We are actively developing and incorporating systems to deliver "Internet Centric" operational support systems which are planned to add functionality in the areas of electronic billing, web-based customer care and e-commerce and e-services. We intend to use the Internet as an efficient means of communication with our business and residential customers, providing on-line sign-up and self-provisioning of services. We believe that using the Internet to communicate with the customer will not only be convenient for the customer, but will also increase our operating efficiency. We believe that by encouraging the self-provisioning of communications products, especially in the broader residential market, we will particularly attract the most data-intensive and higher margin customers at lower customer acquisition costs.

     We intend to focus on both residential and small to medium-sized business customers, including the Small Office/Home Office (SOHO) market, located in major metropolitan areas in the United States. These segments contain many communications-intensive customers that we believe are often underserved by both existing incumbent carriers and new entrants. We seek to attract customers in these segments by offering innovative services, superior customer service and overall value. By targeting both of these sectors, we expand our potential revenue base, leverage our marketing costs over a greater number of potential customers and increase network utilization with more subscribers. We believe that marketing through the Internet utilizing the self-provisioning of services will allow us to deploy our strategy more rapidly than we could with only a direct sales force.

     Continuity of Management

     Our management has extensive experience in developing and marketing bundled communications services, building proprietary back office systems to support residential and business customers, and designing and constructing large integrated communications networks. Our management team's accomplishments in the telecommunications industry span nearly 20 years. There are several members of this team that have worked together for a decade or more:

     - Our President and Chief Executive Officer, Barclay Knapp, was a member of the original management team at Cellular Communications, Inc. (CCI), which was an original applicant for cellular licenses in the United States in 1982. Mr. Knapp is also the President and CEO of NTL Incorporated.

     - Our Chairman, George Blumenthal, was a member of the original management team of Cellular Communications, Inc. Mr. Blumenthal also serves as the Chairman of NTL.

     - Our Chief Operating Officer, Patty Flynt, joined Cellular Communications, Inc. in 1989, where she was the director of its Management Information Services division. Ms. Flynt also served as the MIS director at NTL.

     In the key areas of our operations, our management includes individuals who have worked with CCI, NTL and their historical affiliates for many years and have significant telecommunications industry experience. Below is a partial list of several of those individuals and their area of expertise:

                                                                   PREVIOUS HISTORICAL
NAME                                         OPERATIONAL AREA          AFFILIATES         YEAR JOINED
----                                        -------------------    -------------------    -----------
Thomas S. DellaRocco......................  Networks                    CCI, NTL             1984
Stefan Eckert.............................  Sales                          CCI               1985
Beth K. Fisher............................  Customer Operations            CCI               1985
Kimberly K. Liston........................  MIS                         CCI, NTL             1990
Donald B. Miller..........................  Marketing                      CCI               1986
Paul J. Nelson............................  Sales                          CCI               1991
Chris Y. Skudder..........................  Customer Operations         CCI, NTL             1992
Richard J. Lubasch........................  General Counsel             CCI, NTL             1986

     The continuity of this team is due to their success in working together throughout the corporate lineage that began with Cellular Communications, Inc. in 1981. In addition to these individuals, there are other members of our management team and staff who were part of CCI, or part of a later joint venture between CCI and AirTouch Communications, Inc. that was formed in 1991. Several of our directors have also been involved with each of these companies. CCI was acquired by AirTouch Communications, Inc. in 1996.

     Out of Cellular Communications, Inc., several publicly traded companies were spun-off. Our management team developed these other communications companies:

     - NTL Incorporated, a telecommunications, cable television and Internet provider which operates principally in the United Kingdom. Giving effect to recently announced acquisition agreements, NTL's franchise areas cover approximately 12 million homes, representing approximately 50% of the homes and an even larger share of the businesses in the United Kingdom. NTL has already achieved an industry leading customer penetration rate of 46% in the original areas it built-out and marketed.

     - Cellular Communications of Puerto Rico, Inc. (CCPR), which operated the dominant cellular business in Puerto Rico and the U.S. Virgin Islands, and from which CoreComm Limited was spun-off in 1998.

     - Cellular Communications International, Inc. (CCIL), which was a co-founder of Ominitel Pronto Italia, spa, which owns the second cellular license in Italy.

     The core management team remained intact and guided the above companies to substantial success, culminating in the acquisitions of each of CCI, CCIL and CCPR by major telecommunications companies.

COMPANY                                        TRANSACTION
-------                                        -----------
Cellular Communications, Inc.                  Acquired by AirTouch for $2.5 billion (August
                                               1996)
Cellular Communications International, Inc.    Acquired by Mannesman and Olivetti for $1.8
                                               billion (March 1999)
Cellular Communications of Puerto Rico, Inc.   Acquired by SBC Communications, Inc. for $814
                                               million (August 1999)

     Communications Industry

     We are participating in the large and rapidly changing U.S. wireline telecommunications industry. We believe that the wireline telecommunications industry benefits from positive price elasticity, as well as growing, non-cyclical demand for services. According to the U.S. Census Bureau, the total wireline segment of the U.S. telecommunications market was estimated to be approximately $193 billion in 1997. Approximately 50% of this revenue is derived from local service and network access. In addition, demand for access to the Internet and data services has a significant effect on the U.S. communications industry, and is expected to continue its rapid growth. Various estimates project this segment to grow significantly over the next several years.

     As demonstrated on the chart below, as a wireline telecommunications services provider, CoreComm is operating in the largest of the communications related industries, which represents significant market opportunities for us:

INDUSTRY                                               U.S. MARKET SIZE       HISTORY
--------                                              -------------------    ---------
Wireline Telecommunications                           $193 billion(1997)(1)   120 years
TV Broadcasting                                         36 billion(1997)(2)    60 years
Cellular                                                33 billion(1997)(1)    17 years
Cable & Satellite                                       31 billion(1997)(2)    50 years
Radio                                                   14 billion(1997)(2)    70 years

---------------

(1) Source: U.S. Census Bureau

(2) Source: Euromonitor International Inc.

                       AVERAGE MONTHLY HOUSEHOLD SPENDING

                   [AVERAGE MONTHLY HOUSEHOLD SPENDING GRAPH]
Source:  PricewaterhouseCoopers

     The Smart LEC (SM) Overview

     Our Smart LEC strategy is designed to allow us to enter communications markets rapidly and to offer a variety of operating benefits, including: improved operating margins, enhanced control of the customer experience, success-based capital expenditures, and higher overall returns on capital. In addition, we believe that the efficiency and broad reach of this network strategy, in conjunction with our diversified product offering, enable us to operate under a business plan which requires only a small share of each of our target markets for a successful return on investment.

     The Smart LEC network strategy combines the building and owning of key network facilities with the leasing of other services from the ILECs and other telecommunications carriers under the following general principles:

     We build those parts of the network which we believe:

     - significantly improve operating margins (for example, Class 5 switches);

     - are necessary to enhance the services to the customer (for example, DSL equipment or DSLAMs); and

     - are not generally available from other providers.

     Conversely, we lease those portions of the network which we believe:

     - are disproportionately expensive to build;

     - are readily available to be leased economically from other providers; and

     - do not impact our ability to interact with the customer.

     We are in the final stages of constructing our Smart LEC network in Cleveland, Ohio; Columbus, Ohio; and Chicago, Illinois. We expect our Smart LEC network to be operational in these markets and to begin migrating our existing customers onto the network by the end of 1999. We are currently developing three additional markets: Detroit, Michigan; New York, New York; and Boston, Massachusetts, which we expect to be operational in 2000. These six markets comprise approximately 18 million total access lines. In connection with these markets, we are in the process of establishing collocation facilities in approximately 129 ILEC central offices. We have also identified approximately 30 additional markets where we intend to deploy our Smart LEC network in 2000-2002. Please refer to "Risk Factors" beginning on page 11.

     We currently deliver our Internet services over our broadband ATM network, which has approximately 90 points of presence and approximately 20,000 route miles of leased broadband circuits throughout the United States. Pending installation of our switches and expansion of our ATM network, we are presently providing telephony services to our customers through reselling services from the ILECs and IXCs. We intend to migrate existing resale customers to our switch-based networks as they are installed and operational.

     Based upon our historical experience we are developing sophisticated proprietary integrated systems and procedures that support all aspects of our business, including customer provisioning systems, billing systems, and customer care and collections support systems. Additionally, our systems support electronic bonding with the ILEC in each of our markets. We believe that an effective back office is essential to efficiently serving our customers and achieving successful overall customer satisfaction and retention.

BUSINESS STRATEGY

     Our objective is to become a leading provider of integrated communications services in our target markets. We believe that we will successfully compete with the incumbent operators and achieve attractive returns on capital by pursuing the following key strategies:

     Provide Services to both Business and Residential Customers. We focus on marketing and packaging our services with product offerings that are tailored to small-to-medium-sized business customers and communications-intensive residential markets. Because our networks are capital efficient and because we will lease the "last mile" to the customer, we believe that our business model uniquely allows us to serve profitably both the business and residential communities. We believe that each segment offers certain advantages: the small-to-medium-sized business market offers high volume and revenue per customer, as well as increased geographical concentration of users; the residential market offers a large, underserved, growing market with significantly less competition from other providers. For example, in Ohio we are one of only a few competitive providers which markets local telecommunications services to the residential market. In addition, targeting both sectors allows us to leverage the fixed cost aspects of our network as well as our marketing and packaging programs.

     Offer Bundled Services. We provide our customers with "one-stop shopping," offering local and long distance telephony, Internet and data services. Our services are packaged and priced in bundles which give the customer increased flexibility, choice, and "value for money". We emphasize offerings which are easy to value by the consumer, and allow them to "buy what they need and pay for what they get." We typically offer a platform of basic services and then create ways for customers to add additional services easily and conveniently according to customer preferences. Our current service offerings include: local dial tone and local calling; enhanced telephony features, such as call waiting; long distance calling services; dial-up and dedicated Internet access; and data services. Our integrated offerings enhance convenience by giving the customer one point of contact for all of these services, providing the services on a single bill and simplifying the decision-making process. In addition to attracting customers, we believe this strategy also improves our profitability by increasing our average revenue per customer with additional higher margin services, reducing customer acquisition and other operating costs, and improving customer retention.

     Own and Operate Capital Efficient Networks. Our strategy is to provide our full range of communications services over our capital efficient, switch-based network infrastructure which combines the building of key network facilities with the leasing of other elements from the ILEC or other telecommunications carriers. We believe that our network strategy offers a variety of benefits including: attractive operating margins, control of the customer experience, greater speed to market, broad geographic reach, ability to serve both businesses and residential customers, success-based capital expenditures, and higher overall returns on capital.

     "Internet Centric" Strategy. We use the Internet as a key tool of our business strategy. First, Internet access is one of our core service offerings. We believe that demand for access to the Internet will continue to grow rapidly in both the business and residential markets, and that our bundled Internet and telephony product offerings will be attractive to potential customers. Second, we currently use our www.core.com web site as a sales tool to increase awareness about CoreComm and our products and services, and to access the large and growing number of users of the World Wide Web. We also intend to use the Internet to efficiently communicate with our customers. In the future, we intend to be able to communicate with virtually every CoreComm customer over the Internet. We will provide on-line sign-up, feature selection, billing, moves/adds/changes, and customer care. We currently offer customers the option to receive their bills via e-mail, and are in the process of expanding our systems for these additional on-line services. We believe that communicating with the customer electronically will significantly increase our operating efficiency by reducing our sales costs, customer service costs and billing costs, as well as our bad debt expense. We also believe that this strategy will provide added convenience for the customer, which will further differentiate us from our competitors.

     Effective Marketing Over Wide Areas. We intend to develop and utilize effective marketing techniques to implement our business plan. We believe that our efficient network will allow us to leverage our fixed cost infrastructure to reach wide geographic areas within our target markets. The ability to resell ILEC services expands our overall potential service area even further. Our ability to offer targeted, customer-convenient services over wide areas enables us to utilize mass marketing strategies and other efficient methods of communicating our offerings to our potential customers. We believe that these initiatives will increase the awareness of the CoreComm brand and attract new customers in our target markets.

     Distinguish CoreComm From Its Competitors. Our strategies seek to differentiate us from other communications providers. To satisfy customer needs, we offer an integrated bundle of services that is not typically offered by a single provider, and package these services into product offerings that are unique in their emphasis on choice and flexibility. We can differentiate our service offerings in part because we are less constrained by regulatory requirements than ILECs, and not as limited by less capital efficient networks as other operators. In addition, we offer customer service and support which is superior to what customers have often experienced in the past with their ILEC or other providers. We have developed our own sophisticated back office systems to enable us to do so effectively and efficiently. We believe that our on-line billing and customer service will further differentiate the way we interact with customers. Through these and other factors, we try to create an image for CoreComm that emphasizes us as an important member of the community, offering our services over broad areas, to both business and residential customers, with superior reliability and service. We believe differentiating CoreComm in this manner will help us attract and retain our customers.

     Leverage Experience of Proven Management. Our management team has had significant experience in developing several successful communications companies in the U.S., the United Kingdom and other countries. We believe that our management's experience will enhance our ability to execute our business plan, and will contribute to our overall operational success and results. Our management has designed attractive, bundled communications services and product offerings. In addition, our management has previously developed its own internal systems for billing, MIS and customer care. We believe that a high quality back office is critical for effectively and efficiently serving the customer. Many members of our management team have worked together for 10 to 15 years. Our senior management founded and operates NTL Incorporated, a large telecommunications, cable television and Internet provider which operates principally in the United Kingdom. At NTL, management has had experience competing against incumbent operators by offering business and residential customers bundled packages of integrated communications services, including telephony, cable TV and Internet access. NTL has developed creative marketing and packaging strategies which have delivered industry leading customer penetration rates (46% versus the industry average of 32%) and churn rates which are less than half the industry average. Our senior management has also been involved with other communications ventures, including Cellular Communications, Inc., Cellular Communications of Puerto Rico, Inc., and Cellular Communications International, Inc. which operated cellular businesses in Ohio and Michigan, Puerto Rico, and Italy, respectively. In these ventures, our management has typically achieved successful operating results, developed significant experience competing against incumbent operators, built and maintained sophisticated communications networks and back office support systems, and gained recognition in the communications industry and the capital markets. CoreComm represents an effort to capitalize on this history of experience and operational success to exploit the significant communications opportunities in the U.S.

     Expand Through Strategic Acquisitions. We have expanded and grown our operations through strategic acquisitions. We look for acquisitions that enhance our ability to execute our business strategy, including adding complementary network and facilities, increasing revenues, and gaining management talent. We intend to continue to pursue such opportunities in order to accelerate the growth and success of our operations.

THE SMART LEC(SM) NETWORK

     The Smart LEC strategy allows us to implement our own switch-based telecommunications network without the significant additional expense, time commitment and general financial risk of building our own local loops and transmission facilities. We believe this strategy will improve our overall return on capital and lower the level of risk associated with the execution of our business plan, based on the following general advantages:

     - reduced capital expenditures associated with leasing rather than building local loop and transport facilities;

     - greater certainty of return from success-based capital spending;

     - increased network utilization as a result of the access to multiple revenue streams and the ability to increase leased capacity incrementally; and

     - lower overall market penetration requirements as a result of reduced network costs.

       Advantages of the Smart LEC network

          We believe that this network strategy offers a variety of specific benefits including:

          Lower Overall Cost--We believe that the Smart LEC network can be deployed at a much lower cost than building conventional networks. The cost of conventional networks includes the cost of all of the network facilities included in the Smart LEC build, plus the construction of conduit, transport capacity and associated infrastructure to connect network access points, switch facilities and customers. The deployment of these transmission route components involves significant expense, and their elimination under our strategy should considerably decrease our capital expenditure requirements. Whereas the construction of full network facilities has been estimated to cost between $1,000 to $3,000 per line, depending on the specifications of the network, we estimate that our Smart LEC network will cost less than $500 per line, while still providing comparable basic telephony services and additional advanced services.

          Lower Required Customer Penetration--Due to the reduced cost of building the Smart LEC network, our business model requires a lower level of customer penetration to be successful as compared to a full-facilities network. Because there is a reduced amount of up-front investment, we believe that we can gain profitability and a sufficient return on capital with a relatively small percentage of market share. This advantage not only lowers our exposure to risk, but also gives us the flexibility to design our offerings to target a specific subscriber base of communications-intensive users without the requirement of necessarily attracting a large portion of the market. The ability to serve both business and residential customers also increases our potential overall market.

          Success-based Capital Expenditures--An additional benefit of our Smart LEC network is the "success-based" cost structure of the capital expenditures as we can delay capital expenditures until after customers are obtained. Conventional fiber networks typically require the network construction to be fully completed in advance of obtaining customers, generating high initial capital expenditures. Under our Smart LEC strategy, certain switch and access facilities are installed ahead of time, but the majority of capital is invested to increase the capacity of the network based on our success in attracting customers. We can therefore enter a market with a significantly lower up-front investment, and add facilities and leased capacity over time as we grow our customer base. A significant portion of our network expenses can therefore be incurred later and with more certain returns.

          Control of the Customer Experience--We believe that having greater control over the services that we offer enhances our ability to improve the overall customer experience. Through the facilities which we install, we have control over the services provided to customers, including the operation of features, phone numbers, and line testing and servicing. Control over the implementation of the products enables us to better manage the service and to more easily offer custom packages of products and features. We believe that our delivery and marketing of targeted, customer-convenient, easy-to-understand packages differentiates us from our competition.

          Ability to Serve Business and Residential Customers--Our Smart LEC network architecture is designed to reach both business and residential customers. Because we are leasing rather than building the local connection to the customer, we believe we can economically reach the residential market despite its lower density relative to the business market. As a result, we are able to reach and serve the significant consumer segment, which has typically had significantly fewer competitors than the business segment. In addition, there are significant synergies which accrue from the ability to serve both business and residential market segments, including benefits to our marketing, service operations and network utilization.

          Higher Operating Margins--We believe that deploying key network infrastructure will enable us to achieve significantly higher gross margins than the margins obtained under total service resale. Total service resale, which is the resale of complete services from ILECs without installing owned facilities, typically generates gross profit margins of approximately 20-25%. Under the Smart LEC strategy, rather than reselling the entire service, we will be leasing only certain unbundled network elements, such as local loops and transport. We will use our own facilities for network interconnection, switching, features, and other network elements. By design, the facilities which we own and install are those which have a significant positive impact on our gross margins. By utilizing our own facilities for certain key portions of the network, we believe that we can increase our operating margins significantly above the margins which can be achieved with resale.

          Increased Speed to Market--The Smart LEC strategy will also increase the speed at which we can enter additional markets. The time needed to construct a conventional network is extended by factors such as civil construction, the permit application process, certifications, and network management. Although constructing the Smart LEC network involves certain similar procedures, the majority of the installation work takes place in our own facilities and leased collocations of the ILECs, and significant route network construction elements are eliminated, which should contribute to an increased speed to market under our strategy. Whereas conventional networks typically take between 18 to 24 months to construct, we believe our networks can generally be installed in a 6 to 12 month time frame.

          Access to Wide Geographical Areas--We believe the cost structure of the Smart LEC network will enable us to enter target areas which may not be economical for a full facilities network. When building a conventional network, density is a critical factor because the distance between the local switch and customers has a significant impact on build costs. In the Smart LEC network, although density is still important, it is less critical because the local loops are already built and are simply leased from ILECs. The ability to lease certain portions of the network therefore expands the potential territories that can be economically served by our network. In addition, we can offer total service resale in areas that are not yet served by our network, which expands our operating territory even further. Because ILECs are typically connected to all businesses and residences in its region, our ability to lease or resell these connections gives us considerable geographic flexibility and reach within our target markets. We believe that we will realize several advantages from having the ability to serve broad geographical areas, including operating synergies, marketing efficiencies and the enhancement of our overall company image presented to potential customers.

     Network Development and Architecture

     Under our Smart LEC strategy, we build those portions of the network that we believe will significantly increase our gross margins, are necessary to control the services provided to the customer, and can be deployed rapidly and efficiently. We lease those portions of the network that are readily available to be leased economically from other providers. Accordingly, we are building the Smart LEC network in each target market through a combination of the following three central elements:

     - Installing telephony and data equipment in our target metropolitan areas, including: Class 5 telephony switches, ATM switches and Internet point-of-presence equipment in our own facilities, along with telephony access devices, DSL access equipment, modems and other equipment in facilities collocated with the ILEC. These devices switch and route voice and data transmissions across the network.

     - Leasing the "last mile" or "local loop" (the portion of the network extending from the end-office to the customer's premises). This local connection is leased by us from the ILECs as an "Unbundled Network Element" as provided under the Telecommunications Act of 1996. These local loops are used to transport voice and data services, for Internet access services, as well as for DSL and other high capacity voice and data applications. For larger customers or concentrated groups of users (such as multi-dwelling units), we lease circuits with greater bandwidth for this local connection.

     - Leasing the transport capacity to carry voice and data both regionally (between our collocated facilities and our regional switch) and nationally (between our regional switches, our national Internet points-of-presence, other carriers, and the Internet). We will lease these services from ILECs, CLECs, IXCs, Competitive Access Providers
       (CAPs) and other providers. We use these leased circuits to transport our own voice and data traffic and deliver it to the most economical point of interconnection with other carriers. These leased circuits are interconnected using our national ATM facilities.

     As a complement to the network described above, we also resell complete services from ILECs (total service resale). Although we intend to serve customers primarily over our own network, resale allows us to expand our target markets by adding service areas where our facilities are not yet installed. This enables us to market our services prior to and during the installation of our network, and then connect customers to our facilities once they are in place. Resale also allows us to serve customers that may not be within economical reach of our switch-based network. Although providing customers service on a resale basis generates lower gross margins, we believe that there are advantages to offering comprehensive geographical coverage within our target markets, particularly when competing with an ILEC.

     We believe that the quantity of existing and planned fiber transport facilities available from other carriers will be sufficient to satisfy our need for leased transport facilities and permit us to obtain these facilities at competitive prices for the foreseeable future. Several factors contribute to this view: there is significant transport capacity in place today and we often have the ability to choose from multiple providers including the ILECs; the number of new providers building networks continues to increase; most providers are consistently increasing their network capacity; and advances in wave division multiplexing technology have continued to increase the capacity of existing fiber plant. In addition, the ability to lease transport from the ILECs gives us broad geographic coverage. As the volume of our traffic grows, however, in the future it may become economical to build our own transport facilities in certain markets.

     We currently lease transport capacity from multiple carriers across our regional and national networks, including, among others:

ILECS                        OTHER CARRIERS
Ameritech                    ICG
Bell Atlantic                IXC
Bell South                   Level 3
Frontier                     MCI WorldCom
SBC                          NEXTLINK
US West                      Qwest

        Below is an overall diagram of the CoreComm Smart LEC(SM) network. We generally lease the local loop and transport portions of the network and own the access, connection and switching points:

                   [CoreComm SMART LEC Network Illustration]

        Nationally, as we construct regional Smart LEC networks, our ATM network will interconnect these local networks and other points-of-presence across the U.S. over leased circuits to provide national data, voice and Internet connectivity. Below is a diagram which generally depicts these connections:

                               [National ATM map]

     Network Technologies

     Our Smart LEC network will be capable of carrying both voice and data communications using the following technologies:

     - Standard Telephony--the traditional, reliable transmission of voice over local loop copper wire and regional and national fiber optical transmission path which, through the use of switches, becomes a dedicated end-to-end circuit.

     - Internet Protocol (IP)--the structure of data transmitted over the Internet. Because Internet Protocol involves splitting data into "packets" which are transmitted independently and reassembled at their destination, Internet Protocol does not require a dedicated end-to-end circuit and many different communications messages can be routed simultaneously over the same transmission facilities, resulting in greatly improved efficiency. This technology is currently being developed to be used reliably for voice service.

     - Digital Subscriber Line (DSL)--a transmission technology that allows for the transport of significant levels of voice and data at high speeds over conventional, copper phone lines. These higher transmission rates can be used for high-speed Internet access, to transport multiple voice lines over a single loop, or for both simultaneously.

     - Asynchronous Transfer Mode (ATM)--a transport protocol that supports many types of high-speed transmissions including voice, data, video, audio and imaging. ATM allows for the use of individual circuits for multiple simultaneous purposes, increasing network efficiency.

     - Digital Loop Carrier (DLC)--an access technology allowing us to aggregate and concentrate the voice traffic collected at the collocation facility to more efficiently transport this traffic to our switches.

     Local and Regional Network Deployment

     We have identified six major metropolitan areas as the initial target markets for the rollout of our regional Smart LEC networks. We are in the final stages of constructing our Smart LEC network in the following three markets:
Cleveland, Ohio; Columbus, Ohio; and Chicago, Illinois. We expect our Smart

LEC network to be operational in these markets and to begin migrating our existing customers onto the network by the end of 1999. In addition, we are currently constructing our network in three additional markets: Detroit, Michigan; New York, New York; and Boston, Massachusetts. We expect the networks in these markets to be operational in 2000. These six markets comprise approximately 18 million total access lines. We are in the process of establishing collocation facilities in approximately 129 ILEC central offices in these markets. The significant majority of these are physical collocations, under which we have space within the central office that is dedicated to our exclusive use.

     We have also identified more than 30 additional markets where we intend to deploy our Smart LEC network in 2000, 2001, and 2002. These markets are in several states, including: Pennsylvania, Maryland, Connecticut, Indiana, Missouri, Florida, Texas and California, among others. We expect to deploy some of these additional markets to be operational in 2000. The buildout schedule, as well as the final selection of our markets, will depend on a number of factors, including the success and speed of the rollout of the initial six markets, ILEC interconnection agreements, and other factors. We will continue to offer our Internet services nationally over our leased ATM network. Please refer to "Risk Factors" beginning on page 11.

     Key data for our initial six markets is listed in the following table:

                                     DATE OF     ESTIMATED
                                    SMART LEC    BUSINESS         ESTIMATED                          COLLOCATIONS IN
CITY                               BUILDOUT(1)   LINES(2)    RESIDENTIAL LINES(2)   TOTAL LINES(2)     PROGRESS(3)
----                               -----------   ---------   --------------------   --------------   ---------------
Cleveland, OH....................     1999         423,733           922,473           1,346,206            14
Columbus, OH.....................     1999         273,345           597,662             871,007            12
Chicago, IL......................     1999       1,893,902         3,022,030           4,915,932            33
Detroit, MI......................     2000         851,821         1,775,068           2,626,889            24
New York, NY.....................     2000       1,782,190         3,858,804           5,640,994            26
Boston, MA.......................     2000         859,422         1,492,218           2,351,640            20
                                                 ---------        ----------          ----------           ---
          Total..................                6,084,413        11,668,255          17,752,668           129

---------------

(1) Based on our current buildout schedule.
(2) Company estimates based on FCC, iMarket and TargetPro. Represents estimated lines within the MSA.
(3) We are in various stages of the collocation process depending on the market and its priority in our buildout schedule. Our collocation process consists of the following basic phases:
           - Gathering of demographic data for each region and selection of specific ILEC facilities for collocation;
           - Filing applications with the appropriate ILECs for collocation rights at each selected location;
           - Upon receipt of each approval, doing an evaluation of each facility;
           - Building by the ILEC of a "cage" or preparation of space in which our equipment will be placed; and
           - Installing and testing of our equipment.
    We have at least obtained approval of our application for all collocations in progress.

     In determining our target markets, we prepare detailed analyses of telecommunications and demographic data. Our target markets are chosen based on a number of factors, including:

     - Overall size of the telecommunications market;

     - Concentration of business and residential customers;

     - The availability of local transport networks and providers;

     - Demographic statistics;

     - The locations of our existing resale customers;

     - Our relationship with the ILEC and interconnection terms; and

     - Regulatory environment.

We are currently certified to operate as a CLEC and/or long distance telecommunications provider in 18 U.S. states.

     We believe that our Smart LEC strategy enables us to enter and construct our network into new cities with relatively low up-front capital expenditures, and a significant proportion of success-based capital expenditures. Depending on the size of the market and other factors, our up-front costs to enter a market are expected to be approximately $7 to $10 million, which includes initial set-up costs associated with entering a market, such as the installation of our switch and collocation facilities. Additional capital expenditures will be based on subscriber levels and services offered and are estimated to be approximately $400-500 per line. Therefore, a significant portion of the total capital expenditures in a given market will be incurred only as we increase our subscriber base and the related capacity of the network.

     National Network

     We currently have in place an ATM network which connects more than 80 U.S. cities. We have facilities located in each of these points of presence, and have leased DS-1 to DS-3 circuits to interconnect this network and to reach the major national Internet access points. Approximately 20 owned ATM switches are now being used across our network, with additional switches scheduled to be deployed throughout 1999. The ATM switches allow us to carry multiple services efficiently over our circuits. We directly peer with major backbone providers including MCI WorldCom and PSINet. These peering arrangements help us maintain a competitive low cost network. This national network will interconnect our local Smart LEC networks as they are deployed.

     Our national network currently interconnects our point-of-presence facilities in the following cities:

Akron, OH
Albuquerque, NM
Atlanta, GA
Austin, TX
Birmingham, AL
Boise, ID
Boston, MA
Champaign, IL
Charlotte, NC
Chicago, IL
Cincinnati, OH
Cleveland, OH
Colorado Springs, CO
Columbia, SC
Columbus, OH
Corpus Christie, TX
Dallas/Ft. Worth, TX
Dayton, OH
Denver, CO
Des Moines, IA
Detroit, MI
El Paso, TX
Flint, MI
Grand Rapids, MI
Green Bay, WI
Greensboro, NC
Greenville, SC
Houston, TX
Indianapolis, IN
Irvine, CA
Jackson, MS
Kansas City, MO
Knoxville, TN
Lansing, MI
Las Vegas, NV
Laurel, MD
Lexington, KY
Little Rock, AR
Los Angeles, CA
Louisville, KY
Madison, WI
Memphis, TN
Merriville, IN
Milwaukee, WI
Minneapolis/St. Paul, MN
Montgomery, AL
Nashville, TN
New Orleans, LA
New York, NY
Oklahoma City, OK
Omaha, NE
Peoria, IL
Philadelphia, PA
Phoenix, AZ
Pittsburgh, PA
Portage, IN
Portland, OR
Raleigh/Durham, NC
Reno, NV
Richmond, VA
Rochester, NY
Rockford, IL
Sacramento, CA
Salt Lake City, UT
San Antonio, TX
San Diego, CA
San Francisco, CA
San Jose/Mae West, CA
South Bend, IN
Spokane, WA
Springfield, IL
St. Louis, MO
Stamford, CT
Tallahassee, FL
Toledo, OH
Topeka, KS
Traverse City, MI
Tucson, AZ
Tulsa, OK
Washington, DC

     Our national leased circuits currently cover approximately 6,500 miles of DS-3 circuits and approximately 13,300 miles of DS-1 circuits. As we further increase the capacity and reach of our network over the next 12 months, we expect to contract for the lease of additional approximately 10,000 miles of additional OC-3 circuits, DS-3 circuits and DS-1 circuits.

     The following map illustrates the reach of our ATM network today:

                         [CURRENT ATM NETWORK GRAPHIC]

     LMDS Broadband Wireless Spectrum

     As a complement to our Smart LEC network, we own LMDS licenses for the broadband wireless spectrum. Our licenses cover nearly all of the state of Ohio and represent more than 10.5 million "POPs". With 1,150 MHz of spectrum, these licenses have much greater bandwidth than cellular or PCS licenses (up to 30
MHz) or other fixed wireless licenses (80-400 MHz). We are the fourth largest holder of this spectrum in North America. NEXTLINK Communications, Inc. is the largest license holder, and has licenses for major U.S. population centers outside of Ohio.

     LMDS is a newly authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, Internet access, video broadcasting, video conferencing, and other services. LMDS uses frequencies in the 28GHz to 31GHz range. The spectrum is useable for communication services from a fixed antenna, but is not suitable for mobile or portable communications. The service is subject to line of site limitations and rain attenuation, but current systems seek to reduce these impediments through advanced system architecture and the strategic placement of transmitters. The point-to-multipoint technology of LMDS allows a single hub site antenna to be used to form multiple paths with customer antennas at numerous locations. LMDS can thus be used to provide a wireless high-capacity broadband service for the "last mile" to a subscriber's home or office.

     As LMDS technology advances, we intend to use this spectrum to offer additional communications services and to expand the reach of our network. For some locations, we believe that LMDS may offer a substantially lower cost solution for providing high-quality broadband services than other competing delivery systems such as fiber or copper extensions. LMDS equipment is not in general commercial service at this time, but technology is currently in development and we have established relationships with several equipment vendors.

     Through a wholly owned subsidiary, in June 1998, we were awarded the following A-Block licenses in 15 markets in Ohio with a total of 10,573,982 POPs (representing more than 95% of the POPs in Ohio). Each LMDS license covers a defined Basic Trading Area, and our A-Block LMDS licenses consist of 1,150 MHz of spectrum. CoreComm bid $25.2 million for such licenses, for an average of $2.39 per POP.

OHIO MARKETS                                                   POPS(1)
------------                                                  ----------
Cleveland-Akron.............................................   2,894,133
Cincinnati..................................................   1,990,451
Columbus....................................................   1,477,891
Dayton-Springfield..........................................   1,207,689
Toledo......................................................     782,184
Canton-New Philadelphia.....................................     513,623
Youngstown-Warren...........................................     492,619
Lima........................................................     249,734
Mansfield...................................................     221,514
Zanesville-Cambridge........................................     178,179
Findlay-Tiffin..............................................     147,523
Sandusky....................................................     133,019
Ashtabula...................................................      99,821
Chillicothe.................................................      93,579
Marion......................................................      92,023
                                                              ----------
     Total..................................................  10,573,982
                                                              ==========

---------------

(1) POPs are the estimated population of a market. The number of POPs owned by an operator does not represent the number of users of its services and is not necessarily indicative of the number of potential subscribers. Rather, this term is used only as a basis for comparison of the current size of system operators. The FCC used POPs in the LMDS auction for determining initial payments, bidder eligibility, and minimum bids. The POPs in this chart are based upon the April 1, 1990 U.S. Department of Commerce, Bureau of the Census data. Total POPs in the state of Ohio according to this data are 11,079,503.

     The Telecommunications Act of 1996

     Our ability to lease unbundled network elements from incumbent providers is the result of the Telecommunications Act of 1996. The Telecommunications Act opened up the local telecommunications exchange market to competition, creating an attractive opportunity for us and other carriers. The Telecommunications Act requires that ILECs offer the use of their networks for total resale or the lease of unbundled network elements, and that ILECs permit other carriers to collocate and interconnect their equipment within the ILECs' central offices. Moreover, an ILEC is prohibited from entering the long distance market in its home region until it is determined that there is a significant level of competition in its local service market.

PRODUCTS AND SERVICES

     We currently offer our business and residential customers an extensive array of voice and data services in order to satisfy and capture all of their communications needs.

     Bundled Packages

     In our current service offerings, we bundle communications products and services in order to give our customers increased convenience, flexibility and choice, at good "value for money." We typically offer a platform of basic services, which represents a minimum selection of services to be offered, and then create ways for the customers to easily and conveniently increase the other services purchased according to their tastes.

     For example, in our current residential service offering, we combine a basic package with the concept of "Feature Points" as follows:

Home Option:     Option 1:     Option 2:     Option 3:
Monthly Price:                                             Add:
                 $19.95        $28.95        $42.95        -----
                                                           Internet
Includes:        Dialtone      Dialtone      Dialtone
                                                           Second Line
                 Local Calls   Local Calls   Local Calls
Feature Points:  2             5             10

FEATURES                                                      FEATURE POINTS
--------                                                      --------------
Long Distance (30 minutes)..................................        1
Long Distance (100 minutes).................................        3
Call Waiting, 3-way Calling, Call Forwarding (each).........        1
Caller ID, Voicemail, Pager (each)..........................        2

     According to these offerings, customers can choose the amount they would like to spend on telephone services, determine the package that they would like to subscribe to, and then have the flexibility to choose which features they would like included as part of the bundle. For example, if a customer chooses Home Option 2, they would pay $28.95 per month, and receive five free feature points to "spend" in any way they would like. They could choose 100 minutes of free long distance plus voicemail, or 30 minutes of long distance, plus call waiting, 3-way calling, and a pager (or any other combination of features with five feature points).

     We are continually refining our product offerings, and the services listed above are currently being modified to include our Internet services, second line options, and other related products. For example, we are currently finalizing plans to offer Internet access service as part of our bundled offerings, which is expected to include the ability to buy Internet access and a second line for a combined price, the ability to select Internet access using the feature points described above, and other flexible alternatives and features such as, unlimited and measured access, various e-mail options, and bundled web page hosting. Although the specific components of our offerings will change, we will continue our strategy of designing attractive marketing packages which give the customer flexibility and choice, with convenient ways to subscribe to additional services.

     Voice and Data Services

     We currently offer the following voice, data and Internet services to business and residential customers in our markets:

     - Local Exchange Services -- including standard dial tone, local calling, Centrex services, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services.

     - Custom Calling Features -- including call waiting, call forwarding, caller ID, voice mail, conference calling and other enhanced features.

     - Long Distance Services -- including 1+ interLATA calls (which are calls across Local Access and Transport Areas), intraLATA calls, international calls, 800/888/877 toll free services, calling cards and other related services.

     - Internet Access Services -- including dial-up and dedicated access to the Internet over conventional modems, ISDN, T-1, DS-3 and higher speed connections.

     - Web Site Hosting and Design -- including dedicated and shared site hosting and, typically through third parties, web site design.

     - Data Networking Services -- including a variety of data circuits and networking solutions.

     DSL Offering

     DSL is a transmission technology that allows for the high speed transport of significant levels of voice and data over conventional, copper phone lines. DSL can deliver speeds of up to 7 Mbits per second, which is the equivalent of more than 100 voice grade circuits, over a single copper loop.

     The higher speed provided by DSL technology enables consumers to transfer data or access the Internet at high speeds. In addition to significantly increasing data transfer rates, DSL technology provides an alternative for providing multiple voice lines or voice and data carried over the same pair of twisted copper wire. By using DSL, businesses can obtain the same number of voice lines over a single loop that would normally be obtained using a more expensive standard T1 or other circuit. DSL technology also makes it possible for business or residential customers to obtain telephone service and high-speed data service simultaneously over a standard copper telephone line.

     We believe there are several benefits to DSL, including:

        - High bandwidth, high-speed, "always on" Internet connections;

        - Dedicated, not shared bandwidth, which allows for "guaranteed" performance levels;

        - Ratable service, which allows us to tailor the service to the customers' needs and allows the customers to determine how much money to expend for the amount of high speed bandwidth they need;

        - Ability to use the same loop for voice and data simultaneously;

        - Enhanced security;

        - Utilization of existing copper infrastructure, which allows faster rollout and lowers deployment costs;

        - Increased telephony margins as a result of packaging of services over a single local loop; and

        - Deployment with success-based capital expenditures.

     We believe our Smart LEC network is well suited to capitalize on DSL technology. In our own switch facilities and our collocation facilities, we are deploying DSL access equipment. DSLAMs are connected to the copper loops at the end office, and aggregate and concentrate the data traffic from the end user. DSL technology is limited by the length of the loop being used, which typically must be less than three miles, as well as other factors such as the condition and quality of the copper line. We are planning to rollout our DSL network and services simultaneously with the telephony network, beginning in our initial markets in 1999 and 2000. We intend to use DSL to provide high-speed Internet access and data services, combined data and voice services over a single copper loop, and voice circuit trunking to connect multiple access lines.

     We intend to deploy multiple forms of DSL in order to provide a broad service offering to our customers and to expand the DSL coverage of our target markets. Our offerings are expected to include different forms of Asymmetric DSL
(ADSL) including Rate Adaptive DSL (RADSL) and G.lite, Symmetric DSL (SDSL) and Integrated DSL (IDSL). We believe that a widely accepted standard, such as G.lite, will enhance our ability to penetrate our target markets with DSL services.

     Other Related Services

     Cellular and Paging Services. As a complement to our voice and data services, we also offer cellular and paging services. Although these are not core products and do not utilize our own networks, they are offered as an additional service for our business and residential customers for added choice and convenience. We are currently offering cellular services in Ohio and Michigan, and may choose to add other markets in the future. Our paging service is available nationally. We have resale agreements with the three major providers of cellular service in Michigan and Ohio: AirTouch Cellular, GTE Mobilenet Inc. and Ameritech Mobile Communications, Inc. In addition, we sell retail cellular long distance telephone services to cellular customers of various local cellular service providers who have chosen us as their long distance service provider.

     IP Telephony. With recent advancements in the development of telephony equipment using Internet Protocol, the overall quality of telephone calls delivered over an IP network has become increasingly reliable and has become more equivalent to the circuit-switched network. Although we are not currently using this technology to deliver our voice traffic, our local and national networks have been designed to allow for the use of IP telephony when and if reliable technology becomes available.

     Under this technology, our platform would compress and convert voice into IP packets using voice compression algorithms, digital signal processors and ancillary software. These packets would then be transmitted via our national IP network. Due to its scalability and compression features, this technology would allow a greater quantity of simultaneous voice calls and data to be carried over the network compared to traditional circuit switching, thus utilizing significantly less bandwidth. Potential services offered under this technology would include local and long distance calling, fax transmission, call termination, national voicemail, and other related services.

SALES AND MARKETING

     Our marketing strategy is to provide business and residential customers a bundled package of high quality telecommunications services at competitive prices, delivered with quality care and service to the customer.

     In its prior experience, our management has had significant success in marketing integrated communications products in several other operations both in the U.S. and abroad. We believe much of this success was due to our management's ability to creatively and effectively design and market integrated communications products and services. We intend to capitalize on this experience to develop service offerings to attract and retain business and residential customers in our target markets.

     A core part of our strategy is to offer our customers bundled telecommunications, Internet and data services. Our integrated service offerings are packaged and priced to give the customer increased flexibility, choice, and "value for money", while also enhancing convenience. Our offerings can be created to allow flexibility to meet individual customer needs, and are conveniently offered on a single bill. We believe that offering combined packages of local and long distance telephony, Internet access and data services is attractive to the potential business and residential customers in our target markets. In addition to attracting customers, we believe this strategy also improves our profitability by increasing average revenue per customer, reducing customer acquisition costs and other operating costs, and improving customer retention.

     The broad reach of the Smart LEC network enables us to market our services over wide geographical areas. By using a combination of resold and switch-based services, we will not be limited to offering services only in areas where we have built our own networks. We intend to capitalize on our ability to market over wide areas by utilizing mass marketing strategies and other efficient methods of communicating with our potential customer base. For example, we have contracted to be one of only four gate sponsors for the new football stadium for the Cleveland Browns. Under this agreement, we have prominent placement of advertisements throughout the stadium, an entry gate known as the CoreComm Gate, game giveaway opportunities, and other related advertising benefits. The broad reach of our network across the Cleveland area allows us to take advantage of such mass market opportunities. We believe that these and other initiatives will increase the awareness of the CoreComm brand and will attract new business and residential customers in our target markets. We believe that the ability to market over larger areas will increase the efficiency and effectiveness of our marketing and advertising programs.

     In the business market, we will focus on a direct sales approach, targeting small and medium-sized businesses. We believe that small to medium-sized businesses represent a large and growing market which is currently underserved by the ILECs and competitive providers. We seek to attract these target customers with customer-convenient bundles, providing simplicity, flexibility and ease of decision-making. We use our sales force to sell directly to customers, to establish a relationship with telecoms managers, and to better understand and service their communications needs. We generally employ sales people with significant experience in the telecommunications industry. In order to effectively incentivize our sales force, a large portion of their compensation is performance-based and focused on sales and customer retention. We try to attract and retain qualified sales people by offering them the opportunity to work with a successful management team in an entrepreneurial environment, with equity participation through stock options.

CUSTOMER INTERFACE AND PROPRIETARY SYSTEMS

     We believe that the customer experience must be easy, enjoyable, and exceptional. We have developed integrated systems and procedures that will substantially support all aspects of our business, including provisioning, billing, customer care and collections. Our information services and customer care operations are closely linked to ensure that all related operations are effectively integrated. We believe this focus on the customer experience will provide us with a competitive advantage in attracting and retaining customers.

     "Internet Centric" Approach

     We are in the process of actively developing and incorporating systems to deliver "Internet Centric" operational support systems. These customer-facing systems are expected to add functionality in the areas of electronic billing, web-based customer care and e-commerce. We are preparing to support a substantial portion of our customer interactions over the World Wide Web. Our customers will be able to order new services, view and pay their bill online, and interact with our customer care department on a 24 x 7 x 365 basis, all without using the telephone. We believe that this method of communicating with the customer will not only be convenient for the customer, but will also increase our operating efficiency.

     We intend to employ a variety of techniques to effectively and efficiently serve the customer, including:

        Efficient Fulfillment of Services--Our systems support electronic tracking of orders from provisioning through installation. Service orders will flow directly from the consumer to our back office, and then on to the ILEC. Administrative controls in our support systems are designed to provide timely identification and resolution of customer concerns and issues.

        Low-cost Billing--We have developed a customer friendly, fully integrated billing statement covering all of the communications services supplied. The statement currently can be delivered electronically via e-mail. Customers may elect to pay their bill automatically via credit card or direct debit. We are further developing web-based electronic bill presentment and payment capabilities. These services will reduce billing costs while providing value-added services to customers such as the ability to sort billing data and create customized reports.

        Smart Customer Care--We intend to continue to develop sophisticated customer care systems that will increase our use of the Internet as a means of communicating with our customers. We will soon be making customer care available via e-mail, which will allow for simple requests and changes to be processed without use of the phone and for customer care associates to work from outside of our facilities. These and other initiatives are expected to improve the efficiency of our customer care resources by developing on-line tools which will enable customers to communicate more efficiently with us and even service themselves when appropriate.

     Electronic Bonding & Proprietary Systems

     We are currently bonded electronically with Ameritech and Bell Atlantic. This electronic interface allows for timely and accurate service ordering and provisioning of our customers. We have real-time access to customer information as well as real-time order entry and confirmation. We provision service to customers through our proprietary systems, which are designed to interface with the ILECs' systems through a variety of delivery mechanisms. Our systems and processes have been developed to decrease the risk of human error associated with provisioning customers by manual keying or fax.

     Our customer interface systems have been developed and continue to be enhanced in a client/server environment that allows for flexibility to accommodate an expanding customer base, efficient entry into new markets, switch-based services, and rapid development of additional functionality. Our proprietary systems handle all pre-ordering activities, including obtaining customer service records (CSR), finding and reserving telephone numbers, verifying customer addresses, validating due dates, searching the ILEC's switches for feature availability (COFA), and yellow page listings.

     In addition, we have developed proprietary methods of ordering and provisioning services through ILECs by formatting and sending electronic data interchange (EDI) messages. These systems use common software for the actual sending and receiving of purchase orders and acknowledgements, but use custom code for the content of these messages. We typically use off-the-shelf software for standard processes that is readily available, and develop proprietary systems when such processes need to be modified to meet our needs.

     We intend to continue to commit significant resources to develop our electronic interfaces with ILECs as we provide additional services. We view the efficiency and the accuracy of our communications and interface with ILECs as an important strategic priority.

COMMUNICATIONS INDUSTRY

     We are participating in the large and rapidly changing U.S. wireline telecommunications industry. We believe that the wireline telecommunications industry benefits from positive price elasticity, as well as growing, non-cyclical demand for services. According to the U.S. Census Bureau, the total market size of the telecommunications services industry (which excludes cable television and Internet access) has increased from approximately $160 billion in 1990 to approximately $256 billion in 1997. This represents growth of 60% over this period. The wireline segment of this market accounts for approximately $193 billion, or 75% of the total telecommunications services market in 1997. Approximately 50% of wireline segment revenues are derived from local service and network access.

     According to FCC data, the total local revenue generated by the CLECs and competitive access providers was less than 2% of the total U.S. local revenues in 1997. As of June 30, 1998, CLEC lines (resold and switched) constituted approximately 1.6% of the total switched lines in the U.S.

     The emergence of the Internet and demand for data services has had a significant effect on the U.S. communications industry. The use of the Internet in both businesses and residences has been increasing rapidly, and is expected to continue its growth. Forrester Research projects that revenues from Internet access services will grow from $10.3 billion in 1998 to $61.8 billion in 2003 in the U.S. They also project that web hosting revenues will increase from $900 million in 1998 to $14.7 billion in 2003 in the U.S. Frost and Sullivan project that the total U.S. market for high-speed and switched data services will grow at an annual rate of approximately 17%, from $18.0 billion in 1997 to approximately $40 billion by 2002. The Gartner Group forecasts data traffic to grow more than five times faster than voice traffic through 2002, and that DSL revenue will grow at an annual rate of over 200% from 1998 to 2003, to reach $18.0 billion.

     We believe the overall size and growth of the U.S. communications market presents a significant opportunity for competitive communications providers. There are several factors which we believe will enhance the ability for competitive providers to compete with the incumbent operators, including general market receptivity to alternative providers, the desire in the business market to diversify services to multiple suppliers, and the ability of competitive providers to attractively bundle services and to offer improved customer service.

OUR OTHER BUSINESSES

     We are exploring other telecommunications opportunities both domestically and internationally, including offering prepaid cellular telephone services and other telecommunications opportunities.

     To this end, in August 1999, we acquired a 53% equity stake in Q-east Holding Limited, a Taiwan-based startup reseller of telephone services. Q-east provides long distance service to American consumers calling into Greater China on a pre-paid basis, via pre-paid calling cards, and on a post-paid basis to Taiwanese businesses. Q-east also provides termination services into Greater China for Tier 1 and Tier 2 telecommunications carriers. Q-east is in the process of building a network in Asia to support voice, fax and data services for carriers, ISPs and end users. Q-east is also exploring other telecommunications opportunities throughout Greater China's markets. To date, CoreComm has invested approximately $2.5 million into Q-east Holding Limited.

COMPETITION

     The telecommunications industry and all of its segments are highly competitive and many of our existing and potential competitors have greater financial, marketing, technical and other resources than we do. Please refer to the section entitled "Risk Factors--We face heavy competition in the telecommunications industry for all of the services we currently provide and those we intend to provide in the future." Competition for our products and services is based on price, quality, network reliability, service features and responsiveness to customers' needs.

  CLEC

     In each of our markets, we face competition from ILECs, including Ameritech and Bell Atlantic, as well as other providers of telecommunications services, such as GTE, other CLECs and cable television companies. In the local exchange markets, our principal competitor will be the ILECs. We also face competition or prospective competition from one or more CLECs. For example the following companies have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carrier's services or other providers' services: AT&T, MCI WorldCom, ICG, NEXTLINK and Sprint.

     Some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Ameritech in states in which we operate. These competitors either have begun or in the near future likely will begin offering local exchange service in those states. In addition to these long distance service providers and existing CLECs, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     - wireless telephone system operators;

     - large customers who build private networks;

     - cable television companies; and

     - other utilities.

     Competition in our CLEC business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based CLECs have committed substantial resources to building their networks or to purchasing CLECs or IXCs with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with ILECs, including RBOCs and IXCs, a provider can offer single source local and long distance services similar to those offered by us. Such additional alternatives may provide such competitors with greater flexibility and a lower cost structure than us. Some of these CLECs and other facilities-based providers of local exchange service are acquiring or being acquired by IXCs. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by us.

     Under the Telecommunications Act and related federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region long distance services originating in their traditional service area. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer out-of-region landline long distance services.

     Section 271 of the Telecommunications Act prohibits a RBOC from providing long distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC to date has denied each application for such approval, including the application of Ameritech for in-region long distance authority in Michigan. We anticipate that a number of RBOCs, including Ameritech, will file additional applications for in-region long distance authority in certain states. The FCC will have 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application. Based on continuing legal challenges, we do not believe that any RBOC will provide in-region long distance services on a significant basis prior to the year 2000.

     Once the RBOCs are allowed to offer widespread in-region long distance services, they will be in position to offer single-source local and long distance services similar to those offered by CoreComm and the largest IXCs.

     While new business opportunities have been made available to us through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the ILECs with an increased degree of flexibility with regard to pricing of their services as competition increases. The Ameritech resale agreement contains certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech retail rates. Nevertheless, if the ILECs elect to lower their rates and sustain lower rates over time, this may adversely affect our revenues from and place downward pressure on the rates we can charge. We believe the effect of lower rates may be offset by the increased revenues available by offering new products and services to our target customers as well as increased usage, but we cannot be sure that this will occur. In addition, future regulatory decisions may afford the ILECs excessive pricing flexibility or other regulatory relief which could have a material adverse effect on us.

  INTERNET

     The Internet services market is also extremely competitive. We compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy;

     - local, regional and national ISPs, such as MindSpring, Rocky Mountain Internet and Internet America;

     - national telecommunications companies, such as AT&T and GTE;

     - RBOCs, such as Ameritech and Bell Atlantic; and

     - online cable services, such as Excite@Home and Roadrunner.

     This competition will increase as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

     Our DSL service offering will also face competition from the traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, other Internet service providers, on-line service providers and wireless and satellite service providers.

  LMDS

     Depending on the services ultimately offered through our LMDS business, it could face the same competition as outlined above. In addition, the extent it is used it deliver pay television, our planned LMDS business will compete with franchised cable television systems and also may face competition from several other types of MVPDs:

     - Multichannel Multipoint Distribution Systems;

     - Satellite Master Antenna Television Systems;

     - DBS and other television receive-only satellite dishes;

     - video service from telephone companies; and

     - open video system operators.

     MVPDs face competition from other sources of entertainment, such as movie theaters and computer on-line services. Further, premium movie services offered by MVPDs have encountered significant competition from the home video industry. In areas where several off-air television broadcasts can be received without the benefit of terrestrial distribution systems, MVPDs have experienced competition from such broadcasters. Online services and ISPs also serve as a source of competition to MVPDs.

     The Telecommunications Act relaxed the regulatory barriers to entry by ILECs into the provision of video programming in their local telephone service areas, and it substantially reduces current and future regulatory burdens on franchised cable television systems, thus potentially resulting in significant additional competition to LMDS operators from local telephone companies and franchised cable television systems.

     OTHER BUSINESSES

     In addition to our CLEC, Internet and LMDS businesses, our other businesses face strong competition as well. These competitive businesses include long distance service, cellular service and paging service. Our long distance service faces competition from long distance carriers, including facilities-based carriers such as AT&T, MCI WorldCom and Sprint and resellers of long distance service. Our cellular service faces competition from other cellular carriers, such as Vodafone AirTouch and AT&T, and from PCS carriers, such as Sprint PCS. Our paging services are similarly exposed to competition from other providers of paging services operating in the same local markets, regionally or nationally.

CUSTOMER DEPENDENCE AND SEASONALITY

     We do not depend upon any single customer for any significant portion of our business. Neither our business nor the telecommunications industry are generally characterized as having a material seasonal element, and we do not expect our business or the industry to become seasonal in the foreseeable future.

EMPLOYEES

     As of September 30, 1999, we had an aggregate of approximately 800 employees. None of our employees are represented by any labor organization. We believe that our relationship with our employees is excellent.

PROPERTIES

     Some of our subsidiaries lease office space which we believe is adequate to serve our present business operations and our needs for the foreseeable future. Please refer to the notes to our consolidated financial statements, included elsewhere in this Offering Memorandum, for information concerning our lease commitments.

LEGAL PROCEEDINGS

     We are not involved in any legal disputes that are expected to have a material adverse effect on our financial condition.

                                   REGULATION

OVERVIEW

     The telecommunications services we provide are subject to regulation by federal, state and local government agencies. The following summary does not purport to describe all current and proposed regulations and laws affecting the telecommunications industry. Other existing federal and state regulations and legislation are the subject of judicial proceedings, legislative hearings and administrative proposals, which could change in varying degrees the manner in which this industry operates. Neither the outcome of these proceedings nor their impact on the telecommunications industry or our business can be determined at this time. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

     At the federal level, the FCC has jurisdiction over interstate and international services and interstate services are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state and state public service commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may also regulate limited aspects of our business, such as use of government-owned rights-of-way and construction permits. Our networks are also subject to numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

TELECOMMUNICATIONS ACT OF 1996

     The federal Telecommunications Act, enacted in 1996, has resulted and will continue to result in substantial changes in the marketplace for telecommunications services. These changes include, at present, opening local exchange services to competition and, in the future, a substantial increase in the addressable services for us. Among its more significant provisions, the Telecommunications Act:

     - removes legal barriers to entry into all telecommunications services, such as long distance and local exchange services;

     - requires ILECs (e.g., Ameritech or Bell Atlantic) to "interconnect" with and provide services for resale by competitors;

     - establishes procedures for ILECs to enter into new services, such as long distance and cable television;

     - relaxes regulation of telecommunications services provided by ILECs and all other telecommunications service providers; and

     - directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service.

     The FCC was also directed by Congress to revise and make explicit subsidies inherent in the access charge paid by IXCs for use of local exchange carriers' services.

REMOVAL OF ENTRY BARRIERS

     The provisions of the Telecommunications Act should enable us to provide a full range of local telecommunications services in any state. Although we will be required to obtain certification from state public service commissions in almost all cases, the Telecommunications Act should limit substantially the ability of a state public service commission to deny a request for certification. The provisions of the Telecommunications Act also reduce the barriers to entry by other potential competitors and therefore increase the level of competition we will likely face in all markets affected by the Act. Please refer to the section entitled "Business--Competition."

INTERCONNECTION WITH LOCAL EXCHANGE CARRIER FACILITIES

     A company cannot compete effectively with the ILECs in the switched local telephone services market unless it is able to connect its facilities with the ILEC's facilities and obtain access to certain essential services and resources under reasonable rates, terms and conditions. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural ILECs. These requirements are intended to provide access to certain networks under reasonable rates, terms and conditions. Specifically, ILECs must provide the following:

     UNBUNDLING OF NETWORK ELEMENTS. ILECs must offer access to various unbundled elements of their network. This requirement allows new entrants to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to a new entrant's customers.

     DIALING PARITY. All local exchange carriers must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the ILEC's network.

     TELEPHONE NUMBER PORTABILITY. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers.

     RECIPROCAL COMPENSATION. The duty to provide reciprocal compensation means that local exchange carriers must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network, for which they must pay a given level of compensation.

     RESALE. All local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their services. In addition, ILECs must offer local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

     ACCESS TO RIGHTS-OF-WAY. All ILECs, CLECs and certain other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

     ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the ILEC within a prescribed time, either carrier may request arbitration by the applicable state commission.

     While the Telecommunications Act generally requires ILECs to offer interconnection, unbundled network elements and resold services to CLECs, ILEC-to-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements. ILECs may not provide timely provisioning or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the ILEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the intrastate cost of providing universal service.

     In January 1999, the United States Supreme Court upheld the FCC's authority to adopt pricing rules for interconnection services unbundled network elements and resale by CLECs. However, the Supreme Court instructed the FCC to reconsider aspects of its 1996 order regarding the extent to which ILECs are required to unbundle elements of their networks. The FCC's pricing rules are also subject to further judicial review. On remand from the Supreme Court, the FCC adopted an order on September 15, 1999, which specified the unbundled elements that ILECs must make available to competitors. The FCC reaffirmed that incumbents must provide unbundled access to six of the seven network elements that were listed in the FCC's 1996 order. According to the FCC, the seventh item, operator and directory assistance services, are no longer necessary to permit competition. The FCC's order also added additional unbundled elements to the list-subloops, portions of loops, dark fiber optic loops and transport-but declined, except in limited circumstances, to require ILEC's to unbundle the facilities used to provide high-speed Internet access and other data services. In addition, the FCC initiated a further rulemaking proceeding to consider whether carriers should be able to use certain unbundled elements as a substitute for the ILEC's special access services.

     In February 1999, the FCC determined that calls to ISPs are interstate in nature, thus falling under the FCC's jurisdiction. The FCC's February 1999 ruling has been appealed by several parties. The FCC has since initiated a review of compensation arrangements between ILECs and CLECs for calls to ISPs. This review could adversely affect the compensation that CLECs, including us, receive for carrying such traffic. In addition, certain state regulatory commission decisions regarding reciprocal compensation for termination of calls to ISPs could lead to lower revenues for CLECs.

     Several ILECs have filed petitions at the FCC and have initiated legislative efforts to effect a waiver of the obligation to unbundle and offer services for resale with regard to high-speed data or "advanced" services. In addition, the ILECs are seeking to provide such services on an interLATA (long distance) basis before they have been granted approval by the FCC pursuant to
Section 271 of the Communications Act to enter the long distance market. Although the FCC has held that advanced services continue to be subject to the resale and unbundling obligations of the Act, it has commenced a proceeding to determine whether ILECs can create separate affiliates for advanced services that would be free of these obligations. In addition, the FCC recently obtained a voluntary remand from the U.S. Court of Appeals for the D.C. Circuit of a case initiated by US West to consider further the issue of whether an ILEC's advanced services fall into the category of "telephone exchange service" or "exchange access service." If the FCC agrees with US West that advanced services are neither telephone exchange or exchange access services, it could mean that advanced services are not subject to the resale, unbundling, and other provisions of Sections 251(b) and (c) of the 1996 Act. Even if the FCC does not support US West's view on this matter, if it fails to support its decision properly during the remand period, it could be reversed by the Court of Appeals. Either of these results would make it more difficult for us to obtain access to an ILEC's advanced services.

     There are also numerous bills being considered by Congress that would deregulate the provision of advanced services by ILECs. These regulatory or legislative outcomes could have an adverse effect on our ability to obtain access to the network elements necessary for the provision of advanced services to our customers or to compete with ILECs in the provision of such services.

LOCAL EXCHANGE CARRIER ENTRY INTO NEW MARKETS

     Our principal competitor in each market we enter is the ILEC. Prior to the enactment of the Telecommunications Act, the RBOCs generally were prohibited by the consent decree that broke up the Bell System from providing long distance services. The Telecommunications Act established procedures under which a RBOC can provide landline long distance services originating from (and in certain cases, terminating in) its traditional telephone service area after receiving approval from the FCC. The interconnection offered or provided by the RBOC must comply with a competitive checklist that incorporates the interconnection requirements discussed above. Please refer to the section entitled "--Interconnection with Local Exchange Carrier Facilities." RBOCs are currently permitted to provide landline long distance services to customers outside of their local service areas and in conjunction with their mobile telephone service offerings.

     Approval from the FCC will enable a RBOC to provide customers with a full range of local and long distance telecommunications services. The provision of landline long distance services by RBOCs is expected to reduce the market share of the major long distance carriers, which may be significant customers of our services. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenues from the IXCs and to compete in offering a package of local and long distance services. To date, the FCC has denied each application for in-region long distance service. More RBOC requests to provide in-region long distance service are expected to be filed with the FCC in the near future.

RELAXATION OF REGULATION

     A goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of ILECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since we are a non-dominant carrier and, therefore, are not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the ILECs than to us in the long run.

     The Communications Act requires all common carriers to charge just and reasonable rates for their services and to file schedules of these rates with the FCC. These schedules are known as "tariffs" and they represent a contract between a carrier and its customers. The Telecommunications Act permits the FCC to "forbear" from enforcing certain provisions of the Communications Act and the FCC has used this authority to determine that it is in the public interest to prohibit carriers from filing tariffs for their interstate services. This decision of the FCC and its "mandatory detariffing" has been stayed by the U.S. Court of Appeals for the D.C. Circuit. If the FCC is successful in its attempt to preclude telecommunications providers from filing tariffs, it may increase our exposure to litigation. Currently, tariffs contain provisions limiting carriers' liability on a variety of issues. In the absence of filed tariffs, carriers would have to rely on negotiated contracts with each customer to provide such liability limitations.

     Another FCC decision permits, but does not require, CLECs to file tariffs for the charges that they levy on interstate long distance carriers for completing calls to CLEC customers (refer to the discussion of "access charges" below). In the absence of a tariff, a carrier depends on a contract with its customers to determine the rates and conditions of service.

UNIVERSAL SERVICE AND ACCESS CHARGE REFORM

     On May 8, 1997, the FCC issued an order implementing the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. This order requires all telecommunications carriers providing interstate telecommunications services, including us, to contribute to universal service support. Our share of the contributions used to support schools, libraries and rural health care programs is based on our share of the total industry end user telecommunications revenues. Our share of the federal high-cost fund is based on our share of total interstate telecommunications revenue. Although we have already begun contributing to the federal universal service fund, the amount of our required contribution changes each quarter. Several parties have appealed the FCC's May 8, 1997 order. The appeals have been consolidated and are pending in the United States Court of Appeals for the Fifth Circuit. A number of states have their own universal service programs. In May 1999, the FCC adopted a framework for a new, forward-looking, high-cost support mechanism that will provide support for non-rural telecommunications carriers. The FCC stated that the support mechanism will be used only to determine federal support and will not impose any obligation on a state to impose intrastate surcharges. It is not possible to determine at this time what effect this ruling will have on the level of contributions we are required to make to either the federal or various state universal service programs, or if it will become easier for us to become qualified as recipients of universal service funds when we serve high-cost areas.

     In a related proceeding, on May 16, 1997, the FCC issued an order implementing certain reforms to its access charge rules. Access charges are charges imposed by local exchange carriers on long distance providers for access to the local exchange network, and are designed to compensate the local exchange carrier for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. This order required ILECs to substantially decrease over time the prices they charge for switched and special access and changed how access charges are calculated. These changes are intended to reduce access charges paid by IXCs to local exchange carriers and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules are effective in reducing access charges, our ability to offer customers lower-cost access services might be impaired. Additionally, the FCC ruled that ILECs may no longer impose certain interconnection charges on competitive providers that interconnect with the ILEC at the end offices but do not use the transport facilities.

     On August 27, 1999, the FCC issued an order implementing further reforms to its access charge rules. The FCC's order granted price cap LECs greater pricing flexibility, and instituted other access charge reforms designed to increase competition and reduce access charges. These changes could impair our ability to offer customers lower-cost access services. The FCC also issued a notice of proposed rulemaking, proposing additional pricing flexibility. In addition, the FCC stated that it is considering whether to adopt rules constraining CLEC access charges. To the extent CLEC access charges are reduced, our revenue could decrease.

     Some state public service commissions have adopted rules or are currently considering actions to preserve universal services and promote the public interest.

FEDERAL REGULATION GENERALLY

     Through a series of proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only ILECs are classified as dominant; all other providers of domestic interstate services are classified as non-dominant carriers. As a non-dominant carrier, we are subject to relatively limited regulation by the FCC. However, at a minimum, we must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

     The FCC has adopted rules requiring ILECs to provide collocation to CLECs for the purpose of interconnecting their competing networks. Under the rules adopted by the Local Competition Orders, ILECs are required to provide either physical collocation or virtual collocation at their switching offices. Recently, the FCC established new rules designed to make it easier and less expensive for CLECs to obtain collocation at ILEC central offices by, among other things, restricting the ILECs' ability to prevent certain types of equipment from being collocated and requiring ILECs to offer alternative collocation arrangements to CLECs. While these rules are likely to benefit us, it is uncertain whether they will be implemented by ILECs in a favorable manner. In addition, ILECs have asked the FCC to reconsider aspects of the new collocation rules.

     All local exchange carriers, including CLECs, must:

     - make their services available for resale by other carriers;

     - provide nondiscriminatory access to rights-of-way;

     - offer reciprocal compensation for termination of traffic; and

     - provide dialing parity and telephone number portability.

     In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities. Moreover, the FCC is considering the regulatory implications of various aspects of local exchange competition. Any or all of these proceedings may negatively affect CLECs, including us.

     The May 21, 1997 order reforming the FCC's price cap formula and the August 27, 1999 order granting ILECs substantial pricing flexibility with regard to interstate access services afford ILECs greater flexibility in establishing rates and provide additional incentives to foster efficiency. Because these regulatory initiatives enable ILECs to offer selectively reduced rates for access services, the rates we may charge for access services could be constrained. Our rates also will be constrained by our competitors which, excluding the ILECs, are subject to the same streamlined regulatory regime as us and can price their services to meet competition.

     The FCC is currently examining intercarrier compensation for the termination of calls to ISPs, which could affect both CLECs' and ISPs' costs.

STATE REGULATION GENERALLY

     Most state public service commissions require companies to be certified to provide common carrier services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

     In addition to obtaining certification, in each state, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing switched services. Under the Telecommunications Act, the FCC has adopted interconnection requirements, certain portions of which have been upheld by the United States Supreme Court and other portions of which are subject to reconsideration by the FCC or further judicial review. Please refer to the section entitled "--Interconnection with Local Exchange Carrier Facilities." State public utility commissions are required to approve interconnection agreements before they become effective and must arbitrate disputes among the parties upon request. We have already entered into interconnection agreements with Ameritech and Cincinnati Bell Telephone. In addition, we have acquired MegsINet which also has an interconnection agreement with Ameritech. We have also initiated the process of negotiations with Ameritech and Bell Atlantic for additional interconnection agreements. Regulatory changes could require renegotiation of relevant portions of existing interconnection agreements, or subject them to additional court and regulatory proceedings.

     Some recent state regulatory commission decisions regarding the applicability of the Telecommunications Act's reciprocal compensation provisions to the termination of calls placed to ISPs could result in lower revenues for CLECs in those states. The issue remains undecided in various other states.

     We are not presently subject to price regulation based on costs or earnings. Most states require CLECs to file tariffs setting forth the terms, conditions and prices for intrastate services. Some states permit tariffs to list a rate range or set prices on an individual case basis.

     Several states provide ILECs with flexibility for their rates, special contracts (selective discounting) and tariffs, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent local exchange carrier to compete with us and constrains the rates we may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant ILECs additional pricing flexibility. At the same time, some ILECs may request increases in certain local exchange rates to offset revenue losses due to competition.

REGULATION OF RESELLERS

     The FCC has defined resale as any activity in which a party (the reseller) subscribes to the services or facilities of a facilities-based provider (or another reseller) and then reoffers communications services to the public for profit, with or without adding value. Resellers are common carriers generally subject to all rules and regulations placed on providers of the underlying services by either the FCC or the states in which they operate. The FCC has held that prohibitions on the resale of common carrier services are unjust, unreasonable, and unlawfully discriminatory in violation of the Communications Act. Accordingly, all common carriers must make their services available for resale at rates, terms, and conditions that do not unreasonably discriminate against resellers. The Telecommunications Act imposes the additional duty upon incumbent local exchange carriers to make their services available for resale at wholesale rates. The FCC adopted specific requirements for determining such wholesale rates for local telecommunications services. While the United States Supreme Court upheld the FCC's authority to adopt these rules, the FCC's specific pricing rules are subject to further judicial review. As to other telecommunications services, however, there is no regulation that requires discounts to resellers below those offered to end users of the same quantities of like services. The FCC has determined that because of the competitive development of broadband commercial mobile radio service, it will eliminate the explicit requirement that those services be offered for resale after November 24, 2002.

LOCAL GOVERNMENT AUTHORIZATIONS

     Many jurisdictions where we may provide service require license or franchise fees based on a percentage of certain revenues. Because the Telecommunications Act specifically allows municipalities to charge fees for use of the public rights-of-way, it is likely that jurisdictions that do not currently impose fees will seek to impose fees in the future. However, the amount and basis of these fees have been successfully challenged by several telecommunications service providers. Federal courts have struck down municipal ordinances that (1) do not relate the fees imposed under the ordinance to the extent of a provider's use of the rights-of-way; (2) do not relate the fees imposed under the ordinance to the costs incurred by the local government in maintaining the rights-of-way; or (3) seek to impose fees based on a concept of the "value" of the use to the provider by relating the fees to provider revenues. Additionally, because the Telecommunications Act requires jurisdictions to charge non-discriminatory fees to all telecommunications providers, telecommunications providers are challenging municipal fee structures that excuse other companies, particularly the ILECs, from paying license or franchise fees, or allow them to pay fees that are materially lower than those that are required from new competitors such as CoreComm. A number of these decisions have been appealed and, in any event, it is uncertain how quickly particular jurisdictions will respond to the court decisions without a specific legal challenge initiated by us or another CLEC to the fee structure at issue.

LOCAL MULTIPOINT DISTRIBUTION SERVICE

     The FCC has established a new wireless service named local multipoint distribution service, or "LMDS." The FCC allocated two frequency blocks in each of 493 Basic Trading Areas in the U.S. to LMDS: Block A with 1,150 MHz of spectrum in the 28 GHz and 31 GHz bands, and Block B with 150 MHz in the 31 GHz band. LMDS licenses are awarded for ten-year terms with renewal expectancies provided to licensees that make a showing of substantial service in their licensed areas.

     LMDS may be used to provide any kind of communications service on a common carrier or non common-carrier basis. Radio frequencies in the 28 and 31 GHz bands are generally capable of only "line-of-sight" transmission and reception, are subject to interference from certain weather conditions, and do not lend themselves to mobile applications. LMDS is expected to be used for the delivery of various broadband services to homes and offices, including telecommunications, Internet access, and two-way video. At least seven other countries, including Canada and Mexico, have licensed LMDS on either a permanent or experimental basis. LMDS licensees are expected to be able to provide a wide array of services, two-way capabilities, and high capacity through the use of newer digital equipment and transmission mechanisms. The FCC expects that Block-A LMDS licensees especially, by applying cellular-style frequency re-use technology to an already large frequency bandwidth, have the potential to become competitors to ILECs and cable operators. Accordingly, the LMDS rules prohibit ownership of Block-A licenses by ILECs and incumbent cable operators prior to July 2000, but permit an applicant that would otherwise be prohibited from holding a Block-A license to apply for a waiver of the ownership restriction by showing that it does not have market power in its telephone or cable service area.

     The FCC held a simultaneous, multiple-round auction for the 986 LMDS licenses which closed on March 25, 1998. 104 winning participants bid a total of $578,663,029 for 864 licenses. No auction participant placed the minimum opening bid on any of the remaining 122 licenses, which were reauctioned in April and May, 1999. In the initial auction, we won 15 Block-A licenses for Basic Trading Areas encompassing substantially all population centers in the state of Ohio, for a total bid of $25,241,133. Auction participants that had average gross revenues for the previous three years of $75 million or less, when aggregated with all commonly controlled affiliates, were entitled to bidding credits of 25%, 35%, or 45%. We did not qualify for any bidding credit. The FCC has since granted our 15 LMDS licenses with an effective date of June 8, 1998.

FUTURE INTERNATIONAL OPERATIONS

     We may ultimately expand our operations to other countries and currently provides international resale services. The FCC requires every carrier that intends to originate international telecommunications from within the U.S., either through the use of its own facilities or on a resale basis, to secure in advance an authorization from the FCC under Section 214 of the Communications Act. Additionally, these carriers must file with the FCC a tariff containing the rates, terms, and conditions of their international service offerings. In applying for a 214 Authorization, a carrier must disclose any affiliations with or special concessions from foreign carriers or nations. The FCC has streamlined its procedures for granting 214 Authorizations, providing a routine grant of such authorizations in 35 days unless an application is formally opposed or the applicant is affiliated with a carrier that controls bottleneck telecommunications facilities in a foreign country, in which case the applicant may be subject to more stringent regulation as a "dominant" carrier. Additionally, applicants affiliated with foreign carriers in countries that are signatories to the Telecommunications Annex to the World Trade Organization General Agreement of Trade in Services, including Canada, have a reduced burden of demonstrating their "non-dominance." Carriers that have received 214 Authorizations are subject to certain reporting requirements, must file contracts with foreign correspondents, and are restricted in the provision of certain services to certain nations, such as the use of resold private lines for switched services and the provision of any services to countries on the FCC's "exclusion list." We hold a 214 Authorization for both facilities-based and resale international services and has filed a tariff for its international resale services.

INTERNET REGULATION

     The FCC currently does not regulate the provision of Internet service, although it does regulate common carriers that provide elements of the "backbone" networks on which the Internet is based. Similarly, state public utility commissions generally do not regulate Internet service, except in some limited circumstances where incumbent local exchange carriers provide Internet services. The FCC and some states, however, are reviewing the development of the Internet and the types of services that are provided through it. For example, if the FCC should determine that an Internet service provider offers a service that is an exact substitute for long distance telephone service with the sole distinction that it is based on a packet-switched network rather than a circuit-switched network, the FCC may determine that it should provide regulatory parity for the services

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table provides information about our directors and executive officers:

  DIRECTORS AND EXECUTIVE OFFICERS

NAME                                        AGE                          TITLE
----                                        ---                          -----
George S. Blumenthal......................  55     Chairman of the Board of Directors
J. Barclay Knapp..........................  42     President, Chief Executive Officer, Chief
                                                   Financial Officer and Director
Patty J. Flynt............................  48     Senior Vice President -- Chief Operating Officer;
                                                   President of Operating Company
Richard J. Lubasch........................  53     Senior Vice President -- General Counsel and
                                                   Secretary
Gregg Gorelick............................  40     Vice President -- Controller and Treasurer
Alan J. Patricof..........................  64     Director
Warren Potash.............................  67     Director
Sidney R. Knafel..........................  68     Director
Ted H. McCourtney.........................  60     Director
Del Mintz.................................  71     Director

     The CoreComm Limited Certificate of Incorporation provides for a classified Board of Directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three year terms. The Class I directors will be George S. Blumenthal and J. Barclay Knapp; the Class II directors will be Alan J. Patricof and Warren Potash and the Class III directors will be Sidney R. Knafel, Ted H. McCourtney and Del Mintz. The terms of the Class I, Class II and Class III Directors will expire in 2000, 2001 and 2002, respectively. At each annual meeting of the stockholders, the successors to the class of directors whose term expires will be held in the third year following their election.

     The following is a brief description of the present and past business experience of each of the persons who serve as our directors and executive officers:

  DIRECTORS AND EXECUTIVE OFFICERS:

     GEORGE S. BLUMENTHAL has been our director since March 1998. Mr. Blumenthal was Chairman, Treasurer and a director of CCPR from February 1992 until its sale and was Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL. Mr. Blumenthal is also a director of Andover Togs, Inc. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications International from its organization until April 1994. Mr. Blumenthal was also Chairman, Treasurer and a director of Cellular Communications from its founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications, Inc., which we refer to as the "CCI Merger." Mr. Blumenthal's term as our director expires at our annual meeting in 2000.

     J. BARCLAY KNAPP has been our President, Chief Executive Officer, Chief Financial Officer and director since March 1998. Mr. Knapp was appointed President of CCPR in March 1994 and Chief Executive Officer in March 1998, and remained in those positions until the sale of CCPR. Mr. Knapp has been a director of Cellular Communications of Puerto Rico since February 1992 and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of Cellular Communications International from July 1991 until June 1998. He is President, Chief Executive Officer and a director of NTL. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Cellular Communications until the CCI Merger. Mr. Knapp's term as our director expires at our annual meeting in 2000.

     PATTY J. FLYNT has served as our Senior Vice President--Chief Operating Officer and President of our operating company since 1998. She has worked with CoreComm and its historical affiliates since 1989. She previously served as Group Managing Director--Information Systems for NTL, and Vice President of Information Systems for Cellular Communications. Prior to joining Cellular Communications, she served in the Information Services division of Blue Cross/Blue Shield of Ohio for 17 years.

     RICHARD J. LUBASCH has been our Senior Vice President--General Counsel and Secretary since March 1998. Additionally, Mr. Lubasch was CCPR's Senior Vice President-- General Counsel and Secretary from February 1992 until its sale. He was also the Senior Vice President--General Counsel, Secretary and Treasurer of Cellular Communications International from July 1991 until its sale, is Executive Vice President--General Counsel and Secretary of NTL and has been Senior Vice President--General Counsel and Secretary of NTL since its formation. Mr. Lubasch was Vice President--General Counsel and Secretary of Cellular Communications from July 1987 until the CCI Merger.

     GREGG GORELICK has been our Vice President--Controller and Treasurer since March 1998. Mr. Gorelick was CCPR's Vice President--Controller from February 1992 until its sale, held that position at Cellular Communications International from July 1991 until its sale and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President--Controller of Cellular Communications from 1986 until the CCI Merger.

     ALAN J. PATRICOF has been our director since March 1998. Mr. Patricof is Co-Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof was a director of Cellular Communications International from July 1991 until its sale in March 1999 and was a director of CCPR from February 1992 until its sale. Additionally, Mr. Patricof has been a director of NTL since its formation and is a director of other privately owned companies. Mr. Patricof's term as our director expires at our annual meeting in 2001.

     WARREN POTASH has been our director since March 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held sine 1970. Mr. Potash was also a director of Cellular Communications International from July 1991 until its sale, and was a director of CCPR from February 1992 until its sale and of NTL since its formation. Mr. Potash's term as our director expires at our annual meeting in 2001.

     SIDNEY R. KNAFEL has been our director since March 1998. Mr. Knafel has also been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc. and some privately owned companies, was a director of Cellular Communications International from July 1991 until its sale, was a director of CCPR from February 1992 until its sale and of NTL since its formation. Mr. Knafel's term as our director expires at our annual meeting in 2002.

     TED H. MCCOURTNEY has been our director since March 1998. Mr. McCourtney is a General Partner of Venrock Associates, a venture capital investment partnership, a position he has held since 1970. Mr. McCourtney also has been a director of NTL since its formation and serves as a director of Medpartners Inc., Visual Networks, Inc. and several privately owned companies. Mr. McCourtney's term as our director expires at our annual meeting in 2002.

     DEL MINTZ has been our director since March 1998. Mr. Mintz is President of Cleveland Mobile Tele Trak, Inc., Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessors of these companies since 1967. Mr. Mintz is president of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before that company was acquired through a merger with CCI's predecessor in 1985. Mr. Mintz was also a director of Cellular Communications International from July 1991 until its sale, and was a director of CCPR from February 1992 until its sale. Additionally, Mr. Mintz has been a director of NTL since its formation and is a director of several privately owned companies. Mr. Mintz's term as our director expires at our annual meeting in 2002.

BERMUDA RESIDENT REPRESENTATIVE AND SECRETARY

     We are required, as a matter of Bermuda law, to maintain a representative presence in Bermuda and have elected to appoint a resident representative. The resident representative is entitled to attend and speak, but not to vote at meetings of the board or any committee of the board or of the shareholders. Hugh Gillespie, an attorney with Appleby, Spurling & Kempe, our Bermuda legal advisor, is also our initial resident representative.

     CLAIRE SOUSA is employed by A.S. & K. Services Ltd., a Bermuda Corporation, and an affiliate of Appleby, Spurling & Kempe, as a corporate administrator and serves as our Secretary resident in Bermuda.

EXECUTIVE COMPENSATION

     The table below discloses compensation received by our Chief Executive Officer and our four other most highly paid executive officers for the period from March 16, 1998 (the date that we were formed) through December 31, 1998. In addition, the executive officers may also receive options under our stock option plan described in the section entitled "--Stock Option Plans."

                         SUMMARY COMPENSATION TABLE(1)

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                    ANNUAL COMPENSATION           -------------
                                            -----------------------------------      COMMON
                                                                   OTHER ANNUAL       STOCK        ALL OTHER
                                                                   COMPENSATION    UNDERLYING     COMPENSATION
                                     YEAR   SALARY($)   BONUS($)       ($)        OPTIONS(#)(4)       ($)
                                     ----   ---------   --------   ------------   -------------   ------------
J. Barclay Knapp...................  1998     21,200         --           --         926,478          --
President and Chief
Executive and Financial Officer
George S. Blumenthal(2)............  1998     20,600         --           --         846,813          --
Chairman
Richard J. Lubasch.................  1998     17,300         --           --         201,685          --
Senior Vice President -- General
Counsel and Secretary
Patty J. Flynt.....................  1998    183,600    131,400           --          36,250          --
Senior Vice President
Chief Operating Officer
Gregg Gorelick.....................  1998     10,000         --       57,900(3)       78,404          --
Vice President -- Controller and
Treasurer

---------------

(1) NTL provides us with management, financial, legal and technical services. Amounts charged to us consist of salaries and direct costs allocated to us. In 1998, NTL charged us $313,000. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. However, we believe the allocation method is reasonable. The named executives, except Ms. Flynt, receive salaries from NTL and spend portions of their time providing executive management to NTL and us.

(2) Mr. Blumenthal resigned as Chief Executive Officer in March 1998, and Mr. Knapp was appointed Chief Executive Officer in March 1998.

(3) Other annual compensation consists of relocation expenses of $57,900.

(4) 1998 option grants do not include an aggregate of 225,880 options issued to the named executives as a result of an adjustment to pre-existing options in CCPr as a consequence of the spin-off.

                              OPTION GRANTS TABLE

     The following table provides information on stock option grants during 1998 to the named executive officers.

                                                  INDIVIDUAL GRANTS
                                 ---------------------------------------------------
                                                 % OF                                   POTENTIAL REALIZABLE
                                                 TOTAL                                    VALUE AT ASSUMED
                                 NUMBER OF      OPTIONS                                 ANNUAL RATE OF STOCK
                                 SECURITIES     GRANTED                                PRICE APPRECIATION FOR
                                 UNDERLYING       TO                                        OPTION TERM
                                  OPTIONS      EMPLOYEES   EXERCISE OR                 ----------------------
                                  GRANTED      IN FISCAL    BASE PRICE    EXPIRATION    5% ($)       10%($)
                                    (#)          YEAR      ($/SHARE)(1)      DATE       $21.47       $34.19
                                 ----------    ---------   ------------   ----------   ---------    ---------
J. Barclay Knapp...............        --(2)       --%           --              --          --           --
George S. Blumenthal...........        --(3)       --            --              --          --           --
Richard J. Lubasch.............        --(4)       --            --              --          --           --
Patty J. Flynt(5)..............    30,000(6)     0.88         13.18        08/20/08     248,707      630,268
Gregg Gorelick(5)..............     5,000(7)     0.15         13.18        03/12/08      41,451      105,045
                                   20,000(7)     0.59         13.18        08/20/08     165,804      420,178

---------------

(1) Our common stock began trading on the Nasdaq National Market on September 4, 1998. The closing price on September 4, 1998 was $14.25.

(2) Does not include 818,750 warrants and 107,728 options as a result of an adjustment to pre-existing options in CCPR as a consequence of our spin-off.

(3) Does not include 818,750 warrants and 28,063 options as a result of an adjustment to pre-existing options in CCPR as a consequence of our spin-off.

(4) Does not include 171,250 warrants and 30,435 options as a result of an adjustment to pre-existing options in CCPR as a consequence of our spin-off.

(5) All options were granted on March 13, 1998 or August 21, 1998; 20% were exercisable upon issuance, 20% became exercisable on January 1, 1999 and an additional 20% will become exercisable on each of January 1, 2000, 2001 and 2002. Upon a change of control of us, all unvested options become fully vested and exercisable.

(6) Does not include 6,250 options as a result of an adjustment to pre-existing options in CCPR as a consequence of our spin-off.

(7) Does not include 53,404 options as a result of an adjustment to pre-existing options in CCPR as a consequence of our spin-off.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises during 1998 by the named executive officers and the value at December 31, 1998 of unexercised in-the-money options held by each of the named executive officers. None of the named executive officers exercised options during 1998.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND
                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES            VALUE OF
                                                           UNDERLYING               UNEXERCISED
                                                      UNEXERCISED OPTIONS           IN-THE-MONEY
                                                          AT FY-END(#)        OPTIONS AT FY-END($)(1)
                                                        EXERCISABLE(E)/           EXERCISABLE(E)/
NAME                                                    UNEXERCISABLE(E)          UNEXERCISABLE(U)
----                                                  --------------------    ------------------------
J. Barlclay Knapp...................................        926,478(E)               3,767,036(E)
                                                                  0(U)                       0(U)
George S. Blumenthal................................         28,063(E)                 426,586(E)
                                                                  0(U)                       0(U)
Richard J. Lubasch..................................        201,685(E)                 904,961(E)
                                                                  0(U)                       0(U)
Patty J. Flynt......................................         12,250(E)                 110,233(E)
                                                             24,000(U)                  61,680(U)
Gregg Gorelick......................................         41,904(E)                 437,506(E)
                                                             36,500(U)                  93,805(U)

---------------

(1) Based on the closing price on the Nasdaq National Market on December 31, 1998 of $15.75.

STOCK OPTION PLANS

     In 1998, our Board of Directors adopted the CoreComm Limited 1998 Stock Option Plan, reserving under it shares for issuances to employees and directors.

     The purpose of our 1998 Stock Option Plan is intended to encourage stock ownership by our employees and non-employee directors, and the employees and non-employee directors of our divisions, subsidiary corporations and other affiliates, so as to encourage our employees to continue being employed by us and to put forth maximum efforts for the success of our business. Under our 1998 Stock Option Plan, grants may be made of options to acquire shares of our common stock. The options may be "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code. The terms of options granted under our 1998 Stock Option Plan, including provisions regarding vesting, exercisability, exercise price and duration, are generally set by the Compensation Committee of our Board of Directors.

     In addition, in January 1999, CoreComm, Inc., one of our wholly-owned subsidiaries, adopted a stock option plan. Options granted under that plan will not become exercisable unless and until there is either a registered public offering of CoreComm, Inc.'s common stock or we spin-off CoreComm, Inc. The purpose of CoreComm, Inc.'s option plan is to encourage stock ownership by its employees and non-employee directors, and the employees and non-employee directors of its divisions, subsidiary corporations and other affiliates, so as to encourage its employees to continue being employed by CoreComm, Inc. and to put forth maximum efforts for the success of its business. Under the plan, options to purchase up to a maximum of 30% percent of the common stock of CoreComm, Inc. may be issued (based on the number of shares outstanding at the time of CoreComm, Inc.'s initial public offering or its spin-off from us). No single individual may be granted in any calendar year options to purchase more than 80% of the shares of common stock available for issuance under CoreComm, Inc.'s option plan. In general, options under both plans are 20% vested at grant and vest 20% each January 1 after they are granted, until they are fully vested.

     CoreComm, Inc.'s option plan is administered by the Compensation and Option Committee of its Board of Directors or any other committee that is appointed by its Board of Directors or its Compensation and Option Committee. The Option Committee has the right, subject to the terms of the option plan, to grant options, determine which options will be incentive stock options and which will be nonqualified stock options, determine the purchase price of shares of common stock covered by each option, determine the persons to whom such options will be granted, the time or times at which options will be granted and the number of shares covered by each option.

                               SECURITY OWNERSHIP

     The following table provides, as of October 28, 1999 information regarding the beneficial ownership of our common stock by (i) each of our executive officers and directors, (ii) all such directors and executive officers as a group and (iii) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Exchange Act.

                                                              PRESENTLY
                                                             EXERCISABLE
EXECUTIVE OFFICERS, DIRECTORS                     COMPANY    OPTIONS AND
AND PRINCIPAL STOCKHOLDERS(1)                      STOCK     WARRANTS(2)     TOTAL     PERCENT(2)(3)
-----------------------------                    ---------   -----------   ---------   -------------
J. Barclay Knapp(4)............................    961,293      414,521    1,375,814        5.31%
George S. Blumenthal(5)........................  1,183,246      287,720    1,470,966        5.71
Richard J. Lubasch.............................    200,720      102,029      302,749        1.18
Patty J. Flynt.................................          0       87,376       87,376       *
Gregg Gorelick.................................     59,267       51,599      110,866       *
Sidney R. Knafel...............................    276,263       36,786      313,049        1.23
Ted H. McCourtney(6)...........................    489,033       27,036      516,069        2.02
Del Mintz(7)...................................    988,725       53,822    1,042,547        4.08
Alan J. Patricof(7)............................    116,801       36,786      153,587       *
Warren Potash(9)...............................     46,976       52,464       99,440       *
Ronald Baron(10)...............................  3,579,600      243,368    3,822,968       14.86
Baron Capital Group, Inc.(10)
Bamco, Inc.(10)
Baron Capital Management, Inc.(10)
Baron Asset Fund(10)
  767 Fifth Avenue
  New York, NY 10153
Snyder Capital Management, L.P.(11)............  2,966,343            0    2,966,343       11.64
Snyder Capital Management, Inc.(11)
  350 California Street, Suite 1460
  San Francisco, CA 94104
NWQ Investment Management Company(12)..........  1,326,732            0    1,326,732        5.21
  2049 Century Park East, 4th Floor
  Los Angeles, CA 90067
Wallace R. Weitz & Company(13).................  1,278,450            0    1,278,450        5.02
  1125 South 103rd Street, Suite 600
  Omaha, NE 68124-6008
All directors and officers as a group (ten in
  number)......................................  4,322,324    1,150,139    5,472,463       20.55

---------------
  *  Represents less than one percent.

 (1) Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, NY, 10022.

 (2) Includes shares of common stock purchased upon the exercise of options which are exercisable or become so in the next 60 days, which we refer to as "presently exercisable options," shares of common stock purchased upon the exercise of warrants and common stock issuable upon conversion of convertible notes.

 (3) Includes common stock, presently exercisable options and warrants and common stock issuable upon conversion of convertible notes.

 (4) Includes $300,000 of the convertible notes, convertible into 7,301 shares of common stock.

 (5) Includes 2,970 shares of common stock owned by trusts for the benefit of Mr. Blumenthal's children. An additional 4,500 shares of common stock are owned by Mr. Blumenthal's wife, as to which shares Mr. Blumenthal disclaims beneficial ownership. Also includes 389,893 shares of common stock and 56,034 options held by Grantor Retained Annuity Trusts.

 (6) Includes 411,000 shares of common stock held by various entities of which Mr. McCourtney is a general partner, as to which shares Mr. McCourtney disclaims beneficial ownership except to the extent of his pro-rata interest. An additional 780 shares of common stock are held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership.

 (7) Includes 38 shares of common stock owned by Mr. Mintz's wife, as to which shares Mr. Mintz disclaims beneficial ownership. Also includes $700,000 of the convertible notes, convertible into 17,036 shares of common stock.

 (8) Includes 1,597 shares of common stock owned by Mr. Patricof's wife, as to which shares Mr. Patricof disclaims beneficial ownership.

 (9) Includes $250,000 of convertible notes, convertible into 6,084 shares of common stock.

(10) Based solely upon Schedule 13-G (Amendment No. 1), dated February 8, 1999, filed by Ronald Baron, Baron Capital Group, Inc., Bamco, Inc., Baron Capital Management, Inc. and Baron Asset Fund with the SEC and $10,000,000 of the convertible notes, convertible into 243,368 shares of common stock.

(11) Based solely upon Schedule 13-G, dated February 8, 1999, filed by Snyder Capital Management, L.P. and Snyder Capital Management, Inc. with the SEC.

(12) Based solely upon Schedule 13-G, dated February 16, 1999, filed by NWQ Investment Management Company with the SEC.

(11) Based solely upon Schedule 13-G, dated February 9, 1999, filed by Wallace
     R. Weitz & Company with the SEC.

                            SELLING SECURITYHOLDERS

     The following table provides, as of October 28, 1999, the respective principal amount of convertible notes beneficially owned and offered by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of the convertible notes, which may be sold from time to time by such selling securityholder under this prospectus. This information has been obtained from the selling securityholders. Selling securityholders representing up to an additional $58,508,000 aggregate principal amount of convertible notes will be added to the table prior to the effectiveness of the registration statement of which this prospectus forms a part.

                                                                                                            PERCENT OF
                               PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                               BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS            AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------        -------------------   -----------------   -----------------   ------------   -----------
Reliance Insurance Company...     $ 25,000,000             14.3%                   0           608,421          2.0%
Donaldson, Lufkin & Jenrette
  Securities Corporation.....       20,000,000             11.4                    0           486,737          1.6
Deutsche Bank Securities
  Inc........................       14,250,000              8.1                    0           346,800          1.2
New York Life Insurance
  Company....................        9,300,000              5.3                    0           226,332            *
Baron Capital Partners,
  L.P........................        7,000,000              4.0                    0           170,358            *
Baron Growth Fund Series of
  Baron Asset Fund...........        5,000,000              2.9                    0           121,685            *
Baron Small Cap Series of
  Baron Asset Fund...........        5,000,000              2.9                    0           121,685            *
MainStay Convertible Fund....        5,000,000              2.9                    0           121,685            *
CIBC World Markets
  International Arbitrage
  Corp.......................        4,500,000              2.6                    0           109,516            *
Van Kampen Harbor
  Fund Inc...................        3,877,000              2.2                    0            94,354            *
IBM Retirement Plan..........        3,161,000              1.8                    0            76,929            *
Chase Manhattan N.A., Trustee
  for IBM Retirement Plan Dtd
  12/18/45...................        3,161,000              1.8                    0            76,929            *
Bankers Trust, Trustee for
  Chrysler Corp. Emp. #1
  Pension Plan Dtd 4/1/89....        2,294,000              1.3                    0            55,829            *
New York Life Insurance and
  Annuity Corporation........        1,700,000                *                    0            41,373            *
Van Kampen Utility Fund......        1,380,000                *                    0            33,585            *
State Street Bank, Custodian
  for GE Pension Trust.......        1,216,000                *                    0            29,594            *
State of Connecticut Combined
  Investment Funds...........        1,070,000                *                    0            26,040            *
Chrysler Corporation Master
  Retirement Trust...........          920,000                *                    0            22,390            *
Van Kampen Convertible
  Securities Fund............          743,000                *                    0            18,082            *
Del Mintz....................          700,000                *                    0            17,035            *
Vanguard Convertible
  Securities Fund, Inc.......          630,000                *                    0            15,332            *
TQA Master Fund, Ltd.........          500,000                *                    0            12,169            *
Forest Global Convertible
  Fund Series A-5............          510,000                *                    0            12,412            *

                                                                                                            PERCENT OF
                               PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                               BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS            AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------        -------------------   -----------------   -----------------   ------------   -----------
Bancroft Convertible Fund,
  Inc........................          500,000                *                    0            12,169            *
Ellsworth Convertible Growth
  and Income Fund, Inc.......          500,000                *                    0            12,169            *
Lazard Freres et Compagnie...          500,000                *                    0            12,169            *
OCM Convertible Trust........          495,000                *                    0            12,047            *
State Employees' Retirement
  Fund of the State of
  Delaware...................          490,000                *                    0            11,925            *
Partner Reinsurance Company
  Ltd........................          480,000                *                    0            11,682            *
Forest Fulcrum Fund LP.......          400,000                *                    0             9,735            *
TQA Master Plus Fund, Ltd....          350,000                *                    0             8,518            *
Warren Potash & Marie C.
  Potash Co-Trustees under
  Potash Living Trust Dtd
  10/18/95...................          250,000                *               40,375             6,084            *
Value Line Convertible
  Fund, Inc..................          200,000                *                    0             4,868            *
Radix Associates.............          200,000                *                    0             4,868            *
Franklin & Marshall
  College....................          174,000                *                    0             4,235            *
Penn Treaty Network America
  Insurance Co...............          155,000                *                    0             3,773            *
LDG Limited..................          150,000                *                    0             3,650            *
Motion Picture Industry
  Health Plan -- Active
  Member Fund................          110,000                *                    0             2,677            *
Bill W. Mintz TTEE Revocable
  Living Trust...............          100,000                *               29,700             2,434            *
Gary L. Mintz................          100,000                *                2,612             2,434            *
Mark Mintz...................          100,000                *                1,562             2,434            *
Deltec Asset Management
  Corporation................          100,000                *                    0             2,434            *
Stuart Schapiro..............          100,000                *                    0             2,434            *
Joan Schapiro................          100,000                *                    0             2,434            *
Motion Picture Industry
  Health Plan -- Retiree
  Member Fund................           55,000                *                    0             1,338            *
Forest Alternative Strategies
  Fund II LP Series A5I......           30,000                *                    0               730            *
Sylvan IMA Ltd. c/o Forest
  Investment Management LLC..           20,000                *                    0               487            *
Forest Alternative Strategies
  Fund II LP A5M.............           15,000                *                    0               365            *

                                                                                                            PERCENT OF
                               PRINCIPAL AMOUNT OF                                              COMMON         TOTAL
                                CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK      STOCK TO BE    OUTSTANDING
                               BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO      REGISTERED      COMMON
SELLING SECURITYHOLDERS            AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING    HEREBY(1)      STOCK(2)
-----------------------        -------------------   -----------------   -----------------   ------------   -----------
                                  ------------
     Total...................     $175,000,000

---------------
 *  Less than one percent.

(1) The shares of common stock to be registered by this prospectus are calculated on an "as converted" basis using the conversion rate described in this prospectus.

(2) Assumes conversion of all common stock registered by this prospectus.

     Except as described below, none of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage of the securities that will be held by the selling securityholders upon termination of any sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since October 6, 1999 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Del Mintz and Warren Potash have been our directors since March 1998. They were also directors of CCPR from February 1992 until its sale in 1999. Bill W. Mintz is the brother of Del Mintz. Mark Mintz and Gary L. Mintz are sons of Del Mintz. Donaldson, Lufkin & Jenrette Securities Corporation was an initial purchaser of the initial offering of the convertible notes, and has informed us that it expects to make a market in the convertible notes. Please refer to the section entitled "Risk Factors -- You may find it difficult to sell your convertible notes." Baron Capital Partners, L.P., Baron Growth Fund Series of Baron Asset Fund and Baron Small Cap Series of Baron Asset Fund are affiliates of Ronald Baron, Baron Capital Group, Inc., Bamco, Inc., Baron Capital Management, Inc. and Baron Asset Fund, which beneficially own 14.86% of our common stock.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the offered securities set forth opposite their respective names may sell offered securities under the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this Prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONFLICTS OF INTEREST

     Many of our officers and directors are also officers and directors of other companies in our industry and some are employed by our affiliates. Their duties to these companies may require significant amounts of their attention and may also present conflicts of interest, either of which may impede their ability to make decisions for us. Please refer to the section entitled "Risk
Factors -- Many of our officers and directors face potential conflicts of interest because they are officers and directors of other companies in our industry, which could impede their ability to make decisions for us. Some of our officers and other employees are employed by our affiliates."

SERVICES PROVIDED BY NTL

     NTL provides us and our subsidiaries with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to us by NTL consist of salaries and direct costs allocated to us where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by our Board of Directors and the Board of Directors of NTL). It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In our opinion, this allocation method is reasonable. For the six months ended June 30, 1999 and the year ended December 31, 1998, NTL charged us $817,000 and $313,000, respectively.

     In 1998, the percentage of NTL's non-allocated overhead that was charged to us was 30 percent. We anticipate that this percentage will increase because two other companies that have been sharing these expenses either have been sold or are expected to be sold shortly. Future payments to NTL will be allocated based on revenues.

OTHER SERVICES

     Through our subsidiary, CoreComm Newco, Inc., we currently provide billing and software development services to subsidiaries of NTL, and historically provided such services to CCPR. We believe that these transactions are priced on an arm's length basis. Profits of $346,000 were realized from providing these services for the six months ended June 30, 1999. The recent sale of CCPR will not have a significant impact on these profits. Profits of $138,000 were realized from providing these services from January 1, 1998 to May 31, 1998, and profits of $217,000 were realized from providing these services for the year ended December 31, 1997.

ADMINISTRATIVE SERVICES AGREEMENT

     We and CoreComm, Inc. intend to enter into an administrative services agreement whereby the parties will agree to allocate the expenses described in "-- Services provided by NTL" and CoreComm, Inc. will agree to provide operational personnel and services to us as described in "-- Other Services" above. The allocation of cost and expenses will be substantially the same as the historical allocation among the parties.

TAX DISAFFILIATION AGREEMENT

     Under the terms of the Tax Disaffiliation Agreement between CCPR and us, CCPR agreed to pay and indemnify us against all federal, state and local domestic taxes relating to the businesses of CCPR and its subsidiaries before our spin-off. We will similarly pay and indemnify CCPR against those taxes relating to our businesses and the businesses of our subsidiaries before the spin-off. Based on current information available to us, it is unlikely that we will be required to pay any amounts.

ASSIGNMENT AND ASSUMPTION AGREEMENT

     As we have contributed the acquired USN assets to one of our subsidiaries, that subsidiary has entered into an Assignment and Assumption Agreement with us under which the USN assets were transferred to the subsidiary and our remaining obligations under the asset purchase agreement were assumed by the subsidiary. In addition, CoreComm, Inc. agreed to pay or reimburse us for any contingent payment that must be paid in connection with the purchase of the USN assets.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

     The convertible notes were issued under an indenture, dated as of October 6, 1999, between us and The Chase Manhattan Bank, as trustee. The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of these convertible notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

     You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of the prospectus entitled "Description of Convertible Notes" when we refer to CoreComm, or "we", "our", or "us", we are referring only to CoreComm Limited and not any of its subsidiaries.

     The convertible notes are unsecured obligations, subordinated in right of payment to all our existing and future Senior Debt as described under "--Subordination of Convertible Notes" and convertible into our common stock as described under "--Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction by us except to the extent described under "--Repurchase at the Option of Holders." The convertible notes are not guaranteed by any of our subsidiaries.

     We conduct all of our operations through our subsidiaries. We depend upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible notes. As a result, the convertible notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The convertible notes are limited to $175,000,000 aggregate principal amount. The convertible notes mature on October 1, 2006. Interest on the convertible notes accrues at a rate of 6% per annum from the date of original issuance, payable semiannually on April 1 and October 1, commencing on April 1, 2000. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding March 15 and September 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     We are required to pay special interest on the convertible notes under various circumstances, all as further described under the caption "Registration Rights." All references in this section to interest on the convertible notes include any special interest that may be payable and all references to a payment of principal include any premium that may be payable.

     The convertible notes are payable both as to principal and interest on presentation of the convertible notes if in certificated form at the offices or agencies we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until otherwise designated by us, our office or agency in New York, will be the offices of the trustee maintained for such purpose. The convertible notes are issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

     The holder of any convertible note has the right, exercisable at any time after 90 days following the date of original issuance of the convertible note and prior to its maturity, to convert the principal amount of the convertible note (or any portion of it that is an integral multiple of $1,000) into shares of our common stock at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below, which we refer to as the "Conversion Price," except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a convertible note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding conversion, the interest payable on the interest payment date will be paid to the registered holder of the convertible note on the record date. In that event, convertible notes, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on the interest payment on the portion converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

     (1) the issuance of shares of common stock as a dividend or distribution on the common stock;

     (2) the subdivision or combination of the outstanding common stock;

     (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

     (4) the distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;

     (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our Subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date;

     (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for common stock, if the aggregate amount if such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on the expiration of the tender offer or the consummation of the other negotiated transaction, as the case may be, times the number of shares of common stock outstanding on that date; and

     (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in clause (3) above), we may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts the convertible note after the record date for the distribution and prior to the expiration or redemption of the rights will be entitled to receive upon that conversion, in addition to shares of common stock, an appropriate number of rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If we reclassify or change our outstanding common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or we are a party to a merger that reclassifies or changes our outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date is deemed to be the average of the daily market prices for the shorter of (1) 10 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the Daily Market Prices prior to the time of determination (as defined in the indenture) or (2) the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or distribution through the last full trading day prior to the time of determination.

     We are permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by us to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all of our existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness of us or any Subsidiary of us. As of June 30, 1999, assuming the original issuance of the convertible notes had been completed, the convertible notes would effectively rank junior to $19.9 million of indebtedness of our subsidiaries and $48.4 million of other liabilities of our subsidiaries. We have no debt outstanding other than the convertible notes.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all our Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless

     (1) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing that Senior Debt, and

     (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there does not exist under any Senior Debt or any agreement under which any Senior Debt has been issued, any default that has not been cured or waived and which has resulted in the full amount of the Senior Debt being declared due and payable. In addition, the indenture provides that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") us and the trustee that a default has occurred giving the holders of the Senior Debt the right to accelerate the maturity of the convertible notes, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of:

        (A) the date on which the default was cured or waived, or

        (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving notice at the time of notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless the event of default or other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the convertible notes because of any Event of Default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

     If the payment of the convertible notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for the Senior Debt of the acceleration. We may not pay the convertible notes until five days after the holders or trustee(s) of Senior Debt receive notice of the acceleration and, after which we may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     In the event that notwithstanding anything to the contrary contained in this section, the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Debt.

     The convertible notes are our exclusive obligations. Since our operations are conducted through our Subsidiaries, our cash flow and our consequent ability to service debt, including the convertible notes, depends upon the earnings of our Subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those Subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our Subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those Subsidiaries and are subject to various business considerations.

     Our right to receive assets of any of our Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of that Subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by us.

     The indenture does not limit the amount of additional indebtedness, including Senior Debt, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

     Except as set forth under "--Optional Tax Redemption," the convertible notes are not redeemable at our option prior to October 1, 2002. After that date, the convertible notes are subject to redemption at our option, in whole or in part, after not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest on those amounts, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2002......................................................   103.429%
2003......................................................   102.571%
2004......................................................   101.714%
2005......................................................   100.857%
2006......................................................   100.000%

     In each case of a redemption of any convertible notes referred to under "-- Optional Tax Redemption," redemption of the convertible notes will be made at their principal amount together with accrued and unpaid interest and special interest, if any, to the applicable redemption date.

OPTIONAL TAX REDEMPTION

     The convertible notes may be redeemed at our option, in whole but not in part, after not less than 30 nor more than 60 days' prior notice, at any time at a redemption price equal to their principal amount together with accrued and unpaid interest to the date fixed for redemption if there has occurred any change in or amendment to the laws (or any regulations or official rulings) of Bermuda or any Other Relevant Jurisdiction (as defined below), or any change in or amendment to the official application or interpretation of those laws, regulations or rulings (a "Change in Tax Law"), which become effective after the Issuance Date, as a result of which we are or would be required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the convertible notes with respect to withholding taxes imposed by Bermuda or any Other Relevant Jurisdiction, (or any political subdivision or taxing authority thereof or therein) (a "Withholding Tax") and the Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Issuance Date; provided, however, that

     (1) this paragraph does not apply to the extent that, at the Issuance Date it was known or would have been known had professional advice of a nationally recognized accounting firm in Bermuda or any Other Relevant Jurisdiction, as the case may be, been sought, that a Change in Tax Law in Bermuda or any Other Relevant Jurisdiction, was to occur after the Issuance Date;

     (2) no notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obliged to pay the Additional Amounts were a payment in respect of the convertible notes then due;

     (3) at the time the notice of redemption is given, the obligation to pay the Additional Amounts remains in effect; and

     (4) the payment of the Additional Amounts cannot be avoided by the use of any reasonable measures available to us.

     The convertible notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to their principal amount plus accrued and unpaid interest and special interest, if any, to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization or reconstruction (or other similar arrangement) of us or the person into which we are merged after the Issuance Date or to which we convey, transfer or lease our properties and assets after the Issuance Date substantially in entirety (collectively, a "Subsequent Consolidation") is required, as consequence of the Subsequent Consolidation and as a consequence of a Change in Tax Law in Bermuda or any Other Relevant Jurisdiction occurring after the date of the Subsequent Consolidation to pay Additional Amounts with respect to Withholding Tax on the convertible notes and the Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was or would have been imposed on the date of the Subsequent Consolidation; provided, however, that this paragraph does not apply to the extent that, at the date of the Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in Bermuda or any Other Relevant Jurisdiction been sought, that a Change in Tax Law in Bermuda or any Other Relevant Jurisdiction was to occur after that date. We will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of the redemption price.

MANDATORY REDEMPTION AND REPURCHASE

     We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the caption "Repurchase at the Option of Holders."

REPURCHASE AT THE OPTION OF HOLDERS

     If a Change of Control occurs, each holder of convertible notes has the right to require us to repurchase all or any part of the holder's convertible notes equal to $1,000 or an integral multiple of $1,000, under the Change of Control Offer at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, as of the date of purchase. We refer to the payment as the Change of Control Payment. Within 40 days following any Change of Control, we will mail a notice to each holder, stating:

     (1) that the Change of Control Offer is being made under the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 40 days from the date the notice is mailed. This date is referred to as the Change of Control Payment Date;

     (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

     (4) that, unless we default in the payment of the Change of Control Payment, with respect to all convertible notes accepted for payment under the Change of Control Offer, interest will cease to accrue after the Change of Control Payment Date;

     (5) that holders electing to have any convertible notes purchased under a Change of Control Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing his election to have the convertible notes purchased; and

     (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

     On the Change of Control Payment Date, we will, to the extent lawful,

     (1) accept for payment convertible notes or portions of convertible notes tendered under the Change of Control Offer,

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions of convertible notes tendered and

     (3) deliver or cause to be delivered to the trustee the convertible notes accepted together with an Officers' Certificate stating the convertible notes or portions of convertible notes tendered to us.

     The paying agent will promptly mail to each holder of convertible notes accepted, or, if the holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for the convertible notes. The trustee will promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control Offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings.

     Our ability to pay cash to the holders of convertible notes under a Change of Control Offer may be limited by our then existing financial resources. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain those prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In that case, our failure to purchase tendered convertible notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries. Those events of default may permit the lenders under the debt instruments or credit agreements to accelerate the debt and, if that debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of our Subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

     We will not be required to make a Change of Control Offer in the event we enter into a transaction with management or our affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets. Although there is a developing body of case law interpreting the phrase substantially all, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase those convertible notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries to another Person may be uncertain.

ADDITIONAL AMOUNTS

     All payments made by us on the convertible notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of the taxes, duties, assessments or governmental charges is required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of Bermuda or any other jurisdiction (other than the United States) in which we or a successor corporation is organized (or any political subdivision or taxing authority thereof or therein) ("Other Relevant Jurisdiction") is at any time required in respect of any amounts to be paid by us under the convertible notes, we will pay or cause to be paid the additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a convertible note after the deduction or withholding is not less than the amounts specified in the convertible note to which the holder is entitled; provided, however, that we are not required to make any payment of Additional Amounts for or on account of:

     (a) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for (i) the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, nominee, trust, partnership or corporation), other than the holding of a convertible note or the receipt of amounts payable in respect of a convertible note and Bermuda or any Other Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein, including, without limitation, the holder (or the fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a convertible note (where presentation is required) for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the convertible note been presented on the last day of that period of 30 days;

     (b) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a convertible note, or, if different, the beneficial owner of the interest payable on a convertible note, with a timely request of us addressed to the holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing or jurisdiction of the holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or governmental charge;

     (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     (d) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a convertible note or withholding from the proceeds of a sale or exchange of a convertible note;

     (e) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a convertible note to the extent that the beneficial owner would not have been entitled to the payment of any Additional Amounts had the beneficial owner directly held the convertible note;

     (f) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount at maturity, redemption amount, Change of Control Payment or interest with respect to a convertible note, if the payment can be made, and is in fact made, without the withholding by any other paying agent located inside the United States; and

     (g)  any combination of items (a), (b), (c), (d), (e) and (f) above.

     If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges are imposed by any taxing jurisdiction but that deduction or withholding could be reduced or eliminated under a statute, regulation or administrative practice of the taxing jurisdiction if certain information, document or other evidence is provided by holders or beneficial owners of the convertible notes, we shall provide a timely request addressed to the holders or beneficial owners to provide that information, document or other evidence.

     All references to interest on the convertible notes in the indenture or the convertible notes include any Additional Amounts payable to us under this paragraph.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible note to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note will state the portion of the principal amount to be redeemed. A new convertible note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

COVENANTS

  SALE OF ASSETS

     The indenture provides that we may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in any one or more related transactions to another corporation, Person or entity unless:

     (1) The entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation organized or existing under the laws of the United States, or any state, the District of Columbia or the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands;

     (2) The entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all Obligations pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

     (3) Immediately after that transaction no Default or Event of Default exists.

Limitation on Status as Investment Company

     The indenture provides that we will not, and will not permit any Subsidiary to, conduct its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940.

Reports

     Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by our certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

     (1) default for 30 days in the payment when due of interest on the convertible notes;

     (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Repurchase Offer, upon declaration, or otherwise;

     (3) the failure by us to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the Option of Holders" and "Sale of Assets" (in each case, other than a failure to purchase convertible notes in connection with a Repurchase Offer);

     (4) failure by us for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or the payment of which is guaranteed by us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default

        (a) is caused by a failure to pay when due principal or interest on that Indebtedness within the grace period provided in that Indebtedness, which payment default continues beyond any applicable grace period or

        (b) results in the acceleration of that Indebtedness prior to its express maturity and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by us or any Subsidiary of us that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $10.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry; and

     (7) certain events of bankruptcy or insolvency with respect to us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

     (8) The approval by our shareholders of any merger, amalgamation or consolidation by us (whether or not we are the surviving corporation) and whether or not such merger, amalgamation or consolidation is in one or more related transactions if:

        - the successor corporation, Person or entity

           (A) does not assume all the Obligations, under a supplemental indenture in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

           (B) is not a corporation, Person or entity organized or existing under the laws of the United States, any state, the District of Columbia or the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or

        - immediately after that transaction, any Default or Event of Default exists.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "--Subordination." Notwithstanding the foregoing, in the case of an Event of Default arising from
(i) the events described in clause (8) above or (ii) certain events of bankruptcy or insolvency, with respect to us or any Significant Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the event of a declaration of acceleration of the convertible notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the convertible notes will be automatically annulled if:

     (1) the holders of any Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days after the date of the declaration,

     (2) the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction, and

     (3) all existing Events of Default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

     The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of the convertible notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     None of our directors, officers, employees, incorporators or shareholders has any liability for any of our Obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

     If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent will cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the convertible notes in fully registered form, without coupons, in integral multiples of $1,000.

     The convertible notes that were sold to qualified institutional buyers are evidenced by global notes and were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee.

     Convertible notes that were sold to "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (4), (5), (6) and (7) under the Securities Act) were initially issued in global form, but were promptly exchanged into registered, certificated form without interest coupons.

     After a sale of convertible notes under this shelf registration statement, convertible notes that were held as global notes with DTC will remain as global notes and convertible notes that were held in certificated form may either be held as global notes with DTC or as notes in certificated form.

     Persons may hold their interests in a global note directly through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Transfers between participants will be effected in accordance with DTC rules and will be settled in clearing house funds.

     Persons who are not DTC participants may own interests in global notes only through DTC participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, we will consider Cede & Co. for all purposes to be the sole holder of the global note. Except as provided in this section or as described in "Exchange of Global Notes for Certificated Notes," owners of beneficial interests in a global note will not have certificates registered in their names, will not receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the convertible notes.

     We will pay interest on and the redemption price or repurchase price of a global note to Cede & Co., as the registered owner, by wire transfer of immediately available funds on each interest payment, redemption or repurchase date. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note.

     DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their beneficial interests in the global note, unless it has reason to believe that it will not receive payment. Only the DTC participants are responsible for payments to owners of beneficial interests held through them.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, a person having a beneficial interest in the principal amount represented by a global note may be unable to pledge its interest to persons or entities that do not participate in the DTC system, due to the lack of a physical certificate evidencing its interest.

     We are not responsible for the performance by DTC or its participants or indirect participants of their obligations. The trustee is also not responsible for such performance. DTC has advised us that it will take any action permitted to be taken by a holder of notes, only at the direction of one or more participants with an interest in a global note, and only with respect to the principal amount as to which the participants have given it a direction.

     DTC has advised us that it is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the convertible notes. Certain participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants, it has no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive convertible notes in registered certificated form if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the convertible notes.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

     Without the consent of each holder affected, an amendment or waiver may not:

      (1) reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver,

      (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for repurchases of the convertible notes under the covenant described above under the caption "-- Repurchase at the Option of Holders,"

      (3) reduce the rate of or change the time for payment or accrual of interest on any convertible note,

      (4) waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration,

      (5) make any convertible note payable in money other than that stated in the convertible notes,

      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes,

      (7) waive a redemption payment with respect to any convertible note,

      (8) impair the right to convert the convertible notes into common stock,

      (9) modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes, or

     (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, CoreComm and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of CoreComm's obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

     The convertible notes and the indenture will be governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

     CoreComm will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and the indenture. CoreComm has appointed National Registered Agents, Inc. as its authorized agent upon which process may be served in any such action.

CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of CoreComm, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of the majority in aggregate principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs, which is not cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Change of Control" means

     (1) the sale, lease or transfer of all or substantially all of the assets of CoreComm to any "Person" or "group," within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13D-5(b)(1) under the Exchange Act, other than any Permitted Holder,

     (2) the approval by the requisite stockholders of CoreComm of a plan of liquidation or dissolution of CoreComm,

     (3) any "Person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of CoreComm and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of CoreComm is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

     (4) during any period of two consecutive years, individuals who at the beginning of such period constituted CoreComm's board of directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of CoreComm was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of CoreComm's board of directors then in office.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

     "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by CoreComm or any of its Subsidiaries with respect to shares acquired in a tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means

     (1) a spouse or a child of a Permitted Holder,

     (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

     (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

     (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Repurchase Offer" means a Change of Control Offer.

     "Senior Debt" means the principal of, interest on and other amounts due on

     (1) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions;

     (2) our Indebtedness, whether outstanding on the date of the indenture or thereafter created incurred, assumed or guaranteed by us; and

     (3) our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements: unless, in the instrument creating or evidencing or under which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes.

     Senior Debt includes, with respect to the obligations described in clauses
(1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness of CoreComm to a Subsidiary of CoreComm.

     "Significant Subsidiary" means any Subsidiary of CoreComm which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

REGISTRATION RIGHTS

     The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

     We entered into the registration rights agreement under which we agreed, at our expense, for the benefit of the holders of the offered securities, to file with the SEC the registration statement covering resale of the offered securities. We will use our best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event within 180 days, and to keep the registration statement effective until the earlier of

     (1) the sale under the registration statement of all the offered securities registered under the registration statement and

     (2) subject to certain exceptions, the second anniversary of the issuance of the convertible notes.

     We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We have agreed to pay predetermined special interest as described in this prospectus with respect to each 90-day period, to holders of offered securities if the registration statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those described in the registration rights agreement. Special interest will accrue until the failure to file or become effective or unavailability is cured in respect of any convertible note, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of the event and with respect to each subsequent 90-day period an amount equal to an increase in the annual interest rate on the convertible notes of 0.25% until all registration defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%.

     Selling securityholders must complete and deliver to us a notice and questionnaire, the form of which was sent to all holders of record known to us, at least three business days prior to any intended distribution of offered securities under the registration statement. Holders of offered securities are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of a completed questionnaire, together with other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file such amendments to the registration statement or supplements to this prospectus as are necessary to permit selling securityholders to deliver this prospectus, including any supplements, to purchasers of offered securities (subject to our right to suspend the use of this prospectus as described above). We have agreed to pay special interest in the amount set forth above to holders of offered securities if we fail to make a filing in the time required.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of seventy-five million (75,000,000) shares of common stock and one million (1,000,000) shares of Series A Junior Participating Preferred Stock. On October 28, 1999, there were 25,479,942 shares of common stock outstanding. The following description is qualified in all respects by reference to our Memorandum of Association and our by-laws.

COMMON STOCK

     All shares of our common stock participate equally in dividends payable to holders of our common stock when and as declared by the Board of Directors and in net assets available for distribution to holders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of our shareholders and do not have cumulative rights in the decision of directors. All issued and outstanding shares of common stock are fully paid and nonassessable, and the holders of them do not have pre-emptive rights.

TRANSFER AGENT

     Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

CERTAIN SPECIAL PROVISIONS OF THE BY-LAWS

     Certain provisions contained in our by-laws could make the acquisition of control of us by means of a tender offer, open market purchases, a proxy contest or otherwise more difficult. Described below are these provisions. The description is intended as a summary only and is qualified in its entirety by reference to our by-laws.

     Classified Board of Directors: The by-laws provide that the Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Board of Directors consists of the persons referred to as such in the section entitled "Management." At each annual meeting of shareholders, one class of directors will be elected, each year for a three-year term.

     We believe that the classified board provision of the by-laws is advantageous to us and our shareholders because, by providing that directors will serve three-year terms rather than one-year terms, it will enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. We believe that this, in turn, will permit the Board to represent more effectively the interests of all shareholders.

     With a classified Board of Directors, it will generally take a majority shareholder two annual meetings of shareholders to elect a majority of the Board of Directors. As a result, a classified board may discourage proxy contests for the election of directors or purchases of a substantial block of shares because its provisions could operate to prevent obtaining control of the board in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. In addition, because under the by-laws directors may be removed only for cause, a classified board would delay shareholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless they can demonstrate the directors should be removed for cause and obtain the requisite vote.

     Number of Directors; Removal; Filling Vacancies: The by-laws provide that the number of directors shall consist of not more than fifteen nor less than three directors. In addition, pursuant to authority conferred under a shareholders resolution, and subject to any rights of holders of any shares of preferred stock, if any, a majority of the Board of Directors then in office is empowered to fill any vacancies on the Board of Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the size of the board and filling the new directorships with its own nominees.

     Under the Bermuda Companies Act, 1981, as amended, (the "Companies Act") a director serving on a classified board may be removed by the shareholders only for cause. Moreover, our by-laws provide that directors may be removed only by the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of shares entitled to vote generally in the election of directors, voting together as a single class.

     Advance Notice Provisions for Shareholder Nominations: The by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.

     The nomination procedure provides that, subject to the rights of holders of any series of preferred stock, if any, only persons who are nominated by or at the direction of the Board of Directors or by a shareholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Under the nomination procedure, to be timely, notice must be received by us at least 75 days, but not more than 90 days, prior to the annual or special meeting of shareholders, provided, however, that if less than 90 days' notice or prior public disclosure of the meeting date is given or made to shareholders, notice by the shareholder to be timely must be received within fifteen days following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.

     Under the nomination procedure, a shareholder's notice to us proposing to nominate a person for election as a director must contain certain information
(i) about each proposed nominee, including, without limitation, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class, series and number of shares of our capital stock which are beneficially owned by the nominee, and (d) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to the rules and regulations of the Commission under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serving as director if elected) and (ii) about the shareholder proposing to nominate the person, including, without limitation, the name and record address of the shareholder and the class, series and number of shares of our capital shares which are beneficially owned by the shareholder. We may require any proposed nominee to furnish any other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as our director. If the officer presiding at a meeting determines that a person was not nominated in accordance with the nomination procedure, the person will not be eligible for election as a director and their nomination will be disregarded.

     By requiring advance notice of nominations by shareholders, the nomination procedure will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about that qualification. Although the by-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of procedures to elect its own slate of directors without regard to whether consideration of its nominees might be harmful or beneficial to us and our shareholders.

     Preferred Stock: The by-laws authorize the Board of Directors to issue one or more series of preferred stock and to determine, with respect to any series rights, if any, and their qualifications, limitations or restrictions, as are stated in resolutions adopted by the Board of Directors providing for the issue of the series and as are permitted by the Companies Act.

     We believe that the ability of the Board of Directors to issue one or more series of preferred stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any shares exchange on which our securities may be listed or applicable rules of any self-regulatory organization. If the approval of our shareholders is not required for the issuance of shares of preferred stock or our common stock, the Board of Directors does not intend to seek shareholder approval. The Board of Directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then current market price of such shares.

     Voting Requirements of Certain Business Combinations: The by-laws also provide that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of our voting power is necessary to approve any "business combination" (as defined) proposed by an "interested shareholder" (as defined). The additional voting requirements will not apply, however, if: (a) the business combination was approved by not less than a majority of the continuing directors or (ii) a series of conditions are satisfied requiring (in summary) (a) that the consideration to be paid to our shareholders in the business combination must be at least equal to the higher of
(i) the highest per-share price paid by the interested shareholder in acquiring any of our common shares during the two years prior to the announcement date of the business combination or in the transaction in which it becomes an interested shareholder (the "determination date") whichever is higher or (ii) the fair market value per share of common shares on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and (b) certain "procedural" requirements are complied with, such as the solicitation of proxies under the rules of the Commission and no decrease in regular dividends (if any) after the interested shareholder becomes an interested shareholder (except as approved by a majority of the continuing directors).

     An "interested shareholder" is defined as anyone who is or has announced the intention to become the beneficial owner of a 10% or more of the voting shares and other than any employee share plan sponsored by us and includes any person who is our affiliate and at any time within the prior two-year period prior to the date in question and was the beneficial owner of 10% or more of the voting shares. The term "beneficial owner" includes a person directly and indirectly owning or having the right to acquire or vote the shares. Interested shareholders participate fully in all shareholder voting.

     A "business combination" includes the following transactions: (a) a merger or consolidation or amalgamation of us or any subsidiary with an interested shareholder or with any other corporation or entity which is, or after the merger or consolidation or amalgamation would be, an affiliate of an interested shareholder; (b) the sale or other disposition by us or a subsidiary of assets having a fair market value of $5,000,000 or more if an interested shareholder (or an affiliate of the interested shareholder) is a party to the transaction;
(c) the adoption of any plan or proposal for the liquidation or dissolution of us or for amendment of the by-laws; or (d) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock (or securities convertible into stock) or the stock of a subsidiary owned by an interested shareholder (or an affiliate of the interested shareholder). Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term "continuing directors" means any member of our Board of Directors while that person is a member of the Board of Directors, who is not an affiliate or associate or representative of the interested shareholder and was a member of the Board of Directors prior to the time that the interested shareholder became an interested shareholder, and any successor of a continuing director while that successor is a member of the Board of Directors, who is not an affiliate or associate or representative of the interested shareholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

SHAREHOLDER PROPOSALS

     Under the Companies Act we must circulate notice of a properly supported shareholder requisition moving a resolution to be passed at our next annual general meeting, together with a statement of up to 1,000 words about the proposed resolution. The resolution must be supported by the lesser of: 100 shareholders or shareholders representing 5% of the total voting rights eligible at the meeting at which the resolution is proposed to be passed. The resolution and notice will be circulated at the expense of the shareholders making the requisition, unless we otherwise resolve. The requisition proposing a resolution must be deposited at our registered office of at least six weeks before the general meeting.

AMENDMENT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     Under the Companies Act, the directors may amend the by-laws of a company subject to the approval of the company's shareholders. Our by-laws provide that they may be amended in the manner provided under the Companies Act, provided that the provisions contained in the by-laws relating to the election and term of directors, the indemnification rights of directors, the amendment of the by-laws and the restrictions on certain business combinations may be amended only by the directors, with the approval by affirmative vote of the holders of at least 66.667% of the voting shares.

SHAREHOLDER RIGHTS PLAN

     The following description of our Rights Agreement is qualified in its entirety by reference to the Rights Agreement.

     The Rights Agreement provides that one right will be issued with each share of the common stock issued (whether originally issued or from our treasury) on or after the date of the distribution and prior to the rights distribution date (as defined below). The rights are not exercisable until the rights distribution date and will expire at the close of business on December 31, 2010 unless previously redeemed by us as described below. When exercisable, each right entitles the owner to purchase from us one-hundredth of a share of Series A Junior Participating Preferred Stock.

     Except as described below, the rights will be evidenced by all our common stock certificates and will be transferred with the common stock certificates, and no separate rights certificates will be distributed. The rights will separate from the common stock and a "rights distribution date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the common stock (the "shares acquisition date") or (ii) 10 business days (or a later date determined by our Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     After the rights distribution date, rights certificates will be mailed to holders of record of the common stock as of the rights distribution date and, thereafter the separate rights certificates alone will represent the rights.

     The Series A Junior Participating Preferred Stock issuable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of the common stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of the common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right approximate the value of one share of the common stock.

     In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price, the common stock (or, in certain circumstances, cash, property or other of our securities) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any such event, all rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any acquiring person (or certain related parties) will be null and void. However, rights are not exercisable following the occurrence of the event described above until the rights are no longer redeemable by us as described below.

     In the event that, at any time following the shares acquisition date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation or the common stock is changed or exchanged (other than a merger which follows a qualifying offer and satisfies certain other requirements) or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall then have the right to receive, upon the exercise of them at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the right.

     At any time prior to the earlier of (i) until 10 days following the shares acquisition date, or (ii) the final expiration date, we may redeem the rights in whole, but not in part, at a price of $.01 per right. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of the rights will be to receive the $.01 redemption price.

     Until a right is exercised, the holder of it, as such, will have no right as our shareholder, including without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for the common stock (or other consideration) or for common stock of the acquiring company as described above.

     Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the rights distribution date. After the rights distribution date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

     The rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval for the Board of Directors. Among the effects is that the rights could discourage a takeover attempt that might otherwise allow the holders of common stock to sell their common stock at a premium to the then current market price or which might otherwise be beneficial to shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Companies Act permits us to indemnify our directors or officers in their capacity as directors or officers in connection with any loss arising or liability attaching to them by virtue of any rule of law in connection with any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in connection with his own fraud or dishonesty.

     The by-laws provide that every one of our directors, officers, committee members and any of our resident representatives be indemnified against any liabilities, loss, damage or expense incurred or suffered in that capacity, subject to limitations imposed in the Companies Act.

     The by-laws further provide that to the extent that any of our directors, officers, committee members or resident representatives is successful in defending any proceedings, whether civil or criminal, we will indemnify the individual for all liabilities incurred in that capacity.

     By-law 151 stipulates that we and each shareholder agree to waive any claim or right of action against any director, officer, or committee member, in connection with any failure to act or any action taken by that director, officer or committee member in the performance of his duties with or for us. The waiver does not extend to claims, rights of action arising from the fraud of the director, officer, committee member or to recover any gain, personal profit or advantage to which that individual is not legally entitled.

     Our by-laws permit us to advance the expenses incurred in defending any civil or criminal action for which indemnification is required against an undertaking of the indemnified party to repay the amount advanced if it is ultimately determined that the indemnified party is not entitled to be indemnified under the by-laws and subject to a determination by the Board of Directors or, in specified situations, independent legal counsel or a majority vote of the shareholders, that indemnification would be proper in the circumstances.

     There has not been in the past and there is not presently pending any litigation or proceeding involving any director, officer, employee or agent which could give rise to an indemnification obligation on the part of us. In addition, except as described in this Offering Memorandum, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

INTERESTED DIRECTORS

     The by-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can that director be liable to us for any profit realized in connection with that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.

MERGERS AND SIMILAR ARRANGEMENTS

     We may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on their business when it is within the objects of our Memorandum of Association. We may also amalgamate with another Bermuda company or with a body incorporated outside Bermuda upon the approval of the Board of Directors and the holders of a simple majority of votes cast by the shareholders of our outstanding shares, including any votes cast by the holders of shares that would otherwise be non-voting shares. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of the shareholder's shares if the shareholder is not satisfied that fair value has been paid for the shares. The court ordinarily would not set aside the transaction on that ground absent evidence of fraud or bad faith.

TAKEOVERS

     Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to stop the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

SHAREHOLDER'S SUIT

     A shareholder who considers that our affairs are being conducted in a manner which is unfairly prejudicial or oppressive to the interests of some of the shareholders may apply to the Bermuda court for relief under the Companies Act. The court may grant such relief as it considers fit. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of our company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the Memorandum of Association or By-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action.

INSPECTION OF CORPORATE RECORDS

     Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which will include our Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. The shareholders have the additional right to inspect or obtain copies of our by-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

BERMUDA TAXATION

     Under current Bermuda law, there is no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax levied on us or our shareholders.

     We and our Bermuda subsidiaries have obtained a written undertaking from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1996 (as amended) that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax such tax shall not, until March 28, 2016, be applicable to us or any of our operations, or to our shares, debentures or other obligations except insofar as the tax applied to persons ordinarily resident in Bermuda and holding our shares, debentures or other obligations or to any land leased or let to us.

                     DESCRIPTION OF OUR OTHER INDEBTEDNESS

VENDOR FINANCING

     We are currently negotiating with equipment manufacturers, including Cisco Systems, Inc., Lucent Technologies, Inc. and Nortel Networks Corporation, to provide us with vendor financing. The vendors would provide financing to our indirect, wholly owned subsidiary, CoreComm Operating Company, Inc. or its subsidiaries in connection with our purchase of certain equipment and services generally utilized in the buildout of our voice data and networks. In the aggregate, such financings are anticipated to be significant. We cannot assure you that we will be successful in obtaining any vendor financing.

OTHER INDEBTEDNESS

     Certain of our other indirect subsidiaries have $19.9 million of indebtedness and capital lease obligations outstanding as of June 30, 1999. For more information, see our historical financial statements and the related notes. In addition, our subsidiaries may incur substantial indebtedness in the future.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the convertible notes and our common stock by U.S. and non-U.S. holders, each as defined below. This discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the purchase, holding and disposition of the convertible notes or our common stock and does not address any other taxes that might be applicable to a holder of the convertible notes or our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, our special United States tax counsel, the discussion accurately reflects the material United States federal income tax consequences to U.S. and non-U.S. holders of the purchase, ownership and disposition of the convertible notes and our common stock. We cannot assure you that the United States Internal Revenue Service will take a similar view of these consequences. Further, this discussion does not address all aspects of taxation that may be relevant to particular holders of convertible notes or common stock in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the convertible notes as part of a hedging or conversion transaction, a straddle or constructive sale and persons whose functional currency is not the United States dollar or that own or are treated as owning 10% or more of our voting shares. The discussion below assumes that the convertible notes and our common stock are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

     The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

     As used herein, a U.S. holder means a beneficial owner of a convertible note or common stock who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used herein, a non-U.S. holder means a beneficial holder who is not a U.S. holder.

TAXATION OF OUR COMPANY AND ITS SUBSIDIARIES

     Our company normally will be subject to United States federal income tax only to the extent our company has income which has its source in the United States or is effectively connected with the conduct of a United States trade or business. We currently anticipate that most of our income will consist of dividends received by our company from its United States subsidiaries, which will constitute United States source income, and that our income will not be effectively connected with the conduct of a United States trade or business. On the other hand, the United States subsidiaries of our company are subject to United

States federal income tax on their worldwide income regardless of its source and dividend distributions by such United States subsidiaries to our company will be subject to United States withholding taxes.

TAXATION OF HOLDERS OF CONVERTIBLE NOTES

  U.S. HOLDERS

     STATED INTEREST. A U.S. holder will be required to include in gross income the stated interest on a convertible note in accordance with the U.S. holder's regular method of accounting for federal income tax purposes. With some exceptions applicable if U.S. holders hold, or are treated as holding, 50 percent or more of our stock, this interest will be treated as foreign source income for United States foreign tax credit purposes. In computing the separate foreign tax credit limitations, the interest usually will be treated as passive or financial services income.

     MARKET DISCOUNT AND BOND PREMIUM. If a U.S. holder purchases a convertible note for an amount that is less than its principal amount, the difference normally will be treated as market discount. In that case, any partial principal payment on, gain realized on the sale, exchange or retirement of the convertible note and unrealized appreciation on some nontaxable dispositions of the convertible note will be treated as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the convertible note prior to the payment or disposition. The U.S. holder also might be required to defer all or a portion of the interest expense on any debt incurred or continued to purchase or carry the convertible note. If the U.S. holder has made an election to include the market discount in income as it accrues, the two preceding sentences will not apply. Unless the U.S. holder elects to treat market discount as accruing on a constant yield method, market discount will be treated as accruing on a straight-line basis over the remaining term of the convertible note. An election made to include market discount in income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

     If a U.S. holder purchases a convertible note for an amount in excess of all amounts payable on the convertible note after the purchase date, other than payments of stated interest, such excess will be treated as bond premium. A U.S. holder usually can elect to amortize bond premium over the remaining term of the convertible note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the stated interest allocable to the period and, with certain limitations, any excess may be deducted. An election to amortize bond premium applies to all debt instruments held at the beginning of the first taxable year to which the election applies and acquired after such date by the U.S. holder and may be revoked only with the consent of the Internal Revenue Service.

     DISPOSITION. A U.S. holder of a convertible note will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the convertible note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received, other than an amount received in respect of accrued interest, which will be taxable as interest if not previously included in income and (ii) the U.S. holder's tax basis in the convertible note. A U.S. holder's tax basis in a convertible note will be its cost, increased by any accrued market discount included in income and reduced by any amortized bond premium. Subject to the application of the "passive foreign investment company" rules discussed below and the market discount rules discussed above, gain or loss recognized on the taxable disposition of a convertible note normally will be capital gain or loss. In the case of a noncorporate U.S. holder, the federal tax rate applicable to capital gains will depend upon the holder's holding period for the convertible notes, with a preferential rate available for convertible notes held for more than one year, and upon the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. Gain realized by a U.S. holder upon the taxable disposition of a convertible note normally will be treated as from sources within the United States. Under temporary Treasury regulations, loss realized by a U.S. holder on a taxable disposition of a convertible note also will be treated as from sources within the United States, with specified exceptions relating to unamortized premium, accrued but unpaid interest, offsetting positions and certain other situations.

     CONVERSION. A U.S. holder of a convertible note will not recognize gain or loss on the conversion of a convertible note solely into our common stock except with respect to cash in lieu of fractional shares and except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the convertible note. To the extent that common stock is received by a holder without recognition of gain or loss, the holding period of the common stock received upon conversion will include the period during which the convertible note was held, and the holder's aggregate tax basis in the common stock received upon conversion of the convertible note will be equal to the holder's aggregate tax basis in the convertible note at the time of conversion, less any portion allocable to any fractional share. A U.S. holder of a convertible note will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of our common stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional share. This gain or loss should be capital gain or loss, and should be taxable as described above under "Disposition." The fair market value of shares of common stock received, which is attributable to accrued interest, will be taxable as ordinary interest income.

     The conversion price of the convertible notes is subject to adjustment under specified circumstances. Under section 305 of the Internal Revenue Code and applicable Treasury regulations, adjustments or the failure to make adjustments to the conversion price of the convertible notes may result in a taxable constructive distribution to U.S. holders of convertible notes, resulting in ordinary income to the extent of our earnings and profits, as determined in accordance with United States federal income tax principles, if, and to the extent that, these adjustments in the conversion price increase the proportionate interest of a U.S. holder of a convertible note in our fully diluted common stock, whether or not the holder ever converts the convertible notes into our common stock.

  NON-U.S. HOLDERS

     Subject to the discussion below concerning information reporting and backup withholding, a non-U.S. holder will not be subject to United States federal income tax on payments of interest on, or on any gain on the sale of, a convertible note, unless the holder held the convertible note in connection with a United States trade or business carried on by such holder, or in the case of a sale of convertible notes by a non-U.S. holder who is an individual, or the individual was present in the United States for 183 days or more during the taxable year in which the gain is realized and other specified conditions are met.

TAXATION OF HOLDERS OF COMMON SHARES

  U.S. HOLDERS

     DISTRIBUTIONS. Subject to the application of the "passive foreign investment company" rules discussed below, a distribution by our company with respect to our common stock will be treated for United States federal income tax purposes as ordinary dividend income to the extent that such distributions do not exceed our earnings and profits as determined under United States federal income tax principles. To the extent a distribution exceeds our earnings and profits, it will be treated first as a tax-free return of the U.S. holder's tax basis in the common stock to the extent of the holder's tax basis, and then will be treated as gain from the sale of a capital asset. With some exclusions based on the United States source income of our company for any taxable year that apply if U.S. holders hold, or are treated as holding, 50 percent or more of our stock, dividends paid by our company normally will be treated as foreign source dividend income and U.S. holders that are corporations will not be entitled to the dividends received deduction available for dividends received from domestic corporations. In computing the separate foreign tax credit limitations, dividends from our company usually will be treated as passive or financial services income. Our company presently does not anticipate paying cash dividends in the foreseeable future.

     DISPOSITION. Subject to the application of the "passive foreign investment company" rules discussed below, a U.S. holder of our common stock will recognize capital gain or loss upon the sale or other taxable disposition of the common stock in an amount equal to the difference between the amount of cash plus the fair market value of any property received and the U.S. holder's tax basis in the common stock. The tax basis of a U.S. holder in shares of our common stock purchased from a selling securityholder hereunder will be the amount paid for such shares. The taxation of such capital gains and the deductibility of capital losses will be as described above under "Taxation of Holders of Convertible Notes -- U.S. Holders -- Disposition."

  NON-U.S. HOLDERS

     Subject to the discussion below concerning information reporting and backup withholding, a non-U.S. holder normally will not be subject to United States federal income tax on dividends on, or gain realized on the sale of, our common shares, unless the holder held the common shares in connection with a United States trade or business carried on by such holder, or in the case of a sale of our common shares by a non-U.S. holder who is an individual, such individual was present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met.

PASSIVE FOREIGN INVESTMENT COMPANY

     If either 75% or more of the gross income of our company for a taxable year were passive income or the assets of our company that produced or were held for the production of passive income were to equal or exceed 50% of our total assets, we would be a passive foreign investment company for United States federal income tax purposes. If our company were a passive foreign investment company, U.S. holders of our convertible notes or common stock would be required to pay a special tax and interest charge on gain recognized upon the disposition of our convertible notes or common stock and U.S. holders of our common stock would be required to pay the tax and interest charge upon the receipt of a distribution that exceeded 125% of the average amount of our distributions in the preceding three years.

     A U.S. holder of shares of our common stock that are treated as "marketable stock" under the passive foreign investment company rules may be able to avoid the imposition of the special tax and interest charge by making a mark-to-market election. Pursuant to this election, the holder would include in ordinary income, for each taxable year during which the common stock was held, an amount equal to the increase in value of the common stock, which will be determined by reference to the value of such common stock at the end of the current taxable year as compared with its value at the end of the prior taxable year. Although a mark-to-market election is not currently permitted with respect to our convertible notes, future regulations might permit this election, possibly on a retroactive basis. Holders desiring to make the mark-to-market election should consult their tax advisors with respect to the application and effect of making the election for our common stock and convertible notes.

     In the case of a U.S. holder who holds common stock and who does not make a mark-to-market election, the holder may be able to avoid the imposition of the special tax and interest charge by making a "qualified electing fund" election to include in income currently the holder's pro rata share of the passive foreign investment company earnings, whether or not such earnings are distributed in any given year. Under current Treasury regulations, a qualified electing fund election cannot be made with respect to our convertible notes.

     The tests for determining whether our company would be a passive foreign investment company for any taxable year are applied on an annual basis and it is difficult to make accurate predictions relevant to this determination. Although based on our current estimates we do not presently expect to be a passive foreign investment company for our 1999 taxable year or for future taxable years, the determination for any year will be made after the taxable year has ended and will be based on a number of factors including the sources of our income and the nature of our assets, the value and trading volume of our common stock and the use of debt proceeds by our company and our subsidiaries. As a result, there can be no assurance that our company will not be treated as a passive foreign investment company.

     In the event that our company is treated as a passive foreign investment company, we will comply with applicable information reporting requirements for U.S. holders to make a qualified electing fund election and will promptly supply a passive foreign investment company annual information statement to any U.S. holder that requests such statement, as well as any other requested information that is required to give effect to a qualified electing fund election. Holders should consult their tax advisors with respect to their eligibility for, and the manner and advisability of making, a qualified electing fund election if our company is treated as a passive foreign investment company.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under current United States federal income tax law, payments of interest and dividends made to, and the proceeds of sales by, specified U.S. holders might be subject to information reporting and might be subject to a backup withholding tax at the rate of 31%, if these persons fail to supply correct taxpayer identification numbers and other required information in the specified manner. Such payments made to and proceeds of sales by non-U.S. holders usually will not be subject to these information reporting requirements or backup withholding, provided that the non-U.S. holders comply with any certification and identification procedures that may be required or otherwise establishes an applicable exemption.

     Any amounts withheld under the backup withholding rules from payment to a holder of convertible notes or common stock will be refunded or credited against the holder's United States federal income tax liability provided that the required information is furnished to the United States Internal Revenue Service.

     New Treasury regulations applicable to payments made after December 31, 2000 normally will not alter the treatment of non-U.S. holders who provide the required information.

                              PLAN OF DISTRIBUTION

     The offered securities are being registered to permit public secondary trading of them by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered securities. We will bear all fees and expenses incident to our obligation to register the offered securities.

     The selling securityholders may sell all or a portion of the offered securities beneficially owned by them and offered by this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. If the offered securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Offered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions (which may involve crosses or block transactions)

     (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale (including, without limitation, the Nasdaq National Market for the common stock);

     (2) in the over-the-counter market;

     (3) in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

     (4) through the writing of options (whether the options are listed on an options exchange or otherwise).

     In connection with sales of the offered securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities in the course of hedging in positions they assume. The selling securityholder may also sell offered securities short and deliver offered securities to close out short positions, or loan or pledge offered securities to broker-dealers that in turn may sell the offered securities. If the selling securityholders effect such transactions by selling offered securities to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "COMM." We do not intend to apply for listing of the convertible notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the convertible notes. Please refer to the section entitled "Risk Factors."

     The selling securityholders and any broker-dealer participating in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any of the broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the offered securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     We cannot assure you that any selling securityholder will sell any or all of the convertible notes or offered securities registered under the shelf registration statement, of which this prospectus forms a part.

In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

     The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the above may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

     All expenses of the registration of the convertible notes and common stock under the registration rights agreement will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

     Upon sale under the shelf registration statement, of which this prospectus forms a part, the offered securities will be freely tradable in the hands of persons other than our affiliates.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of Bermuda, so our corporate affairs are governed by our memorandum of association and by-laws and by the laws governing corporations incorporated in Bermuda. The rights of our shareholders and the responsibilities of members of our board of directors under Bermuda law are different from those applicable to a corporation incorporated in the United States.

                                 LEGAL MATTERS

     The validity of the convertible notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. The validity of the common stock issuable upon conversion of the convertible notes and certain other legal matters relating to the offering will be passed upon for us by Appleby, Spurling & Kempe. A member and an affiliate of Appleby, Spurling & Kempe acts as our representatives in Bermuda. Please refer to the section entitled
"Management -- Bermuda Representative and Secretary."

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998, as set forth in their report. We've included our financial statements in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our predecessor, OCOM Corporation Telecoms Division, as of December 31, 1997 and for the period from January 1, 1998 to May 31, 1998 and the years ended December 31, 1997 and 1996, as set forth in their report. We've included our financial statements in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     KPMG LLP, independent auditors, have audited the consolidated financial statements of MegsINet Inc. as of December 31, 1998 and 1997 and for the year ended December 31, 1998, as set forth in their report. We've included these financial statements in the registration statement in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of USN Communications, Inc. as of December 31, 1998 and for the year then ended, as set forth in their report. We've included these financial statements in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated balance sheet of USN Communications, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 regarding the offering with the Securities and Exchange Commission. We are currently subject to the informational requirements of the Securities Exchange Act of 1934. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the public reference facilities the SEC maintains at:

                                Judiciary Plaza
                                   Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                Citicorp Center
                            500 West Madison Street
                                   Suite 1400
                            Chicago, Illinois 60661

                            Seven World Trade Center
                                   13th Floor
                            New York, New York 10048

     Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning us may also be inspected at:

                          The National Association of
                               Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.

     In addition, in the indenture for the convertible notes we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the convertible notes remain outstanding, we will furnish the trustee and will, if permitted, file with the SEC:

     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms;

     - with respect to our annual financial information only, a report on the information by our certified independent accountants; and

     - all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference some information about us that we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the SEC are incorporated by reference into this prospectus:

     (a) our Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) our Quarterly Reports on Form 10-Q for the three months ended June 30, 1999 and March 31, 1999;

     (c) our Current Reports on Form 8-K dated October 6, 1999 (filed October 12, 1999), October 1, 1999 (filed October 4, 1999), September 15, 1999
         (filed September 29, 1999), August 18, 1999 (filed September 17, 1999), May 26, 1999 (filed June 8, 1999) as amended by Form 8-K/A, dated May 26, 1999 (filed July 9, 1999) and February 17, 1999 (filed February 24,
         1999);

     (d) our Definitive Proxy Statement on Schedule 14A dated April 28, 1999;
         and

     (e) the description of our common stock contained in our Form 10-12G filed on June 24, 1998, as amended on August 19, 1998 and August 31, 1998.

     We incorporate by reference the documents listed above and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until selling securityholders sell all of the securities covered by this prospectus. Any information incorporated by reference this way will automatically be deemed to update and supersede earlier filed or incorporated information.

     We will provide you without charge on your oral or written request, a copy of any or all documents which are incorporated by reference into this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should direct your request to:

                                CoreComm Limited
                               110 E. 59th Street
                               New York, NY 10022
                         Attention: Investor Relations

     You should rely only on the information contained in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the convertible notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," "outlook" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause our actual results to differ materially from those expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct impact on our results of operations are:

     - the risks and other factors described under the caption "Risk Factors" in this prospectus;

     - general economic and business conditions;

     - industry trends;

     - our ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     - our assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services;

     - our actual funding requirements;

     - Year 2000 readiness; and

     - availability, terms and deployment of capital.

     Because the risk factors referred to above could cause our actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for use to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                         INDEX TO FINANCIAL STATEMENTS

CORECOMM LIMITED
Report of Independent Auditors..............................  F-3
Report of Independent Auditors..............................  F-4
Consolidated Balance Sheets -- December 31, 1998 and 1997...  F-5
Consolidated Statements of Operations -- For the Period from
  April 1, 1998 (date operations commenced) to December 31,
  1998, for the Period from January 1, 1998 to May 31, 1998
  and for the Years Ended December 31, 1997 and 1996........  F-6
Consolidated Statement of Shareholders' Equity -- For the
  Period from April 1, 1998 (date operations commenced) to
  December 31, 1998.........................................  F-7
Statement of Parent's Investment (Deficiency) -- For the
  Period from January 1, 1998 through May 31, 1998 and for
  the Years Ended December 31, 1997 and 1996................  F-8
Consolidated Statements of Cash Flows -- For the Period from
  April 1, 1998 (date operations commenced) to December 31,
  1998, for the Period from January 1, 1998 to May 31, 1998
  and for the Years Ended December 31, 1997 and 1996........  F-9
Notes to Consolidated Financial Statements..................  F-10
Condensed Consolidated Balance Sheet -- June 30, 1999.......  F-21
Condensed Consolidated Statements of Operations -- For the
  Three and Six Months Ended June 30, 1999, for the period
  from April 1, 1998 (date operations commenced) to June 30,
  1998 and for the period from January 1, 1998 to May 31,
  1998......................................................  F-22
Condensed Consolidated Statement of Shareholders'
  Equity -- For the Six Months Ended June 30, 1999..........  F-23
Condensed Consolidated Statements of Cash Flows -- For the
  Six Months Ended June 30, 1999, for the period from April
  1, 1998 (date operations commenced) to June 30, 1998 and
  for the period from January 1, 1998 to May 31, 1998.......  F-24
Notes to Condensed Consolidated Financial Statements........  F-25

MEGSINET INC.
Independent Auditors' Report................................  F-30
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-31
Consolidated Statement of Operations for the year ended
  December 31, 1998.........................................  F-32
Consolidated Statement of Stockholders' Deficit for the year ended December 31, 1998...................................  F-33
Consolidated Statement of Cash Flows for the year ended
  December 31, 1998.........................................  F-34
Notes to Consolidated Financial Statements..................  F-35
Consolidated Balance Sheet as of March 31, 1999.............  F-41
Consolidated Statement of Operations for the three months
  ended March 31, 1999 and 1998.............................  F-42
Consolidated Statement of Stockholders' Deficit for the
  three months ended March 31, 1999.........................  F-43
Consolidated Statement of Cash Flows for the three months
  ended March 31, 1999 and 1998.............................  F-44
Notes to Consolidated Financial Statements..................  F-45

USN COMMUNICATIONS, INC.
Report of Independent Auditors..............................  F-47
Independent Auditors' Report................................  F-48
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-49

Consolidated Statements of Operations for the years ended
  December 31, 1998, 1997 and 1996..........................  F-50
Consolidated Statements of Redeemable Preferred Stock for
  the years ended December 31, 1998, 1997 and 1996..........  F-51
Consolidated Statements of Common Stockholders' Deficit for
  the years ended December 31, 1998, 1997 and 1996..........  F-52
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................  F-53
Notes to Consolidated Financial Statements..................  F-54
Condensed Consolidated Balance Sheet as of March 31, 1999...  F-66
Condensed Consolidated Statements of Operations for the
  three months ended March 31, 1998 and 1999................  F-67
Condensed Consolidated Statement of Common Stockholders'
  Deficit for the three months ended March 31, 1999.........  F-68
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 1999 and 1998................  F-69
Notes to Condensed Consolidated Financial Statements........  F-70

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
  CoreComm Limited

     We have audited the consolidated balance sheet of CoreComm Limited and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from April 1, 1998 (date operations commenced) to December 31, 1998. Our audit also included the financial statement schedule listed in the Index at Item 14(a) for the period from April 1, 1998 (date operations commenced) to December 31, 1998. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Limited and Subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the period from April 1, 1998 (date operations commenced) to December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
February 26, 1999, except for note 16, as to which the date is September 2, 1999

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
  OCOM Corporation Telecoms Division

     We have audited the accompanying balance sheet of OCOM Corporation Telecoms Division ("OCOM") as of December 31, 1997, and the related statements of operations, parent's investment (deficiency) and cash flows for the period from January 1, 1998 to May 31, 1998 and the years ended December 31, 1997 and 1996. Our audit also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OCOM Corporation Telecoms Division at December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 to May 31, 1998 and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
February 26, 1999

                       CORECOMM LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                             THE PREDECESSOR
                                                                                 (OCOM)
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------   ---------------
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 26,161,000     $       --
  Marketable securities.....................................   110,718,000             --
  Accounts receivable-trade, less allowance for doubtful
     accounts of $742,000 (1998) and $46,000 (1997).........     1,125,000        332,000
  Due from affiliates.......................................     1,954,000             --
  Inventory.................................................       150,000         80,000
  Other.....................................................       519,000         48,000
                                                              ------------     ----------
          Total current assets..............................   140,627,000        460,000
Fixed assets, net...........................................     3,582,000      1,269,000
Goodwill, net of accumulated amortization of $230,000.......     4,028,000             --
LMDS license costs..........................................    25,366,000             --
Other, net of accumulated amortization of $1,000............     2,923,000          2,000
                                                              ------------     ----------
                                                              $176,526,000     $1,731,000
                                                              ============     ==========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,937,000     $  348,000
  Accrued expenses..........................................     4,247,000      1,062,000
  Current portion of note payable and capital lease
     obligations............................................       133,000             --
  Deferred revenue..........................................       411,000             --
                                                              ------------     ----------
          Total current liabilities.........................     6,728,000      1,410,000
Note payable................................................       283,000             --
Capital lease obligations...................................       218,000             --
Commitments and contingent liabilities
Shareholders' equity:
  Series preferred stock -- $.01 par value, authorized
     1,000,000 shares; issued and outstanding none..........            --             --
  Common stock -- $.01 par value; authorized 75,000,000
     shares; issued and outstanding 19,799,000 shares.......       198,000             --
Additional paid-in capital..................................   185,354,000             --
(Deficit)...................................................   (16,255,000)            --
Parent's investment.........................................            --        321,000
                                                              ------------     ----------
                                                               169,297,000        321,000
                                                              ------------     ----------
                                                              $176,526,000     $1,731,000
                                                              ============     ==========

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     THE PREDECESSOR (OCOM)
                                                           -------------------------------------------
                                     FOR THE PERIOD FROM       FOR THE
                                        APRIL 1, 1998        PERIOD FROM
                                      (DATE OPERATIONS       JANUARY 1,
                                        COMMENCED) TO           1998          YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,         TO MAY 31,      -------------------------
                                            1998                1998            1997          1996
                                     -------------------   ---------------   -----------   -----------
REVENUES...........................     $  6,713,000         $ 1,452,000     $ 3,579,000   $ 5,103,000
COSTS AND EXPENSES
Operating..........................        5,584,000             772,000       1,581,000     3,065,000
Selling, general and
  administrative...................       13,989,000           3,205,000       5,934,000     3,119,000
Compensation charge from the
  issuance of stock options........        4,586,000                  --              --            --
Depreciation.......................          749,000             255,000         428,000       138,000
Amortization.......................          231,000               2,000          11,000        11,000
                                        ------------         -----------     -----------   -----------
                                          25,139,000           4,234,000       7,954,000     6,333,000
                                        ------------         -----------     -----------   -----------
Operating (loss)...................      (18,426,000)         (2,782,000)     (4,375,000)   (1,230,000)
OTHER INCOME (EXPENSE)
Interest income and other, net.....        2,632,000                  --          (4,000)      133,000
Interest expense...................          (21,000)                 --              --            --
                                        ------------         -----------     -----------   -----------
(Loss) before income tax
  provision........................      (15,815,000)         (2,782,000)     (4,379,000)   (1,097,000)
Income tax provision...............         (440,000)                 --              --            --
                                        ------------         -----------     -----------   -----------
Net (loss).........................     $(16,255,000)        $(2,782,000)    $(4,379,000)  $(1,097,000)
                                        ============         ===========     ===========   ===========
Basic and diluted net (loss) per
  share............................     $       (.82)        $      (.14)    $      (.22)  $      (.06)
                                        ============         ===========     ===========   ===========

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
         FOR THE PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED)
                              TO DECEMBER 31, 1998

                                                COMMON STOCK
                                            ---------------------     ADDITIONAL
                                              SHARES       PAR      PAID-IN CAPITAL    (DEFICIT)
                                            ----------   --------   ---------------   ------------
Initial contribution......................   1,800,000   $ 18,000    $ 22,167,000
Capital contributions.....................  17,997,000    180,000     158,598,000
Issuance of stock options.................                              4,586,000
Exercise of warrants......................       2,000                      3,000
Net (loss) for the period from April 1,
  1998 (date operations commenced) to
  December 31, 1998.......................                                            $(16,255,000)
                                            ----------   --------    ------------     ------------
Balance, December 31, 1998................  19,799,000   $198,000    $185,354,000     $(16,255,000)
                                            ==========   ========    ============     ============

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
              OCOM CORPORATION TELECOMS DIVISION (THE PREDECESSOR)

                 STATEMENT OF PARENT'S INVESTMENT (DEFICIENCY)
          FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 31, 1998 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

Balance, December 31, 1995..................................  $   207,000
Capital contributions.......................................      682,000
Net loss for the year ended December 31, 1996...............   (1,097,000)
                                                              -----------
Balance, December 31, 1996..................................     (208,000)
Capital contributions.......................................    4,908,000
Net loss for the year ended December 31, 1997...............   (4,379,000)
                                                              -----------
Balance, December 31, 1997..................................      321,000
Capital contributions.......................................    4,261,000
Net loss for the period ended May 31, 1998..................   (2,782,000)
                                                              -----------
Balance, May 31, 1998.......................................  $ 1,800,000
                                                              ===========

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            THE PREDECESSOR (OCOM)
                                                                   -----------------------------------------
                                                                     FOR THE
                                            FOR THE PERIOD FROM    PERIOD FROM
                                            APRIL 1, 1998 (DATE    JANUARY 1,
                                                OPERATIONS           1998 TO       YEAR ENDED DECEMBER 31,
                                               COMMENCED) TO         MAY 31,      --------------------------
                                             DECEMBER 31, 1998        1998           1997           1996
                                            -------------------    -----------    -----------    -----------
OPERATING ACTIVITIES
Net (loss)................................     $ (16,255,000)      $(2,782,000)   $(4,379,000)   $(1,097,000)
Adjustments to reconcile net (loss) to net
  cash used in operating activities:
  Depreciation and amortization...........           980,000           257,000        439,000        149,000
  Compensation charge from the issuance of
    stock options.........................         4,586,000                --             --             --
  (Gain) loss on disposal of fixed
    assets................................             2,000                --          4,000         (1,000)
  Inventory reserve.......................                --                --         78,000             --
  Provision for losses on accounts
    receivable............................           501,000            92,000         46,000             --
  Accretion of interest on marketable
    securities............................          (639,000)               --             --             --
  Other...................................          (121,000)               --             --             --
  Changes in operating assets and
    liabilities, net of effect from
    business acquisitions:
    Accounts receivable...................          (480,000)         (262,000)       129,000        129,000
    Due from affiliates...................        (1,954,000)               --             --             --
    Inventory.............................           (82,000)           20,000       (158,000)            --
    Other current assets..................          (205,000)         (199,000)        79,000          7,000
    Other assets..........................        (2,824,000)               --             --             --
    Accounts payable......................         1,261,000          (311,000)       169,000         82,000
    Accrued expenses......................         2,814,000          (453,000)       116,000        230,000
    Deferred revenue......................            94,000
                                               -------------       -----------    -----------    -----------
Net cash (used in) operating activities...       (12,322,000)       (3,638,000)    (3,477,000)      (501,000)
INVESTING ACTIVITIES
Purchase of fixed assets..................        (2,344,000)         (623,000)    (1,435,000)      (183,000)
Proceeds from disposal of fixed assets....             3,000                --          4,000          2,000
Purchase of marketable securities.........      (110,079,000)               --             --             --
                                               -------------       -----------    -----------    -----------
Net cash (used in) investing activities...      (112,420,000)         (623,000)    (1,431,000)      (181,000)
FINANCING ACTIVITIES
Capital contributions.....................       150,904,000         4,261,000      4,908,000        682,000
Exercise of warrants......................             3,000                --             --             --
Principal payments of capital lease
  obligations.............................            (4,000)               --             --             --
                                               -------------       -----------    -----------    -----------
Net cash provided by financing
  activities..............................       150,903,000         4,261,000      4,908,000        682,000
                                               -------------       -----------    -----------    -----------
Increase in cash and cash equivalents.....        26,161,000                --             --             --
Cash and cash equivalents at beginning of
  period..................................                --                --             --             --
                                               -------------       -----------    -----------    -----------
Cash and cash equivalents at end of
  period..................................     $  26,161,000       $        --    $        --    $        --
                                               =============       ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest....................     $       4,000       $        --    $        --    $        --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES
Capital contributions of noncash net
  assets..................................     $  30,059,000       $        --    $        --    $        --
Liabilities incurred to acquire fixed
  assets..................................           175,000                --             --             --

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     CoreComm Limited (the "Company"), formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 (operations commenced in April 1998) in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. In September 1998, CCPR made a cash contribution to the Company of $150,000,000 and distributed 100% of the outstanding shares of the Company on a one-for-one basis to CCPR's shareholders.

     The Company's competitive local exchange carrier ("CLEC"), cellular long distance, landline long distance and cellular resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division ("OCOM"). CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998. OCOM is the predecessor business to the Company.

     In addition to the businesses acquired from OCOM, the Company also sells pre-paid cellular service through the sale of pre-paid cards, provides centralized telecommunications services ("Centrex"), provides a full range of Internet services for both home and business customers through its Internet Service Provider ("ISP") subsidiary and provides paging service and pager repairs. The Company's customers are located throughout the United States, although much of the Company's business is conducted in Ohio. The Company does not own any facilities, except for certain ISP facilities. Instead, it purchases capacity on a wholesale basis pursuant to contracts and sells it at retail rates to end users. The Company depends upon the facilities-based carriers to maintain the quality of their service to the Company's customers. Also, except for pre-paid cellular service, the Company depends upon the facilities-based carriers for accurate and prompt billing information in order for the Company to bill its customers. In addition, all of the Company's lines of business are highly competitive which results in pricing pressure and increasing customer acquisition costs, and primarily all are dependent upon trends in the use of communications service.

     The following are the revenues from external customers for each of the Company's communications services:

                                             FOR THE               THE PREDECESSOR (OCOM)
                                           PERIOD FROM     ---------------------------------------
                                            APRIL 1,         FOR THE
                                           1998 (DATE      PERIOD FROM
                                           OPERATIONS      JANUARY 1,
                                          COMMENCED) TO       1998        YEAR ENDED DECEMBER 31,
                                          DECEMBER 31,     TO MAY 31,     ------------------------
                                              1998            1998           1997          1996
                                          -------------    -----------    ----------    ----------
CLEC and landline long distance.........   $1,976,000      $  217,000     $  167,000    $  104,000
Cellular long distance..................    1,035,000       1,034,000      3,352,000     4,999,000
Centrex.................................    1,017,000              --             --            --
Wireless (including pre-paid
  cellular).............................    2,530,000         201,000         60,000            --
ISP.....................................      155,000              --             --            --
                                           ----------      ----------     ----------    ----------
                                           $6,713,000      $1,452,000     $3,579,000    $5,103,000
                                           ==========      ==========     ==========    ==========

     In February 1999, the Company entered into an agreement to acquire MegsINet Inc., a national Internet network and regional telecommunications provider. The Company will purchase 100% of MegsINet's stock for a total consideration of approximately $16.75 million in cash plus approximately 2.1 million shares of the Company's common stock. This transaction is subject to certain conditions, including the registration of the Company's stock to be issued.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Also in February 1999, the Company entered into an agreement to acquire certain assets of USN Communications, Inc., a CLEC reseller. Completion of this transaction is conditioned upon approval by the Bankruptcy Court presiding over USN's Chapter 11 case, in which third parties may bid for the same assets.

2. SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash Equivalents

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $20,995,000 at December 31, 1998 and consisted of corporate commercial paper.

  Marketable Securities

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 1998 consisted of a certificate of deposit and corporate commercial paper. During the period from April 1, 1998 (date operations commenced) to December 31, 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 1998 had a contractual maturity of less than one year.

  Inventory

     Inventory consists principally of telephones, pagers and accessories and is stated at the lower of cost or market. Cost is determined by specific identification or the first-in, first-out method.

  Financial Instruments

     The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Fixed Assets

     Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment--5 or 15 years, computer hardware and software--3 or 5 years and other equipment--2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

  Goodwill

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the 10 year period benefited. The Company continually reviews the recoverability of the carrying value of goodwill using the same methodology that it uses for the evaluation of its other long-lived assets.

  LMDS License Costs

     The costs incurred to acquire the Local Multipoint Distribution Service ("LMDS") licenses from the Federal Communications Commission (the "FCC") were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. The Company continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.

  Noncompetition Agreements

     Other assets include noncompetition agreements obtained in connection with an acquisition which were valued at an aggregate of $100,000. The noncompetition agreements are being charged to expense on a straight-line basis over the noncompetition period of 5 years.

  Net (Loss) Per Share

     The Company reports its net (loss) per share in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." The denominator for the basic and diluted net loss per common share computations was 19,785,000, 19,776,000, 19,613,000 and 19,794,000 for the period from April 1, 1998 (date operations commenced) to December 31, 1998, for the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996, respectively (as adjusted for the 3-for-2 stock split by way of stock dividend paid on September 2, 1999). These weighted average shares are equivalent to CCPR's historical weighted average shares (since CCPR shareholders received one share of the Company for each CCPR share owned), plus the Company's weighted average shares in the 1998 period. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

  Revenue Recognition

     Telecommunications revenue is recognized at the time service is provided to the customer. Charges for services that are billed in advance are deferred and recognized when earned.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Advertising Expense

     The Company charges the cost of advertising to expense as incurred. Advertising expense for the period from April 1, 1998 (date operations commenced) to December 31, 1998, for the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 were $812,000, $79,000, $127,000 and $350,000, respectively.

  Stock-Based Compensation

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

3. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 in 1998, which had no effect on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS No. 131 in 1998, which had no effect on the consolidated financial statements since the Company operates in one business segment.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in fiscal years beginning after June 15, 1999. Management does not anticipate that the adoption of the new standard will have a significant effect on the results of operations, financial condition or cash flows of the Company.

4. ACQUISITIONS

     In April and June 1998, CCPR acquired the stock of Digicom, Inc. and certain operating assets and related liabilities of JeffRand Corp. (known as the Wireless Outlet) and OCOM Corporation. CCPR contributed these businesses to the Company. These acquisitions were accounted for as purchases by CCPR, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The contribution of the assets from CCPR to the Company was accounted for at historical cost in a manner consistent with a transfer of entities under common control which is similar to that used in a "pooling of interests". The Company's financial statements include the results of the contributed companies for all periods owned by CCPR. In November 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets and certain liabilities of Stratos Internet Group, Inc. ("Stratos"), an ISP in the Cleveland-Akron, Ohio area. This acquisition has been accounted for as a purchase, and, accordingly, the net assets and results of operations of Stratos have been included in the consolidated financial statements from the date of acquisition.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     A summary of the allocation of the aggregate purchase price is as follows:

Cash..................................................    $ 4,887,000
Note payable..........................................        362,000
                                                          -----------
Aggregate purchase price..............................      5,249,000
Net assets acquired:
Current assets........................................      1,600,000
Fixed assets..........................................      1,817,000
Current liabilities...................................     (2,251,000)
Capital lease obligations.............................       (275,000)
                                                          -----------
                                                              891,000
                                                          -----------
Excess purchase price.................................      4,358,000
Allocated to:
Noncompetition agreements.............................        100,000
                                                          -----------
Goodwill..............................................    $ 4,258,000
                                                          ===========

     The pro forma unaudited consolidated results of operations for the years ended December 31, 1998 and 1997 assuming consummation of the acquisitions and receipt of the capital contributions from CCPR as of January 1, 1997 are as follows. The pro forma net (loss) and basic and diluted net (loss) per share do not give effect to interest income that may have been earned had the $150,000,000 cash capital contribution from CCPR been made on January 1, 1997.

                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                       1998           1997
                                                   ------------    -----------
                                                   (UNAUDITED)
Total revenue....................................  $ 11,499,000    $ 9,829,000
Net (loss).......................................   (19,132,000)    (7,303,000)
Basic and diluted net (loss) per share...........          (.97)          (.37)

5. LMDS LICENSE COSTS

     A wholly-owned subsidiary of CCPR, Cortelyou Communications Corp. ("Cortelyou") was the successful bidder, for an aggregate of $25,241,000, for 15 Block A LMDS licenses in Ohio. LMDS frequencies are expected to be used for the provision of voice, data, video and Internet services to businesses and homes in competition with incumbent local exchange telephone companies and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basic Trading Areas in the United States and its territories based on an auction that commenced in February 1998 and ended in March 1998. In June 1998, CCPR funded Cortelyou's payment of its bid and the FCC issued the licenses. Costs of $125,000 were incurred in connection with the auction and the license acquisition. CCPR contributed Cortelyou to the Company.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. FIXED ASSETS

     Fixed assets consist of:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998          1997
                                                      ----------    ----------
Operating equipment.................................  $  720,000    $       --
Computer hardware and software......................   2,450,000     1,640,000
Other equipment.....................................     987,000       566,000
Construction in progress............................       5,000            --
                                                      ----------    ----------
                                                       4,162,000     2,206,000
Accumulated depreciation............................    (580,000)     (937,000)
                                                      ----------    ----------
                                                      $3,582,000    $1,269,000
                                                      ==========    ==========

7. ACCRUED EXPENSES

     Accrued expenses consist of:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998          1997
                                                      ----------    ----------
Payroll and related.................................  $1,263,000    $  433,000
Professional fees...................................     527,000       204,000
Taxes excluding income taxes........................   1,246,000       108,000
Advertising.........................................     175,000       115,000
Other...............................................   1,036,000       202,000
                                                      ----------    ----------
                                                      $4,247,000    $1,062,000
                                                      ==========    ==========

8. NOTE PAYABLE

     The Company issued a note payable in the amount of $362,000 in connection with the Stratos acquisition. Interest on the note accrues at 5.542% per annum. The note is payable in twelve consecutive quarterly payments of principal and interest of $33,000 commencing in May 1999 and is collateralized by the assets acquired from Stratos. The Company recorded approximately $1,000 of interest expense in 1998. As of December 31, 1998, $80,000 of the balance was included in current liabilities and $283,000 was recorded as note payable.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. LEASES

     The Company has capital leases for certain of its operating equipment. At December 31, 1998, leased property included in operating equipment aggregated $258,000 with accumulated depreciation of $7,000. Future minimum annual payments under these leases at December 31, 1998 are as follows:

Year Ending December 31,
1999......................................................  $ 81,000
2000......................................................    81,000
2001......................................................    81,000
2002......................................................    81,000
2003......................................................    21,000
                                                            --------
                                                             345,000
Interest at 11.5%.........................................   (74,000)
                                                            --------
Present value of minimum obligations......................   271,000
Current portion...........................................   (53,000)
                                                            --------
                                                            $218,000
                                                            ========

     As of December 31, 1998, the Company had leases for office space and equipment which extend through 2009. Total rent expense for the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 under operating leases was $354,000, $98,000, $131,000 and $60,000, respectively.

     Future minimum annual lease payments under noncancellable operating leases at December 31, 1998 are: $1,559,000 (1999); $1,764,000 (2000); $1,740,000
(2001); $1,753,000 (2002); $1,467,000 (2003) and $5,909,000 thereafter.

10. COMPENSATION CHARGE

     The compensation charge of $4,586,000 in 1998 is a non-cash charge recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," as a one time charge related to the issuance of the Company's stock options to holders of CCPR's stock options in connection with the Company's distribution to CCPR's shareholders.

11. RELATED PARTY TRANSACTIONS

     Certain officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). NTL provides certain corporate management, financial, legal and technical services to the Company. Amounts charged to the Company by NTL consist of salaries and direct costs where identifiable and 30% of NTL's corporate overhead. It is not practicable to determine the amount of expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 1998, NTL charged the Company $313,000 which is included in general and administrative expenses.

     The Company's relationship with CCPR is governed by agreements entered into in connection with the distribution, including a Tax Disaffiliation Agreement. The Tax Disaffiliation Agreement details the respective obligations concerning various tax liabilities and provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     OCOM provided, and now a subsidiary of the Company provides, billing and software development services to subsidiaries of CCPR and subsidiaries of NTL. Certain officers and directors of the Company are officers and directors of CCPR. Beginning in 1997, the Company charged amounts in excess of its costs to provide these services. General and administrative expenses were reduced by $275,000, $138,000, and $217,000 for the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998 and for the year ended December 31, 1997, respectively, as a result of these charges.

     At December 31, 1998, due from affiliates included $128,000 due from CCPR and $1,826,000 due from NTL.

12. 401(k) PLAN

     A subsidiary of the Company sponsors a 401(k) Plan in which all full-time employees of that subsidiary who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the Board of Directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 was $103,000, $29,000, $126,000 and $46,000, respectively.

13. SHAREHOLDERS' EQUITY

  Shareholder Rights Plan

     The Rights Agreement provides that one Right will be issued with each share of common stock issued on or after the date of distribution. The Rights become exercisable upon the occurrence of certain potential takeover events and will expire in December 2010 unless previously redeemed by the Company. When exercisable, each Right entitles the owner to purchase from the Company of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $100.

     The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 100 times the payment made per share of the common stock. Each share of Series A Preferred Stock will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

     The 1,000,000 authorized shares of Series Preferred Stock are designated Series A Preferred Stock. No shares of Series A Preferred Stock are issued or outstanding.

  Warrants and Stock Options

     In connection with the distribution of the Company to CCPR's shareholders, the Company issued warrants to purchase shares of common stock to holders of CCPR stock options who elected to receive warrants as follows: (1) warrants to purchase an aggregate of 2,870,000 shares of common stock at an exercise price of $8.79 per share which expire in 2005, (2) warrants to purchase an aggregate of 6,000 shares of common stock at an exercise price of $8.79 per share which expire in 2003 and (3) warrants to purchase an aggregate of 1,229,000 shares of common stock at an exercise price of $10.55 which expire in

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2005. As of December 31, 1998, there were 4,103,000 shares of common stock reserved for issuance upon the exercise of warrants.

     There are 9,000,000 shares of common stock reserved for issuance under the 1998 Stock Option Plan (the "Plan"). The Plan provides that incentive stock options be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     In connection with the distribution of the Company to CCPR's shareholders, the Company issued approximately 1,251,000 options to purchase shares of the Company's common stock to holders of CCPR stock options who elected to receive options.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1998: risk-free interest rate of 5.02%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .810, and a weighted-average expected life of the warrants and options of 8.1 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its warrants and stock options.

     For purposes of pro forma disclosures, the estimated fair value of the warrants and options is amortized to expense over the warrants and options' vesting periods. Following is the Company's pro forma information for the period from April 1, 1998 (date operations commenced) to December 31, 1998:

Pro forma net (loss)...................................  $(48,015,000)
Pro forma net (loss) per share -- basic and
  diluted..............................................  $      (2.43)

     A summary of the Company's warrants and stock option activity and related information for the period from April 1, 1998 (date operations commenced) to December 31, 1998 follows:

                                                                       WEIGHTED-
                                                        NUMBER OF       AVERAGE
                                                       WARRANTS AND    EXERCISE
                                                         OPTIONS         PRICE
                                                       ------------    ---------
Granted..............................................   6,512,000       $ 8.26
Exercised............................................      (2,000)        8.79
Forfeited............................................          --           --
                                                        ---------
Outstanding -- end of period.........................   6,510,000       $ 8.26
                                                        =========
Exercisable at end of period.........................   4,584,000       $ 9.01
                                                        =========

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Weighted-average fair value of warrants and options, calculated using the Black-Scholes option pricing model, granted during 1998 is $6.49.

     The following table summarizes the status of the stock options outstanding and exercisable at December 31, 1998:

                                                            STOCK OPTIONS
                       STOCK OPTIONS OUTSTANDING             EXERCISABLE
                  -----------------------------------   ---------------------
                               WEIGHTED-    WEIGHTED-               WEIGHTED-
                               REMAINING     AVERAGE                 AVERAGE
RANGE OF          NUMBER OF   CONTRACTUAL   EXERCISE    NUMBER OF   EXERCISE
EXERCISE PRICE     OPTIONS       LIFE         PRICE      OPTIONS      PRICE
--------------    ---------   -----------   ---------   ---------   ---------
$0.03 to $0.44      621,000    9.7 Years     $ 0.255     125,000     $ 0.255
$4.15 to $4.54       65,000    9.7 Years     $  4.44      12,000     $  4.44
$7.92 to $8.79    1,722,000    9.7 Years     $  8.77     345,000     $  8.77
                  ---------                              -------
          Total   2,408,000                              482,000
                  =========                              =======

14. INCOME TAXES

     The provision for income taxes for the period from April 1, 1998 (date operations commenced) to December 31, 1998 consists of the following:

Current:
  Federal.................................................  $     --
  State and local.........................................   440,000
                                                            --------
Total current.............................................   440,000
                                                            --------
Deferred:
  Federal.................................................        --
  State and local.........................................        --
                                                            --------
Total deferred............................................        --
                                                            --------
                                                            $440,000
                                                            ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1998 are as follows:

Deferred tax liabilities:
  Tax over book depreciation and amortization...........  $    58,000
Deferred tax assets:
  Net operating losses..................................    5,419,000
  Allowance for doubtful accounts.......................      301,000
  Amortization of goodwill..............................       24,000
                                                          -----------
                                                            5,744,000
  Valuation allowance for deferred tax assets...........   (5,686,000)
                                                          -----------
Net deferred tax assets.................................       58,000
                                                          -----------
Net deferred tax liabilities............................  $        --
                                                          ===========

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $13,400,000 for federal income tax purposes that expire in 2018. Since the Company cannot file a consolidated federal income tax return, the net operating loss carryforward can only be utilized by the subsidiary that generated the loss. The net deferred tax assets of $5,686,000 have been fully offset by a valuation allowance due to the uncertainty of realizing such tax benefit.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense for the period from April 1, 1998 (date operations commenced) to December 31, 1998 is as follows:

Benefit at federal statutory rate (35%).................  $ 5,689,000
State and local income taxes............................      440,000
Expenses not deductible for tax purposes................   (1,623,000)
Foreign income not subject to U.S. tax..................      846,000
U.S. losses with no benefit.............................   (4,912,000)
                                                          -----------
                                                          $   440,000
                                                          ===========

15. COMMITMENTS AND CONTINGENT LIABILITIES

     As of December 31, 1998, the Company has purchase commitments of approximately $2,200,000 outstanding.

     The Company is involved in various disputes, arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

16. STOCK SPLIT

     The Company declared a 3-for-2 stock split by way of a stock dividend, which was paid on September 2, 1999. All common stock data in the consolidated financial statements give effect to the stock split.

                       CORECOMM LIMITED AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                JUNE 30,
                                                                  1999
                                                              -------------
                                                               (UNAUDITED)
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 30,663,000
  Marketable securities.....................................    45,482,000
  Accounts receivable-trade, less allowance for doubtful
     accounts of $23,683,000................................    13,870,000
  Due from affiliates.......................................     5,472,000
  Other.....................................................     3,638,000
                                                              ------------
          Total current assets..............................    99,125,000
Fixed assets, net...........................................    68,570,000
Goodwill, net of accumulated amortization of $1,379,000.....    75,837,000
LMDS license costs..........................................    25,366,000
Other, net of accumulated amortization of $94,000...........     2,307,000
                                                              ------------
                                                              $271,205,000
                                                              ============
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 10,569,000
  Accrued expenses..........................................    12,154,000
  Due to affiliate..........................................       106,000
  Equipment payable.........................................    25,991,000
  Current portion of notes payable and capital lease
     obligations............................................     8,552,000
  Deferred revenue..........................................     1,370,000
                                                              ------------
          Total current liabilities.........................    58,742,000
Notes payable...............................................     6,970,000
Capital lease obligations...................................     4,425,000
Commitments and contingent liabilities
Shareholders' equity:
  Series preferred stock, $.01 par value, authorized
     1,000,000 shares; issued and outstanding none..........            --
  Common stock, $.01 par value; authorized 75,000,000
     shares; issued and outstanding 24,221,000..............       242,000
  Additional paid-in capital................................   239,657,000
  (Deficit).................................................   (38,831,000)
                                                              ------------
                                                               201,068,000
                                                              ------------
                                                              $271,205,000
                                                              ============

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                             FOR THE                       THE PREDECESSOR
                                                           PERIOD FROM                         (OCOM)
                                                          APRIL 1, 1998                        FOR THE
                                          THREE MONTHS   (DATE OPERATIONS    SIX MONTHS      PERIOD FROM
                                             ENDED        COMMENCED) TO        ENDED       JANUARY 1, 1998
                                            JUNE 30,         JUNE 30,         JUNE 30,       TO MAY 31,
                                              1999             1998             1999            1998
                                          ------------   ----------------   ------------   ---------------
REVENUES................................  $ 12,436,000     $ 1,261,000      $ 16,032,000     $ 1,452,000
COSTS AND EXPENSES
Operating...............................    11,302,000       1,067,000        14,150,000         772,000
Selling, general and administrative.....    13,736,000       1,417,000        19,520,000       3,205,000
Corporate...............................     1,851,000              --         4,143,000              --
Depreciation............................     1,282,000          97,000         1,710,000         255,000
Amortization............................     1,021,000          61,000         1,172,000           2,000
                                          ------------     -----------      ------------     -----------
                                            29,192,000       2,642,000        40,695,000       4,234,000
                                          ------------     -----------      ------------     -----------
Operating (loss)........................   (16,756,000)     (1,381,000)      (24,663,000)     (2,782,000)
OTHER INCOME (EXPENSE)
Interest income and other, net..........     1,306,000              --         2,870,000              --
Interest expense........................      (204,000)             --          (218,000)             --
                                          ------------     -----------      ------------     -----------
(Loss) before income tax provision......   (15,654,000)     (1,381,000)      (22,011,000)     (2,782,000)
Income tax provision....................      (400,000)             --          (565,000)             --
                                          ------------     -----------      ------------     -----------
Net (loss)..............................  $(16,054,000)    $(1,381,000)     $(22,576,000)    $(2,782,000)
                                          ============     ===========      ============     ===========
Basic and diluted net (loss) per
  share.................................  $       (.76)    $      (.07)     $      (1.11)    $      (.14)
                                          ------------     -----------      ------------     -----------
Weighted average shares.................    21,018,000      19,776,000        20,421,000      19,776,000
                                          ============     ===========      ============     ===========

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                              COMMON STOCK          ADDITIONAL
                                         ----------------------      PAID-IN
                                           SHARES        PAR         CAPITAL        (DEFICIT)
                                         ----------    --------    ------------    ------------
Balance, December 31, 1998.............  19,799,000    $198,000    $185,354,000    $(16,255,000)
Exercise of stock options..............     367,000       4,000       2,107,000
Exercise of warrants...................   1,944,000      19,000       9,014,000
Common stock issued for acquisition....   2,111,000      21,000      30,055,000
Stock options issued for acquisition...                               4,027,000
Warrants issued for acquisition........                               9,100,000
Net (loss) for the six months ended
  June 30, 1999........................                                             (22,576,000)
                                         ----------    --------    ------------    ------------
Balance, June 30, 1999.................  24,221,000    $242,000    $239,657,000    $(38,831,000)
                                         ==========    ========    ============    ============

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                       THE PREDECESSOR
                                                                     FOR THE PERIOD        (OCOM)
                                                                     FROM APRIL 1,     FOR THE PERIOD
                                                                       1998 (DATE           FROM
                                                     SIX MONTHS        OPERATIONS        JANUARY 1,
                                                       ENDED           COMMENCED)          1998 TO
                                                      JUNE 30,        TO JUNE 30,          MAY 31,
                                                        1999              1998              1998
                                                   --------------    --------------    ---------------
Net cash (used in) operating activities..........   $(18,468,000)     $  (417,000)       $(3,638,000)
INVESTING ACTIVITIES
Purchase of fixed assets.........................     (7,255,000)        (232,000)          (623,000)
Acquisitions, net of cash acquired...............    (47,082,000)              --                 --
Purchase of marketable securities................    (56,856,000)              --                 --
Proceeds from sale of marketable securities......    123,713,000               --                 --
                                                    ------------      -----------        -----------
Net cash provided by (used in) investing
  activities.....................................     12,520,000         (232,000)          (623,000)
FINANCING ACTIVITIES
Capital contributions............................             --          850,000          4,261,000
Principal payments...............................       (443,000)              --                 --
Principal payments of capital lease
  obligations....................................       (251,000)              --                 --
Proceeds from exercise of stock options and
  warrants.......................................     11,144,000               --                 --
                                                    ------------      -----------        -----------
Net cash provided by financing activities........     10,450,000          850,000          4,261,000
                                                    ------------      -----------        -----------
Increase in cash and cash equivalents............      4,502,000          201,000                 --
Cash and cash equivalents at beginning of
  period.........................................     26,161,000               --                 --
                                                    ------------      -----------        -----------
Cash and cash equivalents at end of period.......   $ 30,663,000      $   201,000        $        --
                                                    ============      ===========        ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest...........................   $    122,000      $        --        $        --
Income taxes paid................................        919,000               --                 --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  ACTIVITIES
Capital contributions of non-cash net assets.....   $         --      $29,059,000        $        --
Liabilities incurred to acquire fixed assets.....      3,089,000               --                 --
Common stock, stock options and warrants issued
  for acquisitions...............................     43,203,000               --                 --

See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1998 included in this Offering Memorandum.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of this standard will have a significant effect on earnings or the financial position of the Company.

     The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net (loss) per share as their effect would be antidilutive.

NOTE 2. ORGANIZATION AND BUSINESS

     CoreComm Limited (the "Company"), formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 (operations commenced in April 1998) in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. On June 1, 1998, CCPR acquired certain operating assets and related liabilities from OCOM Corporation Telecoms Division ("OCOM"). OCOM is the predecessor business to the Company. In September 1998, CCPR made a cash contribution to the Company of $150,000,000 and distributed 100% of the outstanding shares of the Company on a one-for-one basis to CCPR's shareholders.

NOTE 3. ACQUISITIONS

     In May 1999, the Company acquired 100% of the stock of MegsINet Inc., a national Internet service provider ("ISP") with a national Asynchronous Transfer Mode network and local telecommunications facilities in Chicago for a total consideration of $16.8 million in cash and 2.1 million shares of the Company's common stock. In addition, the Company exchanged MegsINet stock options for options to purchase 295,500 shares of the Company's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The Company's common stock was valued at $30.1 million, the fair value on the date prior to the announcement. The Company's stock options were valued at $4.0 million using the Black-Scholes option pricing model.

     Also in May 1999, the Company acquired the wireline assets of USN Communications, Inc., which was a competitive local exchange carrier ("CLEC") that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase 375,000 shares of the Company's common stock at a price of $20 per share and 150,000 shares at a price of $33 1/3 per share and a potential contingent cash payment to be paid in July 2000 which is capped at $58.6 million. The contingent payment is payable only if the USN assets meet or exceed operating performance thresholds. The warrants were valued at $9.1 million based on an

                       CORECOMM LIMITED AND SUBSIDIARIES

                                  (UNAUDITED)

appraisal as of the date of issuance. In addition, the Company incurred acquisition related costs of $1.0 million.

     These acquisitions have been accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $90.6 million exceeded the estimated fair value of the net tangible assets acquired by $72.9 million, which is included in goodwill. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on the estimated fair values at acquisition. However, changes to the allocation of the purchase price are expected as valuations or appraisals of assets and liabilities are completed. Although the Company cannot ascertain what the changes will be at this time, such changes are not expected to be significant.

     In April and June 1998, CCPR acquired the stock of Digicom, Inc. and certain operating assets and related liabilities of JeffRand Corp. (known as the Wireless Outlet) and OCOM Corporation. CCPR contributed these businesses to the Company. These acquisitions were accounted for as purchases by CCPR, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The contribution of the assets from CCPR to the Company was accounted for at historical cost in a manner consistent with a transfer of entities under common control which is similar to that used in a "pooling of interests". The Company's financial statements include the results of the contributed companies for all periods owned by CCPR. In November 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets and certain liabilities of Stratos Internet Group, Inc. ("Stratos"), an ISP in the Cleveland-Akron, Ohio area. This acquisition has been accounted for as a purchase, and, accordingly, the net assets and results of operations of Stratos have been included in the consolidated financial statements from the date of acquisition.

     The pro forma unaudited consolidated results of operations for the six months ended June 30, 1999 and 1998 assuming consummation of the acquisitions and receipt of the capital contributions from CCPR as of January 1, 1998 are as follows. The pro forma net (loss) and net (loss) per share do not give effect to interest income that may have been earned had the $150,000,000 cash capital contribution from CCPR been made on January 1, 1998.

                                                   SIX MONTHS ENDED JUNE 30,
                                                  ----------------------------
                                                      1999            1998
                                                  ------------    ------------
Total revenue...................................  $ 55,736,000    $ 72,272,000
Net (loss)......................................   (54,734,000)    (86,117,000)
Basic and diluted net (loss) per share..........         (2.45)          (5.90)

     A significant component of the pro forma results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving the operations of USN. We do not intend to actively sell additional lines through USN until we are satisfied with the quality of the USN operations. Consequently, consistent with our due diligence, transaction structure and purchase price, we expect that revenues associated with USN assets will decline significantly over the next several months as customers continue to leave or "churn" off the service.

                       CORECOMM LIMITED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 4. FIXED ASSETS

     Fixed assets consist of:

                                                               JUNE 30,
                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
Operating equipment.........................................  $44,825,000
Computer hardware and software..............................   10,488,000
Other equipment.............................................    6,402,000
Construction in progress....................................    9,118,000
                                                              -----------
                                                               70,833,000
Accumulated depreciation....................................   (2,263,000)
                                                              -----------
                                                              $68,570,000
                                                              ===========

NOTE 5. ACCRUED EXPENSES

     Accrued expenses consist of:

                                                           JUNE 30,
                                                             1999
                                                          -----------
                                                          (UNAUDITED)
Payroll and related.....................................  $ 3,248,000
Professional fees.......................................      925,000
Taxes, including income taxes...........................    2,826,000
Toll and interconnect...................................      840,000
Accrued equipment purchases.............................    1,733,000
Other...................................................    2,582,000
                                                          -----------
                                                          $12,154,000
                                                          ===========

NOTE 6. EQUIPMENT PAYABLE

     Equipment payable represents amounts due for equipment which has been received by MegsINet, but which has not yet been installed. Upon installation, MegsINet will enter into a capital lease under an arrangement with Ascend Communications, Inc. ("Ascend"). In 1998, MegsINet entered into an agreement with Ascend to lease up to $16 million in operating equipment under a capital lease agreement. At June 30, 1999, MegsINet was obligated under capital leases with Ascend related to this agreement totaling approximately $4.2 million and had received approximately $26.0 million in equipment for which no formal lease agreement had been signed. As no lease agreement for this equipment has been signed, the entire balance has been classified as current.

                       CORECOMM LIMITED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 7. LEASES

     The Company has capital leases for certain of its operating equipment. Future minimum lease payments under these capital leases as of June 30, 1999 are:

July 1 to December 31, 1999.............................  $ 2,103,000
Year ending December 31:
  2000..................................................    3,938,000
  2001..................................................    2,716,000
  2002..................................................      200,000
  2003..................................................       19,000
                                                          -----------
Total minimum lease payments............................    8,976,000
Less amount representing interest (at rates ranging from
  8.5% to 26.44%).......................................   (1,163,000)
                                                          -----------
Present value of net minimum capital lease payments.....    7,813,000
Current portion.........................................   (3,388,000)
                                                          -----------
                                                          $ 4,425,000
                                                          ===========

NOTE 8. NOTES PAYABLE

     Notes payable consist of the following:

                                                           JUNE 30,
                                                             1999
                                                          -----------
                                                          (UNAUDITED)
Borrowing under Ascend working capital promissory note,
  interest at 8.5%......................................  $ 3,849,000
Note payable to Cisco for equipment, interest at
  12.75%................................................    7,945,000
Other...................................................      340,000
                                                          -----------
                                                           12,134,000
Less current portion....................................    5,164,000
                                                          -----------
                                                          $ 6,970,000
                                                          ===========

     MegsINet originally borrowed $4 million from Ascend under the working capital promissory note dated August 1998. MegsINet is required to make monthly principal and interest payments of $148,000 through January 2002. The Company has issued a warrant to Ascend to purchase approximately 19,000 shares of the Company's common stock at $20.63 per share in connection with the promissory note. The warrant expires in August 2008.

     In 1998, MegsINet entered into an agreement with Cisco Systems Capital Corporation ("Cisco"), whereby MegsINet can purchase up to $16 million in operating equipment under a promissory note. MegsINet has borrowed $7,945,000 as of June 30, 1999. MegsINet is required to make monthly principal and interest payments of $320,000 beginning in July 1999 through September 2001. The Company has guaranteed the obligations of MegsINet under the promissory note.

NOTE 9. RELATED PARTY TRANSACTIONS

     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). NTL provides the Company with management, financial, legal and technical services, access to

                       CORECOMM LIMITED AND SUBSIDIARIES

                                  (UNAUDITED)

office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by the Boards of Directors of NTL and the Company). NTL's charges to the Company commenced after the spin-off from CCPR in September 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In our opinion, this allocation method is reasonable. For the six months ended June 30, 1999, NTL charged the Company $817,000 which is included in corporate expenses.

     OCOM provided, and now a subsidiary of the Company provides, billing and software development services to subsidiaries of CCPR and subsidiaries of NTL. Certain officers and directors of the Company are officers and directors of CCPR. The Company charges an amount in excess of its costs to provide these services. General and administrative expenses were reduced by $346,000 and $29,000 in the six months ended June 30, 1999 and in the period from April 1, 1998 (date operations commenced) to June 30, 1998, respectively, as a result of these charges.

     At June 30, 1999, due from affiliates included $5,472,000 due from NTL. At June 30, 1999, due to affiliate included $106,000 due to CCPR.

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

     As of June 30, 1999, the Company had purchase commitments of $27,000,000 outstanding.

     The Company is involved in various disputes, arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MegsINet Inc.:

     We have audited the accompanying consolidated balance sheets of MegsINet Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in those financial statements. An audit of financial statements also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MegsINet Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
February 15, 1999

                          MEGSINET INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    ----------
                                        ASSETS
Cash........................................................  $ 1,071,584    $  284,041
Prepaid expenses and other current assets...................      544,112        53,623
                                                              -----------    ----------
          Total current assets..............................    1,615,696       337,664
Property and equipment, net.................................   26,802,413     1,501,692
                                                              -----------    ----------
          Total assets......................................  $28,418,109    $1,839,356
                                                              ===========    ==========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Equipment payable...........................................  $ 9,964,881    $       --
Current portion of notes payable............................    3,757,164            --
Current portion of capital lease obligations................    2,096,865       356,871
Note payable to stockholder.................................      156,158       172,477
Accounts payable............................................    1,465,367       171,482
Accrued liabilities.........................................      383,376        51,000
Deferred revenue............................................      641,985       202,851
                                                              -----------    ----------
          Total current liabilities.........................   18,465,796       954,681
                                                              -----------    ----------
Notes payable, less current portion.........................    6,956,178            --
Capital lease obligations, less current portion.............    5,084,112     1,013,160
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, no par value, 3,000,000 and no shares
     authorized and 1,200 and no shares issued at December
     31, 1998 and 1997, respectively........................           --            --
  Common stock, no par value, 30,000,000 shares authorized
     and 10,141,442 and 7,121,386 shares issued at December
     31, 1998 and 1997, respectively........................           --            --
  Paid-in capital...........................................    4,005,988       790,541
  Retained deficit..........................................   (6,093,965)     (919,026)
                                                              -----------    ----------
          Total stockholders' deficit.......................   (2,087,977)     (128,485)
                                                              -----------    ----------
          Total liabilities and stockholders' deficit.......  $28,418,109    $1,839,356
                                                              ===========    ==========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenues....................................................  $ 4,172,072
Cost of sales...............................................    4,866,702
                                                              -----------
  Costs in excess of revenues...............................     (694,630)
                                                              -----------
Operating expenses:
  Salaries and compensation.................................    1,734,675
  Other operating expense...................................    2,086,804
                                                              -----------
          Total operating expenses..........................    3,821,479
                                                              -----------
  Loss from operations......................................   (4,516,109)
Interest expense............................................      658,830
                                                              -----------
  Net loss..................................................  $(5,174,939)
                                                              ===========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1998

                                                                                               TOTAL
                                            PREFERRED   COMMON     PAID-IN     RETAINED    STOCKHOLDERS'
                                              STOCK      STOCK     CAPITAL     DEFICIT        DEFICIT
                                            ---------   -------   ---------   ----------   -------------
Balance at December 31, 1997..............   $    --         --     790,541     (919,026)     (128,485)
Issuance of preferred stock, 1,200
  shares..................................        --         --   1,500,000           --     1,500,000
Issuance of common stock, 2,527,199
  shares, net of $63,110 issue costs......        --         --   1,439,447           --     1,439,447
Issuance of common stock, 492,857 shares,
  in lieu of compensation.................        --         --     276,000           --       276,000
Net loss..................................        --         --          --   (5,174,939)   (5,174,939)
                                             -------    -------   ---------   ----------    ----------
Balance at December 31, 1998..............   $    --         --   4,005,988   (6,093,965)   (2,087,977)
                                             =======    =======   =========   ==========    ==========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................  $(5,174,939)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................    1,082,032
     Compensation paid through issuance of stock............      276,000
     Changes in operating working capital:
       Prepaid expenses and other current assets............     (490,489)
       Accounts payable.....................................    1,293,885
       Accrued liabilities..................................      332,376
       Deferred revenue.....................................      439,134
                                                              -----------
          Net cash used in operating activities.............   (2,242,001)
                                                              -----------
Cash flows from investing activities -- capital
  expenditures..............................................   (9,858,130)
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................   10,713,342
  Payments on note payable to stockholder...................      (16,319)
  Payments on capital lease obligations.....................     (748,796)
  Issuance of stock.........................................    2,939,447
                                                              -----------
          Net cash provided by financing activities.........   12,887,674
                                                              -----------
          Net increase in cash..............................      787,543
Cash, beginning of year.....................................      284,041
                                                              -----------
Cash, end of year...........................................  $ 1,071,584
                                                              ===========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................  $   667,287
                                                              ===========
Supplemental disclosure of non cash investing and financing
  activities:
  Capital lease obligations of $6,559,742 were incurred in
     1998 when the Company entered into equipment leases.
  Equipment payable of $9,964,881 was incurred in 1998 when
     the Company purchased equipment.
  The Company paid $19,817 of commissions through issuance
     of common stock.

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) DESCRIPTION OF THE BUSINESS

     MegsINet Inc. was formed to develop and operate a national packet based data network and to provide a broad range of telecommunications services. At December 31, 1998, the Company had constructed a network that served 50 markets in the United States. From inception through the end of 1998, the Company provided a variety of Internet connection and web hosting services to its customer base.

     During 1998, MegsINet formed a wholly owned subsidiary called Megsinet-CLEC, Inc. (Megsinet-CLEC). This subsidiary will provide local exchange telephone service and long distance telephone service in competition with incumbent and competitive local exchange telephone companies and long distance providers. Megsinet-CLEC has received authority to provide local telephone service in seven states and has filed applications in two additional states as of December 31, 1998. Megsinet-CLEC has received authority to provide long distance service in 36 states and has filed applications in eight additional states as of December 31, 1998.

     MegsINet is an Illinois Corporation formed in 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Property and Equipment

     Property and equipment consist primarily of network communications equipment, computer equipment, furniture and fixtures, and equipment being built for use by Megsinet-CLEC, all of which are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is computed using the straight-line method over estimated service lives of three to five years.

  Equipment Payable

     Equipment payable represents amounts due for equipment which has been received by MegsINet, but which has not yet been installed. Upon installation, MegsINet will enter into a capital lease under an arrangement with Ascend Communications, Inc. (Ascend) as discussed in note 5. As no lease agreement has been signed at December 31, 1998, the entire balance has been classified as current.

  Revenue Recognition and Deferred Revenue

     MegsINet's customers generally pay for service in advance. Revenue is recognized ratably over the service period. Deferred revenue represents the unearned portion of customer payments.

                          MEGSINET INC. AND SUBSIDIARY

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Stock-Based Compensation

     MegsINet applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed plan stock options. Pro forma information regarding net income as calculated under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is disclosed in note 9.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                1998           1997
                                                             -----------    ----------
Telecommunications equipment...............................  $24,766,423    $1,496,862
Computer equipment.........................................      482,151       183,401
Telephone equipment........................................      147,357         2,285
Furniture and fixtures.....................................       42,514        16,119
Leasehold improvements.....................................      127,213        15,563
Construction in progress...................................    2,531,325            --
                                                             -----------    ----------
                                                              28,096,983     1,714,230
Less accumulated depreciation and amortization.............    1,294,570       212,538
                                                             -----------    ----------
  Net property and equipment...............................  $26,802,413    $1,501,692
                                                             ===========    ==========

(4) LEASES

     MegsINet is obligated under various capital leases for telecommunications equipment that expires at various dates during the next five years. At December 31, 1998 and 1997, the gross amount of equipment and related accumulated amortization recorded under capital leases was as follows:

                                                                 1998          1997
                                                              ----------    ----------
Telecommunications equipment................................  $8,110,081    $1,496,862
Less accumulated amortization...............................     933,428       135,028
                                                              ----------    ----------
                                                              $7,176,653    $1,361,834
                                                              ==========    ==========

     MegsINet also has several noncancelable operating leases for telecommunications equipment that expire over the next three years. MegsINet is required to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1998 totaled approximately $304,000.

                          MEGSINET INC. AND SUBSIDIARY

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are:

                                                               CAPITAL      OPERATING
                                                                LEASES        LEASES
                                                              ----------    ----------
Year ending December 31:
  1999......................................................  $2,864,659    $  481,831
  2000......................................................   3,292,654       372,508
  2001......................................................   2,267,504       265,688
  2002......................................................     102,006            --
  2003......................................................         973            --
                                                              ----------    ----------
          Total minimum lease payments......................   8,527,796    $1,120,027
                                                                            ==========
Less amount representing interest (at rates ranging from
  8.5% to 26.44%)...........................................   1,346,819
                                                              ----------
     Present value of net minimum capital lease payments....   7,180,977
Less current installments of obligations under capital
  leases....................................................   2,096,865
                                                              ----------
     Obligations under capital leases, excluding current
       installments.........................................  $5,084,112
                                                              ==========

(5) NOTES PAYABLE

     Notes payable at December 31, 1998 consist of the following:

Borrowings under Ascend working capital promissory note,
  interest at 8.5%..........................................  $2,000,000
Borrowings under Cisco working capital promissory note,
  interest at 13.5%.........................................   2,021,885
Note payable to Cisco for equipment, interest at 12.75%.....   6,691,457
                                                              ----------
          Total notes payable...............................  10,713,342
Less current installments...................................   3,757,164
                                                              ----------
Notes payable, less current installments....................  $6,956,178
                                                              ==========

     In 1998, MegsINet entered into an agreement with Ascend to lease up to $16 million in telecommunications equipment under a capital lease agreement. In addition, Ascend agreed to loan MegsINet up to $4.0 million in working capital (the Ascend Note), limited by a ratio of $1 in working capital for each $4 in equipment purchased or leased. At December 31, 1998, MegsINet was obligated under capital leases with Ascend related to this agreement totaling approximately $4.4 million and had received approximately $10.0 million in equipment for which no formal lease agreement had been signed (see note 2). The obligation related to this equipment is classified as equipment payable. As of December 31, 1998, MegsINet had borrowed $2.0 million under the Ascend Note.

     The terms of the Ascend Note require MegsINet to make monthly principal payments beginning six months after a minimum draw of $500,000 is made. Interest payments start in the month following the borrowing. Based on the timing of borrowings on the Ascend Note, MegsINet will begin to make payments of $37,118 in April 1999, increasing to $74,236 in June 1999. The amount outstanding at December 31, 1998 is scheduled to be repaid in November 2001.

     The Ascend Note is secured by warrants to purchase MegsINet stock at $6.50 per share. The number of warrants held by Ascend at December 31, 1998 is approximately 355,000. The terms of the warrants restrict Ascend's ability to exercise the warrants unless the Company is in default. If MegsINet repays the Ascend Note without default, 90% of these warrants expire.

                          MEGSINET INC. AND SUBSIDIARY

     In 1998, MegsINet also entered into an agreement with Cisco Systems Capital Corporations (Cisco) whereby MegsINet can purchase up to $16 million in telecommunications equipment under a promissory note (the Cisco Equipment Note). In addition, Cisco has agreed to loan MegsINet up to $4.0 million in working capital (the Cisco Note) limited by a ratio of $1 in working capital for each $4 in equipment purchases; however, the first $2.0 million in working capital is subject to only a 1 to 2 ratio. At December 31, 1998, MegsINet was obligated under the Cisco Equipment Note totaling $6,691,457 and had borrowed approximately $2.0 million under the Cisco Note.

     The terms of the Cisco Equipment Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $261,655. The amount outstanding at December 31, 1998 is scheduled to be repaid in September 2001. The Cisco Equipment Note is secured by the telecommunications equipment being purchased.

     The terms of the Cisco Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $179,350. The amount outstanding at December 31, 1998 is scheduled to be repaid in March 2000. The Cisco Note is secured by common stock held by the president of MegsINet and a life insurance policy on the president equal to the outstanding balance of the note. The Cisco Note also carries conversion rights. These conversion rights allow Cisco to convert all or part of the Cisco Note obligation to common stock at the market value determined on the date of conversion.

     The aggregate maturities of notes payable subsequent to December 31, 1998 are as follows: 1999, $3,757,164; 2000, $4,007,670; and 2001, $2,948,508.

     The Company did not have any notes payable obligations outstanding at December 31, 1997.

(6) RELATED-PARTY TRANSACTIONS

     At December 31, 1998 and 1997, MegsINet had an unsecured note payable to a stockholder in the amount of $156,158 and $172,477, respectively. The note carries an interest rate of 8.5% and is due upon demand.

(7) CHANGES IN CAPITAL STRUCTURE

     In July 1997, MegsINet's Board of Directors authorized a 477-to-1 split for each share of common stock. All share data presented has been revised to reflect this transaction.

     In June 1998, MegsINet increased the authorized common shares to 30 million.

     During 1998, MegsINet authorized 3 million shares of preferred stock, of which 1,200 shares were issued as 1998 Series Convertible Preferred Stock. Such stock has a liquidation value of $1,250 per share and is entitled to dividends of $100 per share per year. As of December 31, 1998, MegsINet had not declared the 1998 dividends, therefore no amount has been accrued. Unpaid dividends totaled $60,000 at December 31, 1998.

                          MEGSINET INC. AND SUBSIDIARY

(8) INCOME TAXES

     No income tax benefit was recorded during 1998. The actual income tax benefit for 1998 differs from the expected income tax benefit computed by applying the U.S. federal corporate tax rate of 34% to loss before income taxes as follows:

Computed "expected" income tax benefit......................  $(1,759,480)
State income taxes..........................................     (206,996)
Non-utilization of net operating loss.......................    1,966,476
                                                              -----------
          Tax benefit.......................................  $        --
                                                              ===========

     The tax effects of temporary differences that give rise to deferred tax assets at December 31, 1998 and 1997 are as follows:

                                                                1998          1997
                                                             -----------    ---------
Net operating loss carryforwards...........................  $ 2,008,196    $ 165,959
Start-up costs.............................................      124,239           --
Difference in depreciation on property, plant, and
  equipment................................................       89,606       89,606
                                                             -----------    ---------
     Gross deferred tax assets.............................    2,222,041      255,565
Less valuation allowance...................................   (2,222,041)    (255,565)
                                                             -----------    ---------
     Net deferred tax assets...............................  $        --    $      --
                                                             ===========    =========

     The valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was $2,222,041 and $255,565, respectively. The net change in the valuation allowance for the year ended December 31, 1998 was an increase of $1,966,476.

(9) STOCK-BASED COMPENSATION

     In 1998, MegsINet adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to MegsINet employees. The Plan authorizes grants of options to purchase up to 2,000,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options under this plan have five-year terms and vest 25% per year from the date of grant. During the year ended December 31, 1998, 191,960 options were issued under this plan.

     MegsINet also has the right to issue options to officers and directors of MegsINet. During 1998, the Company issued options to purchase 650,000 shares of MegsINet's common stock to officers and directors with exercise prices ranging from $.56 to $1.38 per share. These options vest at different rates over the next three years.

     The per share weighted-average fair value of stock options granted during 1998 was $0.36 on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: no expected dividend yield, risk-free interest rate of 6.0%, and an expected life equal to the term of the respective option.

     MegsINet applies APB Opinion No. 25 in accounting for its stock options. MegsINet has issued options which qualify for fixed plan treatment and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had MegsINet determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, MegsINet's 1998 net loss would have been increased to the pro forma amount of approximately $5,266,000.

                          MEGSINET INC. AND SUBSIDIARY

     Stock option activity during 1998 is as follows:

                                                           NUMBER OF    WEIGHTED-AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                           ---------    ----------------
Balance at December 31, 1997.............................    250,000         $0.36
Granted..................................................    841,960          0.90
                                                           ---------         -----
Balance at December 31, 1998.............................  1,091,960          0.78
                                                           =========         =====

     At December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options was as follows:

 NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     SHARES      WEIGHTED-AVERAGE
OF SHARES    EXERCISE PRICE    CONTRACTUAL LIFE   EXERCISABLE    EXERCISE PRICE
---------   ----------------   ----------------   -----------   ----------------
150,000          $0.22            4.3 years         150,000          $0.22
550,000           0.56                  5.5          63,000           0.56
241,960           1.25                  5.0          28,430           1.25
150,000           1.38                  5.0              --             --

     During 1997, MegsINet issued options to purchase 150,000 shares of MegsINet's common stock to an officer with an exercise price of $.22 per share. The agreement states that the options are 100% vested upon grant. At December 31, 1997, all options were still outstanding.

     During 1997, MegsINet also issued options to purchase 100,000 shares of MegsINet's common stock to a director of MegsINet with an exercise price of $.56, which was equal to the market value of the stock at the date of issue. The options, which were 100% vested upon grant, remained outstanding at December 31, 1997.

     During 1998 and 1997, MegsINet issued 492,857 and 984,800 shares, respectively, of common stock to employees in lieu of compensation.

(10) COMMITMENTS AND CONTINGENCIES

     MegsINet is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position of MegsINet.

(11) CONTINUED OPERATIONS

     In February 1999, the Company sold 2,000,000 shares of 1999A Series 10% Senior Convertible Preferred Stock (the Preferred Stock Transaction) in the amount of $5,000,000, less cost of issuance.

     Also in February 1999, MegsINet entered into a definitive agreement whereby all of MegsINet's outstanding stock will be acquired, and MegsINet will be merged into the acquiring company (the Merger Transaction). At the close of the Merger Transaction, MegsINet will cease to exist as a separate entity. This agreement is subject to shareholder approval. At the close of the Merger Transaction, the acquiring company will assume the obligations and liabilities of MegsINet and be responsible for funding future operations. Management believes the Preferred Stock Transaction will provide MegsINet adequate funding through the close of the Merger Transaction.

(12) SUBSEQUENT EVENT (UNAUDITED)

     On May 3, 1999, MegsINet entered into a revised agreement that changes certain terms of the Merger Transaction (see note 11). The primary change in the new agreement results in the survival of MegINet as a wholly-owned subsidiary of the acquiring enterprise.

                          MEGSINET INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                                  (UNAUDITED)

                                 ASSETS
Cash........................................................  $ 3,381,580
Prepaid expenses and other current assets...................    1,594,341
                                                              -----------
          Total current assets..............................    4,975,921
Property and equipment, net.................................   45,518,521
                                                              -----------
          Total assets......................................  $50,494,442
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Equipment payable...........................................  $25,757,434
Current portion of notes payable............................    6,043,139
Current portion of capital lease obligations................    2,702,925
Accounts payable............................................    2,152,894
Accrued liabilities.........................................      997,190
Deferred revenue............................................      935,378
                                                              -----------
          Total current liabilities.........................   38,588,960
Notes payable, less current portion.........................    7,885,422
Capital lease obligations, less current portion.............    4,691,112
Commitments and contingencies
  Stockholders' deficit:
  Preferred stock, no par value, 3,000,000 shares authorized
     and 2,001,200 shares issued............................           --
  Common stock, no par value, 30,000,000 shares authorized
     and 10,200,632 shares issued...........................           --
  Paid-in capital...........................................    8,955,745
  Retained deficit..........................................   (9,626,797)
                                                              -----------
          Total stockholders' deficit.......................     (671,052)
                                                              -----------
          Total liabilities and stockholders' deficit.......  $50,494,442
                                                              ===========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1999          1998
                                                              -----------    --------
Revenues....................................................  $ 1,602,729    $996,919
Cost of sales...............................................    2,675,431     476,368
                                                              -----------    --------
  Costs in excess of revenues...............................   (1,072,702)    520,551
                                                              -----------    --------
Operating expenses:
  Salaries and compensation.................................    1,001,112     203,753
  Other operating expense...................................      899,202     244,761
                                                              -----------    --------
          Total operating expenses..........................    1,900,314     448,514
                                                              -----------    --------
     Income (loss) from operations..........................   (2,973,016)     72,037
Interest expense............................................      559,816      85,642
                                                              -----------    --------
     Net (loss).............................................  $(3,532,832)   $(13,605)
                                                              ===========    ========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                       THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)

                                                                                           TOTAL
                                         PREFERRED   COMMON    PAID-IN     RETAINED    STOCKHOLDERS'
                                           STOCK     STOCK     CAPITAL     DEFICIT        DEFICIT
                                         ---------   ------   ---------   ----------   -------------
BALANCE AT DECEMBER 31, 1998...........    $--        --      4,005,988   (6,093,965)   (2,087,977)
Issuance of common stock, 59,160
  shares...............................     --        --         66,287           --        66,287
Issuance of preferred stock, 2,000,000
  shares...............................     --        --      5,000,000           --     5,000,000
Commission paid........................     --        --        (75,000)          --       (75,000)
Merger related fees....................     --        --        (41,530)                   (41,530)
Net loss...............................     --        --             --   (3,532,832)   (3,532,832)
                                            --        --      ---------   ----------    ----------
BALANCE AT MARCH 31, 1999..............    $--        --      8,955,745   (9,626,797)     (671,052)
                                            ==        ==      =========   ==========    ==========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                   1999            1998
                                                              --------------    -----------
Cash flows from operating activities:
  Net loss..................................................   $ (3,532,832)     $ (13,605)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        726,917        111,909
     Changes in operating working capital:
       Prepaid expenses and other current assets............     (1,050,229)       (15,895)
       Accounts payable.....................................        687,526       (171,482)
       Accrued liabilities..................................        613,814         69,860
       Deferred revenue.....................................        293,393       (202,851)
                                                               ------------      ---------
          Net cash used in operating activities.............     (2,261,411)      (222,064)
                                                               ------------      ---------
Cash flows from investing activities -- capital
  expenditures..............................................    (18,976,005)      (130,905)
                                                               ------------      ---------
Cash flows from financing activities:
  Proceeds from notes payable...............................     19,007,783             --
  Payments on note payable to stockholder...................       (156,158)        (4,120)
  Payments on capital lease obligations.....................       (253,963)      (114,903)
  Issuance of stock.........................................      4,949,750        362,366
                                                               ------------      ---------
          Net cash provided by financing activities.........     23,547,412        243,343
                                                               ------------      ---------
          Net increase (decrease) in cash...................      2,309,996       (109,626)
Cash, beginning of period...................................      1,071,584        284,041
                                                               ------------      ---------
Cash, end of period.........................................   $  3,381,580      $ 174,415
                                                               ============      =========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................   $    566,747      $  85,642
                                                               ============      =========

Supplemental disclosure of non cash investing and financing activities:

     Capital lease obligations of $467,020 and $1,108,213 were incurred in the three months ended March 31, 1999 and 1998, respectively, when the Company entered into equipment leases.

     Equipment payable of $15,792,553 and zero were incurred in the three months ended March 31, 1999 and 1998, respectively, when the Company purchased equipment.

     The Company paid $75,000 and zero of commissions through issuance of common stock in the three months ended March 31, 1999 and 1998, respectively.

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1998.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Telecommunications equipment................................   $42,305,441
Computer equipment..........................................       643,492
Telephone equipment.........................................       178,096
Furniture and fixtures......................................        61,245
Leasehold improvements......................................       179,325
Construction in progress....................................     4,172,407
                                                               -----------
                                                                47,540,006
Less accumulated depreciation and amortization..............     2,021,485
                                                               -----------
          Net property and equipment........................   $45,518,521
                                                               ===========

NOTE 3. NOTES PAYABLE

     Notes payable consist of the following:

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Borrowings under Ascend working capital promissory note,
  interest at 8.5%..........................................   $ 4,000,000
Borrowings under Cisco working capital promissory note,
  interest at 13.5%.........................................     2,021,885
Note payable to Cisco for equipment, interest at 12.75%.....     7,906,676
                                                               -----------
          Total notes payable...............................    13,928,561
Less current installments...................................     6,043,139
                                                               -----------
Notes payable, less current installments....................   $ 7,885,422
                                                               ===========

NOTE 4. RELATED-PARTY TRANSACTIONS

     At March 31, 1999 and 1998, MegsINet had an unsecured note payable to a stockholder in the amount of zero and $156,158, respectively. The note had an interest rate of 8.5% and was due upon demand.

                          MEGSINET INC. AND SUBSIDIARY

                             NOTES TO CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. CHANGES IN CAPITAL STRUCTURE

     During 1999, the Company issued 2,000,000 shares of 1999A Series Convertible Preferred Stock. Such stock had a liquidation value of $2.50 per share and was entitled to dividends of $0.25 per share per year. As of March 31, 1999, the Company had not declared the 1999 dividends; therefore, no amount had been accrued. Unpaid dividends totaled $125,000 at March 31, 1999.

NOTE 6. COMMITMENTS AND CONTINGENCIES

     MegsINet is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position, results of operations or cash flows of MegsINet.

NOTE 7. MERGER TRANSACTION

     In May 1999, all of the outstanding stock of MegsINet was purchased by CoreComm Limited for total consideration of approximately $16.8 million in cash and 1.4 million shares of CoreComm Limited common stock. In addition, CoreComm Limited repaid $2.5 million of MegsINet debt.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
USN Communications, Inc.

     We have audited the accompanying consolidated balance sheet of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes an assessment of the accounting principles used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our report.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USN Communications, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 of the Notes to Consolidated Financial Statements, on February 18, 1999, the Company filed voluntary petitions for reorganization under Chapter 11 of title 11 of the United States Code. This matter raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Chicago, Illinois
April 13, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of USN Communications, Inc.
Chicago, Illinois

     We have audited the accompanying consolidated balance sheet of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Chicago, Illinois
March 9, 1998

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   3,767   $  87,454
  Marketable equity securities..............................         --       8,181
  Accounts receivable, net..................................     24,902      23,917
  Net assets of discontinued operations held for sale.......     19,250          --
  Other current assets......................................      2,270       1,444
                                                              ---------   ---------
          Total current assets..............................     50,189     120,996
Property and equipment, net.................................     14,985      16,802
Other assets................................................     34,162      33,402
                                                              ---------   ---------
          Total assets......................................  $  99,336   $ 171,200
                                                              =========   =========
                      LIABILITIES, REDEEMABLE PREFERRED STOCK
                         AND COMMON STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $  53,145   $  20,485
  Accrued expenses and other current liabilities............     12,981       7,179
  17% Senior Secured Note...................................     10,000          --
  Capital lease obligations and notes payable...............        607         559
                                                              ---------   ---------
          Total current liabilities.........................     76,733      28,223
14 5/8% Senior Discount Notes...............................    140,504     100,002
14% Senior Discount Notes...................................     13,877      34,580
9% Convertible Subordinated Discount Notes..................     32,966      30,188
9% Consent Convertible Notes................................     10,450          --
Accrued interest............................................      9,385       7,374
Capital lease obligations and notes payable.................        628         556
                                                              ---------   ---------
          Total liabilities.................................    284,543     200,923
Commitments and contingent liabilities
REDEEMABLE PREFERRED STOCK:
  9% Cumulative Convertible Pay-In-Kind Preferred Stock:
     $1 par value; 30,000 shares authorized at 1997; 10,920
      shares outstanding at December 31, 1997...............         --          11
  9% Cumulative Convertible Pay-In-Kind Preferred Stock,
     Series A: $1 par value; 150,000 shares authorized at
      1997; 45,209 shares outstanding at December 31,
      1997..................................................         --          45
  Accumulated unpaid dividends..............................         --       1,516
  Additional paid-in-capital................................         --      55,705
                                                              ---------   ---------
          Total redeemable preferred stock..................         --      57,277
COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value, 100,000,000 and 30,000,000
     shares authorized at December 31, 1998 and 1997,
     respectively; 23,585,741 and 7,282,511 shares issued at
     December 31, 1998 and 1997, respectively...............        235          73
  Additional paid-in capital................................    260,227      74,642
  Treasury stock, 10,000 shares.............................         (1)         (1)
  Accumulated other comprehensive income....................         --       8,181
  Accumulated deficit.......................................   (445,668)   (169,895)
                                                              ---------   ---------
          Total common stockholders' deficit................   (185,207)    (87,000)
                                                              ---------   ---------
Total liabilities, redeemable preferred stock, and common
  stockholders' deficit.....................................  $  99,336   $ 171,200
                                                              =========   =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31
                                                        ---------------------------------------
                                                           1998           1997          1996
                                                        -----------    ----------    ----------
Net Service Revenue...................................  $   132,503    $   47,200    $    9,814
Cost of Services......................................      117,957        41,272         9,256
                                                        -----------    ----------    ----------
  Gross profit........................................       14,546         5,928           558
EXPENSES:
  Sales and marketing.................................       82,134        62,375        12,612
  General and administrative..........................      110,635        41,538        20,665
  Non-recurring charges...............................       28,987            --            --
                                                        -----------    ----------    ----------
Operating Loss........................................     (207,210)      (97,985)      (32,719)
OTHER INCOME (EXPENSE):
  Interest income.....................................        3,570         3,420         1,376
  Interest expense....................................      (30,099)      (15,333)       (1,797)
  Realized gain on sale of marketable securities......       11,714            --         8,079
  Other income (expense)..............................         (311)            6            14
                                                        -----------    ----------    ----------
  Other income (expense) -- net.......................      (15,126)      (11,907)        7,672
                                                        -----------    ----------    ----------
Net Loss from Continuing Operations...................     (222,336)     (109,892)      (25,047)
DISCONTINUED OPERATIONS:
  Loss from operations of discontinued division.......       (4,919)           --            --
  Provision for estimated loss on disposal of
     discontinued operations (including estimated
     operating loss of $6.2 million during phase out
     period)..........................................      (47,939)           --            --
                                                        -----------    ----------    ----------
          Total loss from discontinued operations.....      (52,858)           --            --
                                                        -----------    ----------    ----------
Net Loss..............................................  $  (275,194)   $ (109,892)   $  (25,047)
                                                        ===========    ==========    ==========
Preferred Dividends...................................          579         2,211         3,691
                                                        ===========    ==========    ==========
Net Loss to Common Shareholders -- Basic and
  Diluted.............................................  $  (275,773)   $ (112,103)   $  (28,738)
                                                        ===========    ==========    ==========
Loss per Common Share -- Basic and Diluted
  Net loss from continuing operations.................  $    (10.51)   $   (15.55)   $    (5.65)
  Discontinued operations.............................        (2.49)           --            --
                                                        -----------    ----------    ----------
  Net loss............................................  $    (13.00)   $   (15.55)   $    (5.65)
                                                        ===========    ==========    ==========
Weighted Average Common Shares Outstanding -- Basic
  and Diluted.........................................   21,203,771     7,206,886     5,082,028
                                                        ===========    ==========    ==========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                     SERIES A
                                          9% PIK      9% PIK     SERIES A-2   SERIES A    ACCUMULATED   ADDITIONAL
                                         PREFERRED   PREFERRED   PREFERRED    PREFERRED     UNPAID       PAID-IN
                                           STOCK       STOCK       STOCK        STOCK      DIVIDENDS     CAPITAL      TOTAL
                                         ---------   ---------   ----------   ---------   -----------   ----------   --------
BALANCE, JANUARY 1, 1996...............                             $ 26        $ 16        $ 3,810      $ 40,544    $ 44,396
Accumulated dividends on Series A and
  A-2 Preferred Stock..................                                                       3,466                     3,466
Conversion of Series A and A-2
  Preferred to Class A Common Stock....                              (26)        (16)        (7,276)      (40,544)    (47,862)
Issuance of 10,000 shares of 9% PIK
  Preferred Stock......................    $ 10                                                             9,990      10,000
Costs incurred related to issuance of
  9% PIK Preferred Stock...............                                                                      (180)       (180)
Accumulated dividends on Series A 9%
  PIK Preferred Stock..................                                                         225                       225
                                           ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1996.............      10          --           --          --            225         9,810      10,045
                                           ----        ----         ----        ----        -------      --------    --------
Issuance of 920 shares of 9% PIK
  Preferred Stock as payment of
  dividends............................       1                                                (920)          919          --
Issuance of 45,209 shares of Series A
  9% PIK Preferred Stock...............                $ 45                                                45,164      45,209
Costs incurred related to issuance of
  Series A 9% PIK Preferred Stock......                                                                      (188)       (188)
Accumulated dividends on 9% PIK
  Preferred Stock......................                                                         941                       941
Accumulated dividends on Series A 9%
  PIK Preferred Stock..................                                                       1,270                     1,270
                                           ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1997.............      11          45           --          --          1,516        55,705      57,277
                                           ----        ----         ----        ----        -------      --------    --------
Accumulated dividends on 9% PIK
  Preferred Stock......................                                                         114                       114
Accumulated dividends on Series A 9%
  PIK Preferred Stock..................                                                         465                       465
Conversion of 9% PIK and Series A 9%
  PIK Preferred Stock to Common
  Stock................................     (11)        (45)                                 (2,095)      (55,705)    (57,856)
                                           ----        ----         ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1998.............    $ --        $ --         $ --        $ --        $    --      $     --    $     --
                                           ====        ====         ====        ====        =======      ========    ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                    ACCUMULATED
                                                       ADDITIONAL   COMMON STOCK       OTHER
                                              COMMON    PAID-IN       HELD IN      COMPREHENSIVE   ACCUMULATED
                                              STOCK     CAPITAL       TREASURY        INCOME         DEFICIT       TOTAL
                                              ------   ----------   ------------   -------------   -----------   ---------
BALANCE, JANUARY 1, 1996....................   $ 31     $    255                                    $ (29,054)   $ (28,768)
Conversion of Series A and A-2 Preferred
  Stock to Class A Common Stock.............     27       47,835                                                    47,862
Issuance of 50,000 shares of common stock...      1            5                                                         6
Compensation grants of 220,000 shares of
  common stock..............................      2           31                                                        33
Repricing of common stock...................     11          (11)
Repurchase of 10,000 shares of common
  stock.....................................                            $(1)                                            (1)
Issuance of stock warrants..................               6,000                                                     6,000
Accumulated unpaid preferred dividends......                                                           (3,691)      (3,691)
Net loss....................................                                                          (25,047)     (25,047)
                                               ----     --------        ---          --------       ---------    ---------
BALANCE, DECEMBER 31, 1996..................     72       54,115         (1)               --         (57,791)      (3,606)
                                               ----     --------        ---          --------       ---------    ---------
Issuance of 97,251 shares of common stock...      1          531                                                       532
Compensation expense on stock options.......                 644                                                       644
Issuance of stock warrants..................              19,352                                                    19,352
Accumulated dividends on 9% PIK Preferred
  Stock.....................................                                                             (941)        (941)
Accumulated dividends on Series A 9% PIK
  Preferred Stock...........................                                                           (1,271)      (1,271)
Comprehensive income (loss):
  Net loss..................................                                                         (109,892)    (109,892)
  Unrealized gain of available-for-sale
    securities..............................                                         $  8,181                        8,181
  Comprehensive loss........................                                                                      (101,711)
                                               ----     --------        ---          --------       ---------    ---------
BALANCE, DECEMBER 31, 1997..................     73       74,642         (1)            8,181        (169,895)     (87,000)
                                               ----     --------        ---          --------       ---------    ---------
Issuance of 8,628,861 shares of common
  stock.....................................     86      137,984                                                   138,070
Costs incurred related to issuance of
  stock.....................................             (10,764)                                                  (10,764)
Accumulated dividends on 9% PIK Preferred
  Stock.....................................                                                             (114)        (114)
Accumulated dividends on Series A 9% PIK
  Preferred Stock...........................                                                             (465)        (465)
Conversion of 9% PIK and Series A 9% PIK to
  6,130,175 shares of common stock..........     61       57,795                                                    57,856
Issuance of 1,544,194 shares of common stock
  upon exercise of warrants and options.....     15           16                                                        31
Compensation expense on stock options.......                 554                                                       554
Comprehensive income (loss):
  Net loss..................................                                                         (275,194)    (275,194)
  Unrealized gain on available-for-sale
    securities..............................                                            3,533                        3,533
  Realized gain on sale of marketable
    securities..............................                                          (11,714)                     (11,714)
                                                                                                                 ---------
  Comprehensive loss........................                                                                      (283,375)
                                               ----     --------        ---          --------       ---------    ---------
BALANCE, DECEMBER 31, 1998..................   $235     $260,227        $(1)         $     --       $(445,668)   $(185,207)
                                               ====     ========        ===          ========       =========    =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31
                                                              --------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(275,194)  $(109,892)  $(25,047)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation..............................................      9,317       2,834        558
  Amortization..............................................        252         738      1,771
  Non-cash interest on debt obligations.....................     29,726      15,179      1,654
  Provision for losses on accounts receivable...............     33,964       4,314         30
  Stock compensation award expense..........................        554         645         33
  Gain on sale of marketable securities.....................    (11,714)         --         --
  (Gain)loss on disposal of property and equipment..........        298          --     (8,079)
  Non-recurring charges.....................................     25,980          --         --
  Loss on discontinued operations...........................     52,858          --         --
  Changes in:
     Accounts receivable....................................    (34,949)    (25,227)    (1,850)
     Other assets...........................................       (492)     (1,179)      (226)
     Accounts payable.......................................     32,597      12,577      4,820
     Accrued expenses.......................................      2,643       4,002      2,425
                                                              ---------   ---------   --------
          Net cash flows from operating activities..........   (134,160)    (96,009)   (23,911)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................    (29,910)    (15,200)    (2,259)
Proceeds from sale of marketable securities.................     11,714          --         --
Purchase of subsidiary, net of cash acquired................    (72,108)         --         --
Deposits....................................................     (6,280)       (959)      (495)
Proceeds from sale of property and equipment................        441          --         --
Proceeds from the sale of assets............................         --          --      9,533
Purchase of licensing agreement.............................         --        (900)        --
                                                              ---------   ---------   --------
          Net cash flows from investing activities..........    (96,143)    (17,059)     6,779
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................................    138,101         532          6
Issuance of preferred stock.................................         --      45,209     10,000
Costs incurred related to issuance of stock.................    (10,764)       (485)      (180)
Repurchase of common stock..................................         --          --         (1)
Proceeds from Consent Convertible Notes.....................     10,000          --     27,644
Proceeds from Senior Notes..................................     10,000     100,002     30,203
Debt acquisition costs......................................         --      (4,715)    (2,920)
Repayment of capital lease obligations and notes payable....       (721)       (839)      (568)
                                                              ---------   ---------   --------
          Net cash flows from financing activities..........    146,616     139,704     64,184
                                                              ---------   ---------   --------
Net (Decrease) Increase in Cash.............................    (83,687)     26,636     47,052
Cash and Cash Equivalents -- Beginning of period............     87,454      60,818     13,766
                                                              ---------   ---------   --------
Cash and Cash Equivalents -- End of period..................  $   3,767   $  87,454   $ 60,818
                                                              =========   =========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of preferred stock to common stock...............  $  57,856          --         --
                                                              =========   =========   ========
Declared dividends..........................................  $     579          --         --
                                                              =========   =========   ========
Capital lease obligations incurred..........................  $     841   $     928   $    592
                                                              =========   =========   ========
Issuance of stock warrants..................................         --   $  19,352   $  6,000
                                                              =========   =========   ========
Dividends paid in kind......................................         --   $     920         --
                                                              =========   =========   ========
Cash paid for interest......................................  $     173   $     138   $     32
                                                              =========   =========   ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUBSEQUENT EVENT

     On February 18, 1999, (the "Petition Date") USN Communications, Inc. (the "Company") and certain of its subsidiaries filed voluntary petitions for reorganization (the "Filing") under Chapter 11 ("Chapter 11") of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In Chapter 11, the Company will continue to manage its affairs and operate its business as a debtor in possession while it develops a plan of reorganization. As a debtor in possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court.

     As a result of the Filing, the Company is currently in default under all of its debt agreements in effect prior to the Petition Date. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid prepetition interest is prohibited during the pendency of the Company's Chapter 11 case without the approval of the Bankruptcy Court. The Bankruptcy Court has authorized the payment, by the Company, of the Company's $15 million aggregate principal amount of prepetition senior secured notes with a $20 million debtor-in-possession financing facility.

     In accordance with the Bankruptcy Code, the Company can seek court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 case, a review is being undertaken of all the Company's obligations under its executory contracts, including real property leases.

     On April 2, 1999, the Bankruptcy Court authorized the Company to (1) sell substantially all of the Company's assets, excluding USN Wireless, Inc., to CoreComm Limited for approximately $27 million in cash, warrants to purchase 350,000 shares of CoreComm Limited common stock and a contingent payment based on future operating results that caps the total consideration at $85 million, and (2) sell the capital stock of USN Wireless, Inc. to Unified Signal Corporation.

     The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result should the Company be unable to continue as a going concern. The Company's recurring losses from operations and the related Chapter 11 filing raise substantial doubt about its ability to continue as a going concern.

     Because the Company has agreed to sell assets and as a result of the Chapter 11 case, the Company may liquidate or settle liabilities for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of these matters.

2. ORGANIZATION

     USN Communications, Inc. ("USN"), was incorporated under the laws of the State of Delaware on April 20, 1994 and completed an initial public offering in February 1998. USN holds controlling investments in several other companies, of which the active companies include: US Network Corporation, USN Communications Northeast, Inc. ("USNCN"), USN Communications Midwest, Inc and USN Solutions, Inc. Its continuing subsidiaries operate in a

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES single business segment, primarily as a reseller of a broad range of telecommunication services in various cities in the Midwest and the Northeast regions of the United States.

3. SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of USN Communications, Inc. and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition--The Company recognizes revenues in the period in which telephone services are provided. For the services provided in which the Company has operated as a commission agent only, commission revenues are recorded at the net commissions earned.

     Cash and Cash Equivalents--Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities from dates of acquisition of three months or less.

     Fair Value of Financial Instruments--The carrying values of financial instruments included in current assets and liabilities approximate fair values due to the short-term maturities of these instruments. At December 31, 1998 and 1997, the fair value of long-term liabilities was approximately $77.5 and $186.3 million, respectively.

     Marketable Equity Securities--All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotes. Unrealized gains and losses are computed on the basis of specific identification and are included in Common Stockholders' Deficit as a component of Comprehensive Income.

     Concentration of Credit Risk--Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. The Company's customers are concentrated in two specific geographic regions, the Midwest and the Northeast. No single customer accounted for a significant amount of the Company's sales in 1998, 1997, or 1996 and there were no significant accounts receivable from a single customer at December 31, 1998 or 1997. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     Property and Equipment--Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and equipment are depreciated over five to ten years. Computer hardware and software are depreciated over three to five years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

     Intangible Assets and Deferred Charges--Debt acquisition costs are amortized over the life of the related debt. The value of the warrants issued with the Senior Notes is amortized

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES over the life of those notes. The cost of a licensing agreement for billing services is being amortized over three years.

     Impairment of Long-Lived Assets--Management reviews long-lived assets and the related intangible assets for impairment of value whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. If the Company determines it is unable to recover the carrying value of the assets, the assets will be written down using an appropriate method. During 1998, management determined that its property and equipment was impaired based on undiscounted future cash flows. Accordingly, the Company adjusted property and equipment to fair value resulting in an impairment loss of approximately $9.2 million, which has been included in Non-recurring Charges.

     Stock-Based Compensation--During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with the provisions of SFAS No. 123, the Company has elected to recognize compensation under the "intrinsic value" method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the proforma disclosure of net income and earnings per share as if the fair value method had been applied.

     Earnings per Share Calculations--On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires the disclosure of two earnings per common share computations; basic and diluted. Earnings per common share ("EPS") is computed by dividing net income or loss by the weighted average number of shares of common stock (basic) plus common stock equivalents (diluted) outstanding during the year. As all of the Company's warrants and options are antidilutive, they have been excluded from the calculation of diluted EPS. Accordingly, basic EPS is equal to diluted EPS.

     Comprehensive Income--On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. Other comprehensive income consists solely of unrealized gains on available-for-sale securities. The Company has chosen to disclose comprehensive income in the Statements of Stockholders' Equity for all periods presented.

     Business Segments--On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which requires reporting segment information consistent with the way management internally utilizes information to assess performance and allocate resources. The Company's continuing operations consist of one business segment: competitive local exchange telecommunication services.

     Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation.

4. ACQUISITION AND DISCONTINUED OPERATIONS

     On February 20, 1998, the Company used a portion of the net proceeds from its initial public offering to acquire all of the outstanding capital stock of Hatten Communications Holding Company, Inc., a Connecticut corporation ("Hatten Communications" now known as USN Wireless, Inc.), pursuant to a Stock Purchase Agreement dated January 7, 1998, for approximately $69.1 million, net of cash acquired, including the repayment of approximately

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

$14.0 million of existing indebtedness and the payment of certain fees and expenses. The Company made additional investments of $3 million in Hatten Communications during 1998.

     In November 1998, the Company's Board of Directors approved the hiring of an investment banking firm to solicit bids for the sale of USN Wireless, Inc. The USN Wireless, Inc. business has been classified as discontinued operations in the accompanying financial statements. On April 2, 1999, the Bankruptcy Court approved the asset sale of USN Wireless, Inc. for approximately $19.25 million, net of expected disposition costs.

     The net assets and estimated loss on disposal of discontinued operations at December 31, 1998 are summarized as follows (in thousands):

Current assets..............................................  $  9,558
Fixed assets................................................     1,634
Goodwill and other intangibles, net of amortization.........    61,484
Current liabilities.........................................   (11,682)
Provision for estimated loss on sale of discontinued
  operations................................................   (41,744)
                                                              --------
Net assets of discontinued operations.......................  $ 19,250
                                                              ========
Estimated loss on sale of discontinued operations...........  $ 41,744
Operating losses from measurement date to December 31,
  1998......................................................     2,195
Estimated operating losses from January 1, 1999 to
  anticipated disposal date.................................     4,000
                                                              --------
Estimated loss on disposal of discontinued operations.......  $ 47,939
                                                              ========

     The loss from discontinued operations through the measurement date is summarized as follows (in thousands):

Revenues....................................................  $33,054
Cost of service.............................................   21,880
Selling, general and administrative.........................   16,077
                                                              -------
Operating loss..............................................   (4,903)
Other.......................................................      (16)
                                                              -------
Net loss....................................................  $(4,919)
                                                              =======

5. RESTRUCTURING

     During 1998, the Company completed its restructuring plan to reduce its headcount by 910 employees. The headcount reduction represented approximately 56% of its workforce. As a result, the Company eliminated its customer acquisition sales force and consolidated its operations into 11 main facilities located in cities serving over 80% of the Company's current customers. In addition, the Company discontinued its telemarketing efforts. In connection with these headcount reduction programs, a charge of approximately $19.8 million has been recorded in Non-recurring Charges, comprised of $2.8 million for severance and $17.0 million for facility closing costs and related fixed asset disposals and reserves. A restructuring reserve of approximately $3.2 million remains at December 31, 1998 for costs primarily associated with lease termination.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

6. ACCOUNTS RECEIVABLE

     Accounts receivable at December 31 consists of the following (in thousands):

                                                          1998       1997
                                                        --------    -------
Billed................................................  $ 29,369    $10,790
Unbilled..............................................    13,735     17,664
                                                        --------    -------
Gross accounts receivable.............................    43,104     28,454
Allowance for doubtful accounts.......................   (18,202)    (4,537)
                                                        --------    -------
Net accounts receivable...............................  $ 24,902    $23,917
                                                        ========    =======

     Unbilled accounts receivable comprises access charges, features and usage for revenue earned but not yet billed to customers. A majority of the unbilled accounts receivable at December 31, 1998 and 1997 were billed within 30 and 90 days after year end, respectively.

7. PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of the following (in thousands):

                                                          1998       1997
                                                        --------    -------
Furniture and equipment...............................  $  9,365    $ 5,343
Computer hardware.....................................    13,172      6,710
Computer software.....................................     8,848      6,311
Leasehold improvements................................     5,378      2,098
                                                        --------    -------
                                                          36,763     20,462
Less accumulated depreciation.........................   (12,587)    (3,660)
Less impairment reserve...............................    (9,191)        --
                                                        --------    -------
          Total.......................................  $ 14,985    $16,802
                                                        ========    =======

8. OTHER ASSETS

     Other assets at December 31 consist of the following (in thousands):

                                                          1998       1997
                                                         -------    -------
Debt acquisition costs (net of accumulated
  amortization:
  1998 -- $7,539; 1997 -- $2,851)......................  $25,448    $30,136
Deposits...............................................    8,283      2,003
Licensing agreement (net of accumulated amortization:
  $1998--$178; 1997--$104).............................      222        796
Other..................................................      209        467
                                                         -------    -------
          Total........................................  $34,162    $33,402
                                                         =======    =======

9. ACCRUED EXPENSES

     Accrued expenses at December 31 consist of the following (in thousands):

                                                           1998       1997
                                                          -------    ------
Excise taxes............................................  $ 3,340    $  111
Restructuring reserves..................................    3,159        --

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                           1998       1997
                                                          -------    ------
Payroll and benefits....................................    3,151     5,534
Professional services...................................    1,524       946
Other...................................................    1,807       588
                                                          -------    ------
          Total.........................................  $12,981    $7,179
                                                          =======    ======

10. OPERATING LEASES

     The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1998 are approximately as follows (amounts in thousands):

1999........................................................  $ 9,106
2000........................................................    8,645
2001........................................................    7,622
2002........................................................    6,140
2003........................................................    5,282
Thereafter..................................................    6,240
                                                              -------
          Total.............................................  $43,035
                                                              =======

     Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $9.5 million, $3.9 million and $1.0 million, respectively.

11. PRIVATE PLACEMENT OFFERINGS

     14% Senior Notes and 9% Convertible Notes--In September 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes ("14% Senior Notes") due 2003 and warrants to purchase 790,780 shares of Common Stock, and 36,000 units consisting of $36 million aggregate principal amount at maturity of 9% Convertible Subordinated Notes ("Convertible Notes") due 2004.

     The 14% Senior Notes were sold at a unit price, before commissions, of $622.75 per $1,000 face amount. These notes accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes bear interest at an annual rate of 14%, semiannually in arrears in cash.

     The Convertible Notes were sold at a unit price, before commissions, of $767.90 per $1,000 face amount and are convertible into Common Stock at a conversion price of $10.436 per share. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears in cash.

     14 5/8% Senior Notes--In August 1997, the Company received approximately $96.5 million in cash, net of commissions paid, in exchange for 152,725 units consisting of $152.7 million aggregate principal amount at maturity of 14 5/8% Senior Discount Notes due 2004 ("14 5/8% Senior Notes") and warrants to purchase 2,053,900 shares of Common Stock. In connection with this offering, the Company paid a consent fee to the holders of the outstanding 14% Senior Notes and Convertible Notes consisting of warrants to purchase 145,160 shares of Common Stock at an exercise price of $.01 per share. The Company also granted those holders

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES an option, which was exercised in October 1997, to purchase up to $10.0 million in aggregate proceeds to the Company of convertible notes of the Company ("Consent Convertible Notes") on terms substantially similar to the existing Convertible Notes. Additionally, the Company granted to holders of the 14% Senior Notes an option, for a specified period of time, to exchange all of the 14% Senior Notes for 14 5/8% Senior Notes having an accreted value equal to the accreted value of such 14% Senior Notes at the time of such exchange. A portion of this option was exercised in March 1998.

     The 14 5/8% Senior Notes were sold at a unit price, before commissions, of $654.78 per $1,000 face amount. These convertible notes accrete interest at an annual rate of 14 5/8% from August 18, 1997 to August 15, 2000. Thereafter, the convertible notes bear interest at an annual rate of 14 5/8% payable semiannually in arrears in cash.

     In March 1998, the holders of the 14% Senior Notes exchanged $31.5 million aggregate principal amount at maturity of the Company's 14% Senior Notes for $33.6 million aggregate principal amount at maturity of the Company's 14 5/8% Senior Discount Notes due 2004 (the "14 5/8% Senior Notes").

     9% Consent Convertible Notes--In August 1997, in connection with the 1997 private placement offering, the Company issued an option to the holders of the 14% Senior Notes to purchase $13.0 million aggregate principal amount at maturity of the Company's 9% Consent Convertible Subordinated Discount Notes due 2006 ("Consent Notes") for an aggregate purchase price of $10 million and convertible into common stock at a conversion price of $10.121 per share based on accreted value at the time of conversion. Pursuant to the option, which was exercised by the holders in October 1997, the Consent Notes were sold in January 1998 at a price of $767.90 per $1,000 face amount. These convertible notes accrete interest at an annual rate of 9%, compounded semiannually, until January 13, 2001. Thereafter interest will bear interest at an annual rate of 9% payable semiannually in arrears in cash.

     17% Senior Secured Note--In November 18, 1998, the Company received approximately $10 million in cash in exchange for the issuance and sale of a $10 million 17% Senior Secured Note ("17% Note") due January 15, 1999. Interest is payable upon the maturity of the 17% Note. The 17% Note is secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On January 20, 1999, the 17% Note was cancelled in exchange for a replacement $10.0 million 17% Senior Secured Note due February 15, 1999, and the Company received an additional $2.5 million in cash in exchange for a new $2.5 million 17% Senior Secured Note due February 15, 1999 (collectively the "New 17% Notes"). Interest on the New 17% Notes is payable in cash upon maturity. As was the case with the 17% Note, the New 17% Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On February 8, 1999, the Company received an additional $2.5 million in cash under the provisions of the New 17% Notes, bringing the total amount due under the New 17% Notes to $15 million. Also on February 8, 1999, the maturity date for the New 17% Notes was changed from February 15, 1999 to February 16, 1999.

     On February 23, 1999, the New 17% Notes, including accrued interest, were exchanged for a replacement $16.3 million 14% Class B Senior Secured Note due June 30, 1999 (the "Class B Notes"). On February 25, 1999, the Company received $2.0 million in cash in exchange for the issuance and sale of a $2 million 14% Class A Senior Secured Notes due

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

June 30, 1999 (the "Class A Notes"). Interest on the Class A Notes and Class B Notes is payable upon maturity. The Class A Notes and Class B Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

12. REDEEMABLE PREFERRED STOCK

     In August 1997, the Board of Directors authorized the issuance of up to 150,000 shares of $1 par value preferred stock designated as 9% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A ("Series A 9% Preferred Stock"). In connection with the private placement offering in August 1997, described in Note 11, the Company issued 30,209 shares of its Series A 9% Preferred Stock to certain of its existing stockholders and their affiliates for an aggregate purchase price of $30.2 million.

     In October 1997, the Company issued an additional 15,000 shares of its Series A 9% Preferred Stock for an aggregate purchase price of $15.0 million.

     In February 1998, in conjunction with the initial public offering, all of the Company's outstanding 9% Preferred Stock and Series A Preferred Stock, including dividends accrued through the conversion date, were converted to 6,130,175 shares of Common Stock.

13. COMMON STOCK

     In February 1998, the Company issued and sold 8,600,000 shares of Common Stock (of which 600,000 shares were sold pursuant to the exercise of the underwriters' over-allotment option) in its initial public offering for net proceeds of approximately $127.0 million. In March 1998, the Company issued and sold 28,861 additional shares pursuant to the exercise of the underwriters' over-allotment option for net proceeds of $0.4 million.

     In August 1998, the Company adopted a Stockholder Rights Plan pursuant to which rights were distributed as a dividend at a rate of one Right for each share of Common Stock held by stockholders of record on August 24, 1998. The Rights are exercisable 10 days after certain events involving the acquisition of 15% or more of the Company's outstanding common stock or the commencement of a tender or exchange offer for at least 15% of the common stock, subject to certain exceptions. Upon the occurrence of such an event, each Right, unless redeemed by the Company, entitles the holder to receive, upon exercise and payment of the exercise price, common stock equal to twice the exercise price of the Right. The initial exercise price of a Right is $50, subject to adjustment. There are 1,000,000 shares of preferred stock reserved for issuance upon exercise of the Rights.

14. STOCK WARRANTS

     Pursuant to the 14% Senior Notes discussed in Note 11, the Company has 48,450 warrants outstanding at December 31, 1998. Each warrant can be exercised for 12.69 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring September 30, 2003. An additional 14,516 warrants outstanding at December 31, 1998 can be exercised for 10 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring August 15, 2004.

     Pursuant to the 14 5/8% Senior Notes discussed in Note 11, the Company has 472,440 warrants outstanding at December 31, 1998. Each warrant can be exercised for 1.34 shares of the Company's Common Stock at an exercise price of $0.01 per share. The warrants expire August 15, 2004.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

15. STOCK OPTION PLAN

     The Company has granted options to acquire shares of Common Stock to certain officers and other employees under the 1994 Stock Option Plan. These options generally become exercisable at a rate of 25% every six months over a period of two years after the date of grant, although with respect to certain grants no vesting occurs until twelve months after the grant date.

     In connection with the financing described in Note 11 and the issuance of the 9% Preferred Stock described in Note 12, the Company granted options to purchase 319,610 shares of Common Stock at an exercise price of $0.15 per share. These options were not issued under the 1994 Stock Option Plan, but rather, were issued pursuant to separate stock option agreements between the Company and the holders. Upon the conversion of the 9% Preferred Stock to Common Stock in 1998, 253,240 options became exercisable.

     In 1998 and 1997, the Board of Directors authorized the grant of options to purchase 1,248,900 and 993,400 shares, respectively, of Common Stock to substantially all non-executive officer employees of the Company and 807,500 and 1,137,000 shares, respectively, of Common Stock to the Company's executive officers and directors. These options have an exercise price ranging from $3.56 to $11.56. Options granted to directors vested 100% on the grant date. One third of all other options vested on February 9, 1998 or a year after the employee's hire date, whichever is later, with an additional one-third of the options vesting on each of the two anniversaries following the initial vesting date.

     Stock option transactions are summarized as follows:

                                          PRICE                      PRICE                      PRICE
                                           PER                        PER                        PER
                            1998          SHARE         1997         SHARE         1996         SHARE
                         ----------   -------------   ---------   ------------   ---------   ------------
>Outstanding at January
  1....................   3,245,540   $ 0.11 - 8.80   1,108,990   $0.11 - 8.80     190,500   $       0.11
Granted................   1,056,400    3.56 - 11.56   2,355,400    0.15 - 8.80   1,033,240    0.11 - 8.80
Exercised..............    (115,970)           0.15     (37,250)          0.11     (50,000)          0.11
Canceled...............  (1,753,650)    0.15 - 8.80    (181,600)          8.80     (64,750)          0.11
                         ----------   -------------   ---------   ------------   ---------   ------------
Outstanding at December
  31...................   2,432,320    0.11 - 11.56   3,245,540    0.11 - 8.80   1,108,990    0.11 - 8.80
                         ----------   -------------   ---------   ------------   ---------   ------------
Options exercisable at
  December 31..........   1,452,288    0.11 - 11.56     557,190    0.11 - 8.80     106,620    0.11 - 8.80
                         ==========   =============   =========   ============   =========   ============

     The following table summarizes information about options outstanding at December 31, 1998:

                                             WTD.
                                             AVG.            WTD.                             WTD.
RANGE OF                                   REMAINING         AVG.                             AVG.
EXERCISE                   NUMBER           LIFE OF        EXERCISE         NUMBER          EXERCISE
PRICE                    OUTSTANDING       CONTRACT         PRICE         EXERCISABLE        PRICE
--------                 -----------       ---------       --------       -----------       --------
$0.11 to $4.80              819,520        7.64 yrs         $ 0.15           809,520         $ 0.15
$4.81 to $8.80            1,575,300        5.96 yrs           8.78           605,268           8.80
$8.80 to $11.56              37,500        6.41 yrs          11.56            37,500          11.56
                          ---------                                        ---------
                          2,432,320                                        1,452,288
                          =========                                        =========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

     For proforma information regarding net loss and loss per share, the fair value for the options awarded in 1998 and 1997 was estimated as of the date of the grant using the minimum value valuation model with the following weighted average assumptions for 1998 and 1997, respectively: risk-free interest rates of 5.34% and 6.15%; dividend yields of 0%; and an expected life of the option of ten years. The weighted average fair value per share of options granted in 1998 and 1997 was $2.12 and $3.64, respectively.

     For purposes of proforma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Therefore, in the year of adoption and subsequently affected years, the effect of applying SFAS No. 123 for providing proforma loss and loss per share are not likely to be representative of the effects on reported income or loss in future years.

     Had compensation cost for these plans been determined based on the fair value at the grant dates for awards as prescribed by SFAS No. 123, proforma net loss to common shareholders (in thousands) and loss per common share for the years ended December 31, 1998 and 1997 would have been:

                                                       1998         1997
                                                     ---------    ---------
Proforma net loss to common stockholders...........  $(278,572)   $(114,609)
Proforma net loss per common share -- basic and
  diluted..........................................  $  (13.14)   $  (15.90)

     The effect on the Company's reported net loss, on a proforma basis, was not material for 1996.

16. EMPLOYEE BENEFIT PLAN

     On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made contributions to the plan of approximately $414,000 in 1998 and made no contributions to the plan in 1997 or 1996.

17. INCOME TAXES

     The Company incurred net losses of $275.2 million, $109.9 million and $25.0 in 1998, 1997 and 1996, respectively. Accordingly, no provision for current federal or state income taxes has been made to the financial statements.

     The Company's deferred tax asset components at December 31 comprise (in thousands):

                                                        1998         1997
                                                      ---------    --------
Net operating loss carry-forwards...................  $ 129,947    $ 57,977
Accrued liabilities and asset valuation reserves....     15,349       1,715
Amortization of intangibles.........................         74         146
Subtotal............................................    145,370      59,838
Valuation allowance.................................   (145,370)    (59,838)
                                                      ---------    --------
          Total.....................................  $      --    $     --
                                                      =========    ========

     As of December 31, 1998 and 1997, the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapse. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

     At December 31, 1998, the Company had net operating loss carry-forwards for income tax purposes of approximately $351.2 million. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1998, $26.3 million can be applied only against future taxable income of the Company's subsidiary, USNCN.

18. COMMITMENTS

     In 1995 and 1996, the Company entered into agreements with two non-affiliated telecommunications companies ("TelCos") to allow the Company to resell the TelCos' local telephone service in various regional markets. The agreements have terms of up to ten years and contain minimum purchase commitments of local access lines, ranging from zero to 150,000 lines. These commitments are measured by the number of lines in place on the last day of each 12-month period. The agreements allow for ramp-up periods and carryover pools for shortfalls or excesses before any commitment levels are required to be met. So long as the Company maintains cumulative net shortfalls lower than established caps, no payments will be due to the TelCos other than for normal usage, access and related charges. Even if no lines were sold by the Company, the earliest required payment for any shortfall amount is in 2000.

     In July 1996, the Company entered into an agreement with a third telecommunications company to allow the Company to resell long-distance telephone service. The agreement is for a term of 33 months and contains an annual purchase commitment of $12 million, with a minimum monthly commitment of $600,000 to qualify for the contract rates. This agreement was amended in 1998 to extend the term to 35 months, increase the revenue commitment for the last 12 months to $24 million and increase the minimum monthly commitment to $1.2 million to qualify for the contract rates. The agreement allows for a ramp-up period before commitment levels are required to be met.

     In 1994, USNCN executed an exclusive agreement with a non-affiliated telecommunications company ("TelCo One"), whereby TelCo One allows USNCN to establish a local private network on its infrastructure in which to provide service to customers. Under this agreement, TelCo One provides network maintenance and access to telephone switches. The initial term of the agreement expires in 2004.

     Although no measurement date for the purchase commitments has been reached, the Company would not have met the minimum purchase levels at December 31, 1998. No provisions have been made for potential losses which may be incurred due to the Company's inability to fulfill any purchase commitments.

19. LEGAL MATTERS

     The Company is defendant in a class action lawsuit alleging the violation of state and federal securities laws in connection with the Company's initial public offering and subsequent

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES events. In addition, the Company is a defendant in various lawsuits arising out of the ordinary course of business, as well as various collection lawsuits in the period preceding the Filing. All of these lawsuits have been stayed as a result of applicable provisions of the Bankruptcy Code by virtue of the Filing.

20. YEAR 2000 (UNAUDITED)

     Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, there can be no assurance that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third party software and hardware technology.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 31,
                                                                1999
                                                              ---------
                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   6,887
  Accounts receivable, net..................................     15,905
  Net assets of discontinued operations held for sale.......     19,259
  Other current assets......................................      2,163
                                                              ---------
          Total current assets..............................     44,214
Property and equipment, net.................................     10,640
Other assets................................................      8,606
                                                              ---------
          Total assets......................................  $  63,460
                                                              =========

             LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES:
  Accounts payable..........................................  $   4,261
  Accrued expenses and other current liabilities............      1,257
  Senior Secured Note.......................................     18,330
                                                              ---------
          Total current liabilities.........................     23,848
LIABILITIES SUBJECT TO COMPROMISE
  Accounts payable and accrued expenses.....................     62,275
  Capital lease obligations and notes payable...............    211,857
                                                              ---------
          Total liabilities subject to compromise...........    274,132
COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 23,585,741 shares issued...................        235
  Additional paid-in capital................................    260,253
  Treasury stock, 10,000 shares.............................         (1)
  Accumulated deficit.......................................   (495,007)
                                                              ---------
          Total common stockholders' deficit................   (234,520)
                                                              ---------
Total liabilities and common stockholders' deficit..........  $  63,460
                                                              =========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                              1999            1998
                                                          ------------    ------------
Net Service Revenue.....................................  $    24,496     $    32,421
Cost of Services........................................       22,458          26,637
                                                          -----------     -----------
  Gross profit..........................................        2,038           5,784
EXPENSES:
  Sales and marketing...................................        3,347          24,425
  General and administrative............................       15,822          20,088
                                                          -----------     -----------
Operating Loss..........................................      (17,131)        (38,729)
OTHER INCOME (EXPENSE):
  Interest income.......................................           --           1,568
  Interest expense......................................       (5,389)         (7,062)
  Other income (expense)................................         (547)              3
                                                          -----------     -----------
  Other income (expense)-- net..........................       (5,936)         (5,491)
                                                          -----------     -----------
Net Loss Before Reorganization Items....................  $   (23,067)    $   (44,220)
                                                          ===========     ===========
REORGANIZATION ITEMS:
  Interest income.......................................  $       141              --
  Professional fees.....................................       (1,607)             --
  Write-off of debt acquisition costs...................      (24,806)             --
                                                          -----------     -----------
          Total reorganization expense..................      (26,272)             --
                                                          -----------     -----------
Net Loss................................................  $   (49,339)    $   (44,220)
                                                          ===========     ===========
Preferred Dividends.....................................           --     $       579
                                                          ===========     ===========
Net Loss to Common Shareholders -- Basic and Diluted....  $   (49,339)    $   (44,799)
                                                          ===========     ===========
Net Loss Per Common Share -- Basic and Diluted..........  $     (2.09)    $     (3.12)
                                                          ===========     ===========
Weighted Average Common Shares Outstanding -- Basic and
  Diluted...............................................   23,585,741      14,366,749
                                                          ===========     ===========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
       CONDENSED CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               COMMON
                                               ADDITIONAL    STOCK HELD
                                     COMMON     PAID-IN          IN         ACCUMULATED
                                     STOCK      CAPITAL       TREASURY        DEFICIT        TOTAL
                                     ------    ----------    -----------    -----------    ---------
BALANCE, DECEMBER 31, 1998.........   $235      $260,227         $(1)        $(445,668)    $(185,207)
Compensation expense on stock
  options..........................                   26                                          26
Net loss...........................                                            (49,339)      (49,339)
                                      ----      --------         ---         ---------     ---------
Balance, March 31, 1999............   $235      $260,253         $(1)        $(495,007)    $(234,520)
                                      ====      ========         ===         =========     =========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(49,339)   $(44,220)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation..............................................     2,880       2,152
  Amortization..............................................        50          63
  Non-cash interest on debt obligations.....................     5,352       7,017
  Provision for losses on accounts receivable...............     1,330       2,442
  Stock compensation award expense..........................        26         173
  Loss on disposal of property and equipment................       547          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................     7,667     (19,559)
     Other assets...........................................       214        (269)
     Accounts payable.......................................     3,640       2,868
     Accrued expenses.......................................      (858)      9,089
  Changes in reorganization items:
     Reorganization expense.................................    26,272          --
     Payments of reorganization costs.......................    (1,607)         --
                                                              --------    --------
          Net cash flows from operating activities..........    (3,826)    (40,244)
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits....................................................        92      (1,390)
Purchase of property and equipment..........................        --      (5,763)
Purchase of subsidiary, net of cash acquired................        --     (69,054)
                                                              --------    --------
          Net cash flows from investing activities..........        92     (76,207)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Notes..................................     7,000          --
Issuance of common stock....................................        --     138,068
Costs incurred related to issuance of stock.................        --     (10,764)
Proceeds from Consent Convertible Notes.....................        --      10,000
Repayment of capital lease obligations and notes payable....      (146)       (144)
                                                              --------    --------
          Net cash flows from financing activities..........     6,854     137,160
                                                              --------    --------
Net Increase in Cash........................................     3,120      20,709
Cash and Cash Equivalents -- Beginning of Period............     3,767      87,454
                                                              --------    --------
Cash and Cash Equivalents -- End of Period..................  $  6,887    $108,163
                                                              ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of preferred stock to common stock...............        --    $ 57,856
                                                              ========    ========
Dividends paid in kind......................................        --    $  2,095
                                                              ========    ========
Declared dividends..........................................        --    $    579
                                                              ========    ========
Capital lease obligations incurred..........................        --    $    288
                                                              ========    ========
Cash paid for interest......................................  $     33    $     45
                                                              ========    ========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited, condensed consolidated financial statements of USN Communications, Inc. (the "Company") included herein have been prepared in accordance with generally accepted accounting principles for interim financial information. The interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 1998 and the notes thereto. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2. CHAPTER 11 PROCEEDINGS

     On February 18, 1999, (the "Petition Date") the Company and certain of its subsidiaries filed voluntary petitions for reorganization (the "Filing") under Chapter 11 ("Chapter 11") of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor in possession while it develops a plan of reorganization. As a debtor in possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notices and hearing, of the Bankruptcy Court.

     On April 2, 1999, the Bankruptcy Court authorized the Company to (1) sell substantially all of the Company's assets, excluding USN Wireless, Inc. to CoreComm Limited for approximately $27 million in cash, warrants to purchase 350,000 shares of CoreComm Limited common stock and a contingent payment based on future operating results that caps the total consideration at $85 million, and (2) sell the capital stock of USN Wireless, Inc. The closing of the sale of assets to CoreComm Limited occurred on May 26, 1999. The Company continues to own the capital stock of USN Wireless, Inc.

     As a result of the Filing, the Company is currently in default under of all of its debt agreements in effect prior to the Petition Date. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid prepetition interest is prohibited during the pendency of the Company's Chapter 11 case without the approval of the Bankruptcy Court. The Bankruptcy Court has authorized the payment, by the Company, of the Company's $15 million aggregate principal amount of prepetition senior secured notes with a $20 million debtor-in-possession financing facility. The debtor-in-possession financing facility was discharged with a portion of the proceeds from the sale of assets to CoreComm Limited.

     The accompanying condensed consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result should the Company be unable to continue as a going concern, other than the discontinuation of interest expense subsequent to the filing date of approximately $3.8 million. The Company's recurring losses from operations and the related Chapter 11 filing raise substantial doubt about its ability to continue as a going concern.

     Because the Company sold assets and may sell additional assets, and as a result of the Chapter 11 case, the Company may liquidate or settle liabilities for amounts other than those

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of these matters.

3. FINANCIAL REPORTING FOR BANKRUPTCY PROCEEDINGS

     The American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy code" ("SOP 90-7"), provides guidance for financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize under Chapter 11 of the Bankruptcy Code.

     Under SOP 90-7, the financial statements of an entity in a Chapter 11 reorganization proceeding should distinguish transactions and events that are directly associated with the reorganization from those of the operations of the ongoing business as it evolves. Accordingly, SOP 90-7 requires the following financial reporting/accounting treatments in respect of each of the financial statements.

  Consolidated Balance Sheet

     The balance sheet separately classifies pre-petition liabilities subject to compromise (generally unsecured and undersecured claims) and post-petition liabilities not subject to compromise (fully secured claims). The Senior Secured Notes, of which $15.3 million is pre-petition, have been presented as not subject to compromise (see Note 2). Pre-petition liabilities are reported on the basis of the expected amount of such allowed claims, as opposed to the amounts for which those allowed claims may be settled. Under an approved final plan of reorganization, those claims may be settled at amounts substantially less than their allowed amounts.

     When a liability subject to settlement becomes an allowed claim and that claim differs from the net carrying amount of the liability, the net carrying amount is adjusted to the amount of the allowed claim. The resulting gain or loss is classified as a reorganization item in the Consolidated Statement of Operations.

  Consolidated Statements of Operations

     Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the Consolidated Statement of Operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed claim.

  Consolidated Statements of Cash Flows

     Reorganization items are reported separately within the operating, investing and financing categories of the Consolidated Statement of Cash Flows.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

4. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                               MARCH 31,
                                                                 1999
                                                              (UNAUDITED)
                                                              -----------
Billed......................................................    $25,041
Unbilled....................................................      8,768
                                                                -------
Gross accounts receivable...................................     33,809
Allowance for doubtful accounts.............................    (17,904)
                                                                -------
Net accounts receivable.....................................    $15,905
                                                                =======

     Unbilled accounts receivable comprises access charges, features and usage for revenue earned but not yet billed to customers. A majority of the unbilled accounts receivable were billed within 30 days after the March 31, 1999.

5. NET ASSETS OF DISCONTINUED OPERATIONS

     The USN Wireless, Inc. business has been classified as discontinued operations in the accompanying financial statements. On April 2, 1999, the Bankruptcy Court approved the asset sale of USN Wireless, Inc.

     The net assets of discontinued operations are summarized as follows (in thousands):

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Current assets..............................................     $  9,223
Fixed assets................................................        1,521
Goodwill and other intangibles, net of amortization.........       59,681
Current liabilities.........................................       (9,422)
Provision for estimated loss on sale of discontinued
  operations................................................      (41,744)
                                                                 --------
Net assets of discontinued operations.......................     $ 19,259
                                                                 ========

6. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                              MARCH 31, 1999
                                                                (UNAUDITED)
                                                              ---------------
Furniture and equipment.....................................     $  9,221
Computer hardware...........................................       11,476
Computer software...........................................        8,504
Leasehold improvements......................................        5,755
                                                                 --------
                                                                   34,956
Less accumulated depreciation...............................      (15,125)
Less impairment reserve.....................................       (9,191)
                                                                 --------
          Total.............................................     $ 10,640
                                                                 ========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

7. OTHER ASSETS

     Other assets consist of the following (in thousands):

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Deposits....................................................      $8,191
Licensing agreement, net of accumulated amortization $211...         189
Other.......................................................         226
                                                                  ------
          Total.............................................      $8,606
                                                                  ======

8. NOTES PAYABLE

     On November 18, 1998, the Company received approximately $10 million in cash in exchange for the issuance and sale of a $10 million 17% Senior Secured Note ("17% Note") due January 15, 1999. Interest was payable upon the maturity of the 17% Note. The 17% Note was secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On January 20, 1999, the 17% Note was cancelled in exchange for a replacement $10.0 million 17% Senior Secured Note due February 15, 1999, and the Company received an additional $2.5 million in cash in exchange for a new $2.5 million 17% Senior Secured Note due February 15, 1999 (collectively the "New 17% Notes"). Interest on the New 17% Notes was payable in cash upon maturity. As was the case with the 17% Note, the New 17% Notes were secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On February 8, 1999, the Company received an additional $2.5 million in cash under the provisions of the New 17% Notes, bringing the total amount due under the New 17% Notes to $15 million. Also on February 8, 1999, the maturity date for the New 17% Notes was changed from February 15, 1999 to February 16, 1999.

     On February 23, 1999, the New 17% Notes, including accrued interest, were exchanged for a replacement $16.3 million 14% Class B Senior Secured Note due June 30, 1999 (the "Class B Notes"). On February 25, 1999, the Company received $2.0 million in cash in exchange for the issuance and sale of a $2 million 14% Class A Senior Secured Notes due June 30, 1999 (the "Class A Notes"). Interest on the Class A Notes and Class B Notes is payable upon maturity. The Class A Notes and Class B Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

9. LEGAL MATTERS

     The Company is defendant in a class action lawsuit alleging the violation of state and federal securities laws in connection with the Company's initial public offering and subsequent events. In addition, the Company is a defendant in various lawsuits arising out of the ordinary course of business, as well as various collection lawsuits in the period preceding the Filing. All of these lawsuits have been stayed as a result of applicable provisions of the Bankruptcy Code by virtue of the Filing.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. THIS PROSPECTUS MAY BE DELIVERED TO YOU AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, YOU SHOULD REALIZE THAT THE AFFAIRS OF CORECOMM LIMITED MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS WILL NOT REFLECT SUCH CHANGES. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE NOTES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE NOTES IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................    8
Use of Proceeds.....................   21
Price Range of Common Stock.........   21
Dividend Policy.....................   21
Capitalization......................   22
Unaudited Pro Forma Financial
  Information.......................   23
Selected Consolidated Financial
  Data..............................   27
Management's Discussion and Analysis
  of Financial Condition and results
  of Operations.....................   29
Business............................   37
Regulation..........................   61
Management..........................   69
Security Ownership..................   75
Selling Securityholders.............   77
Certain Relationships and Related
  Transactions......................   80
Description of Convertible Notes....   82
Description of Capital Stock........  100
Description of Our Other
  Indebtedness......................  107
Certain United States Federal Income
  Tax Considerations................  108
Plan of Distribution................  113
Enforceability of Civil
  Liabilities.......................  114
Legal Matters.......................  114
Experts.............................  114
Where You Can Find More
  Information.......................  115
Incorporation of Documents by
  Reference.........................  116
Disclosure Regarding Forward-looking
  Statements........................  117
Index to Financial Statements.......  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 6% CONVERTIBLE
                                  SUBORDINATED
                                 NOTES DUE 2006

                                 AND SHARES OF
                                  COMMON STOCK

                                CORECOMM LIMITED
                              --------------------

                                   PROSPECTUS

                              --------------------
                                            , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies), payable by the registrant in connection with the sale of the 6% Convertible Subordinated Notes due 2006 being registered and the common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

SEC registration fee........................................  $ 48,650
Nasdaq National Market listing fee..........................    17,500
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   175,000
Printing and engraving fees.................................   155,000
Miscellaneous expenses......................................    78,850
                                                              --------
          Total.............................................  $625,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 98 of the Bermuda Act provides, in general, that a corporation shall have the power to indemnify a director or officer of a company in respect of any loss or liability incurred by the director or officer in relation to any negligence, default, breach of duty or breach of trust in relation to the company except where the loss or liability arises due to the fraud or dishonesty of the director or officer.

     Section 98A of the Bermuda Act provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's negligence, default, breach of duty or breach of trust.

     CoreComm's by-laws 148 and 149 (incorporated by reference herein) provide for indemnification of directors, officers and other persons as follows:

     148. Subject to the proviso below, every director, officer of CoreComm and member of a committee constituted under by-law 104 and any resident representative shall be indemnified out of the funds of the company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer, committee member or resident representative and the indemnity contained in this by-law shall extend to any person acting as a director, officer, committee member or resident representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained in this by-law shall not extend to any matter which would render it void pursuant to the Bermuda Act.

     149. Every director, officer, member of a committee duly constituted under by-law 104 or resident representative of the company shall be indemnified out of the funds of CoreComm against all liabilities incurred by him as such director, officer, committee member or resident representative in defending any proceedings, whether civil or criminal, in which judgement is given in his favor, or in which he is acquitted, or in connection with any application under the Bermuda Act in which relief from liability is granted to him by the court.

     By-law 152 of CoreComm's by-laws (incorporated by reference herein) provides that:

     152. Subject to the Bermuda Act, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to by-laws 148 and 149 shall be paid by

     CoreComm in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to by-laws 148 and 149 provided that no monies shall be paid hereunder unless payment of the same shall be authorized in the specific case upon a determination that indemnification of the director or officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

     (a) by the board, by a majority vote at a meeting duly constituted by a quorum of directors not party to the proceedings or matter with regard to which the indemnification is or would be, claimed; or

     (b) in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

     (c) by a majority vote of the shareholders.

     Each shareholder of the company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by CoreComm as aforesaid and when made by CoreComm under this by-law 152 are made to meet expenditures incurred for the purpose of enabling such director, officer, or member of a committee duly constituted under by-law 104 in properly perform his or her duties as an officer of CoreComm.

     The directors and officers of the CoreComm are covered by a policy of liability insurance.

     Pursuant to the registration rights agreement entered into in connection with the issuance of the convertible notes, the selling securityholders have agreed to indemnify CoreComm's directors and its officers who sign the registration statement against certain civil liabilities, including certain liabilities under the Securities Act. Alternatively, such directors and officers may be entitled to contribution in connection with those liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT                            DESCRIPTION
-------                            -----------
   3.1     Memorandum of Association of CoreComm Limited (incorporated by reference to Exhibit 3.1 to CoreComm Limited's Form
           10-12G, File No. 0-24521)
   3.2     By-laws of CoreComm Limited (incorporated by reference to
           Exhibit 3.2 to CoreComm Limited's Form 10-12G, File No.
           0-24521)
   4.1     Rights Agreement between CoreComm and Continental Stock
           Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to CoreComm Limited's Form 10-12G,
           File No. 0-24521)
   4.2     Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to CoreComm Limited's Form 10-12G, File No.
           0-24521)
   4.3     Indenture, dated October 6, 1999, between CoreComm Limited and The Chase Manhattan Bank, as Trustee
   4.4     Registration Rights Agreement, dated October 6, 1999,
           between CoreComm Limited and the initial purchasers of the convertible notes
   5.1*    Opinion of Appleby, Spurling & Kempe as to the legality of the shares of CoreComm Limited common stock being registered hereby
   5.2*    Opinion of Paul, Weiss, Rifkind, Wharton & Garrision as the
           legality of the convertible notes of CoreComm Limited being registered hereby
   8.1     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
           tax matters
  12.1     Statement regarding computation of ratios
  23.1     Consent of Ernst & Young LLP with respect to CoreComm
           Limited
  23.2     Consent of Ernst & Young LLP with respect to OCOM
           Corporation Telecoms Division
  23.3     Consent of Ernst & Young LLP with respect to USN
           Communications, Inc.
  23.4     Consent of KPMG LLP

EXHIBIT                            DESCRIPTION
-------                            -----------
  23.5     Consent of Deloitte & Touche LLP
  23.6*    Consent of Paul, Weiss, Rifkind, Wharton & Garrison
           (included in Exhibits 5.2 and 8.1 and incorporated herein by reference)
  23.7*    Consent of Appleby, Spurling & Kempe (included in Exhibit
           5.1 and incorporated herein by reference)
  24.1     Power of Attorney (included on the signature page hereto)
  25.1     Statement of Eligibility of Trustee on Form T-1
  27.1     Financial Data Schedule of CoreComm Limited

---------------
* To be filed by amendment.

  ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 1st day of November, 1999.

                                          CORECOMM LIMITED

                                          By:    /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                              Richard J. Lubasch
                                              Senior Vice President --
                                              General Counsel and Secretary

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Richard J. Lubasch and J. Barclay Knapp and each of them as attorneys-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with the Securities and Exchange Commission or any regulatory authority.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

/s/ GEORGE S. BLUMENTHAL                             Chairman of the Board            November 1, 1999
---------------------------------------------------
George S. Blumenthal

/s/ J. BARCLAY KNAPP                                 President, Chief Executive and   November 1, 1999
---------------------------------------------------    Financial Officer and
J. Barclay Knapp                                       Director (principal executive
                                                       and financial officer)

/s/ GREGG GORELICK                                   Vice President -- Controller     November 1, 1999
---------------------------------------------------    and Treasurer (principal
Gregg Gorelick                                         accounting officer)

/s/ SIDNEY R. KNAFEL                                 Director                         November 1, 1999
---------------------------------------------------
Sidney R. Knafel

/s/ TED H. MCCOURTNEY                                Director                         November 1, 1999
---------------------------------------------------
Ted H. McCourtney

/s/ DEL MINTZ                                        Director                         November 1, 1999
---------------------------------------------------
Del Mintz

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
/s/ WARREN POTASH                                    Director                         November 1, 1999
---------------------------------------------------
Warren Potash

/s/ ALAN J. PATRICOF                                 Director                         November 1, 1999
---------------------------------------------------
Alan J. Patricof

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION                             PAGE
-------                           -----------                             ----
   3.1    Memorandum of Association of CoreComm Limited (incorporated by reference to Exhibit 3.1 to CoreComm Limited's Form
          10-12G, File No. 0-24521)
   3.2    By-laws of CoreComm Limited (incorporated by reference to
          Exhibit 3.2 to CoreComm Limited's Form 10-12G, File No.
          0-24521)
   4.1    Rights Agreement between CoreComm and Continental Stock
          Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to CoreComm Limited's Form 10-12G,
          File No. 0-24521)
   4.2    Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to CoreComm Limited's Form 10-12G, File No.
          0-24521)
   4.3    Indenture, dated October 6, 1999, between CoreComm Limited and The Chase Manhattan Bank, as Trustee
   4.4    Registration Rights Agreement, dated October 6, 1999,
          between CoreComm Limited and the initial purchasers of the convertible notes
   5.1*   Opinion of Appleby, Spurling & Kempe as to the legality of the shares of CoreComm Limited common stock being registered hereby
   5.2*   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
          the legality of the convertible notes of CoreComm Limited
          being registered hereby
   8.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to
          tax matters
  12.1    Statement regarding computation of ratios
  23.1    Consent of Ernst & Young LLP with respect to CoreComm
          Limited
  23.2    Consent of Ernst & Young LLP with respect to OCOM
          Corporation Telecoms Division
  23.3    Consent of Ernst & Young LLP with respect to USN
          Communications, Inc.
  23.4    Consent of KPMG LLP
  23.5    Consent of Deloitte & Touche LLP
  23.6*   Consent of Paul, Weiss, Rifkind, Wharton & Garrison
          (included in Exhibits 5.2 and 8.1 and incorporated herein by reference)
  23.7*   Consent of Appleby, Spurling & Kempe (included as part of
          its opinion filed as Exhibit 5.1 and incorporated herein by reference)
  24.1    Power of Attorney (included on the signature page hereto)
  25.1    Statement of Eligibility of Trustee on Form T-1
  27.1    Financial Data Schedule of CoreComm Limited

---------------
* To be filed by amendment.